Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CRESCENT ENERGY COMPANY,

ARTEMIS ACQUISITION HOLDINGS INC.

ARTEMIS MERGER SUB INC.,

ARTEMIS MERGER SUB II LLC,

AND

SILVERBOW RESOURCES, INC.

May 15, 2024

i

Exhibit A	—	Form of Amended and Restated Certificate of Incorporation

Agreement and Plan of Merger

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into on May 15, 2024, by and among Crescent Energy Company, a Delaware corporation (“Parent”), Artemis Acquisition Holdings Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Artemis Holdings”), Artemis Merger Sub Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub Inc.”), Artemis Merger Sub II LLC, a Delaware limited liability company and a direct wholly-owned Subsidiary of Artemis Holdings (“Merger Sub LLC” and, together with Parent, Artemis Holdings and Merger Sub Inc., the “Parent Parties”), and SilverBow Resources, Inc., a Delaware corporation (the “Company”).

Recitals

WHEREAS, the Parent Parties and the Company intend to effect (i) at the Initial Merger Effective Time, the merger (the “Initial Merger”) of Merger Sub Inc. with and into the Company, with the Company surviving the Initial Merger as the Initial Surviving Corporation in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), and (ii) immediately following the Initial Merger, the merger (the “Subsequent Merger” and, together with the Initial Merger, the “Mergers”) of the Initial Surviving Corporation with and into Merger Sub LLC, with Merger Sub LLC surviving the Subsequent Merger as the Subsequent Surviving Company in accordance with this Agreement, the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are in the best interests of, and are advisable to, the Company and the holders of shares of Company Common Stock (the “Company Stockholders”), (ii) approved and declared advisable this Agreement, the Mergers and the other transactions contemplated by this Agreement and (iii) resolved to recommend that the Company Stockholders adopt this Agreement (the recommendation referred to in this clause (iii), the “Company Recommendation”);

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously (i) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are in the best interests of, and advisable to, Parent and the holders of shares of Parent Common Stock (the “Parent Stockholders”), (ii) approved and declared advisable this Agreement, the Mergers and the other transactions contemplated by this Agreement and (iii) resolved to recommend that the Parent Stockholders approve the issuance of shares of Parent Class A Common Stock in connection with the Initial Merger (the “Stock Issuance” and the recommendation referred to in this clause (iii), the “Parent Recommendation”);

WHEREAS, the Board of Directors of Merger Sub Inc. has unanimously (i) determined that this Agreement, the Initial Merger and the other transactions contemplated by this Agreement are in the best interests of, and advisable to, Merger Sub Inc. and its sole stockholder, (ii) approved and declared advisable this Agreement, the Initial Merger and the other transactions contemplated by this Agreement and (iii) submitted this Agreement to Parent, as sole stockholder of Merger Sub Inc., for adoption thereby and recommended that Parent, as sole stockholder of Merger Sub Inc., adopt and approve this Agreement, the Initial Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of Artemis Holdings, on behalf of Artemis Holdings in its individual capacity and in its capacity as the sole member of Merger Sub LLC, has approved, adopted and declared advisable this Agreement;

WHEREAS, Parent has obtained the Parent Preferred Stockholder Approval (as defined below), in accordance with the Parent Organizational Documents, by written consent;

WHEREAS, as an inducement to each of Parent and the Company entering into this Agreement, concurrently with the execution and delivery of this Agreement, the Company is entering into voting and support agreements with each of Independence Energy Aggregator L.P., KKR Upstream Associates LLC, PT Independence Energy Holdings LLC and John Goff (the “Voting Agreements”), pursuant to which, among other things, each of such Persons has agreed, subject to the terms of the Voting Agreements, to vote all of its Parent Common Stock in accordance with the terms of the Voting Agreements;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and KKR Energy Assets Manager LLC have entered into an amendment to the Management Agreement with respect to the effect of the Stock Issuance on the Management Fee (as defined in the Management Agreement);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers, taken together, constitute an integrated plan and qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Reorganization Treatment”), and that this Agreement constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a); and

WHEREAS, the Parent Parties and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter set forth, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The Mergers. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, as applicable:

(a) at the Initial Merger Effective Time, Merger Sub Inc. shall be merged with and into the Company, and the separate corporate existence of Merger Sub Inc. shall cease, and the Company shall continue as the surviving corporation in the Initial Merger (in such capacity, the “Initial Surviving Corporation”) as a direct wholly-owned Subsidiary of Parent; and

(b) at the Subsequent Merger Effective Time, the Initial Surviving Corporation shall be merged with and into Merger Sub LLC, and the separate corporate existence of the Initial Surviving Corporation shall cease, and Merger Sub LLC shall continue as the surviving company in the Subsequent Merger (in such capacity, the “Subsequent Surviving Company”) as a direct wholly-owned Subsidiary of Artemis Holdings.

Section 1.2 Effect of the Mergers.

(a) At the Initial Merger Effective Time, the Initial Merger shall have the effects set forth in this Agreement, the Initial Certificate of Merger and the applicable provisions of the DGCL. At the Initial Merger Effective Time, all of the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub Inc. shall vest in the Initial Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub Inc. shall become the debts, liabilities and duties of the Initial Surviving Corporation.

(b) At the Subsequent Merger Effective Time, the Subsequent Merger shall have the effects set forth in this Agreement, the Subsequent Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. At the Subsequent Merger Effective Time, all of the properties, rights, privileges, immunities, powers and franchises of Merger Sub LLC and the Initial Surviving Corporation shall vest in the Subsequent Surviving Company and all debts, liabilities and duties of Merger Sub LLC and the Initial Surviving Corporation shall become the debts, liabilities and duties of the Subsequent Surviving Company.

Section 1.3 Closing.

(a) The closing of the Mergers (the “Closing”) shall take place by the exchange of documents by “portable document format” or other electronic means on a date to be mutually agreed upon by Parent and the Company (the “Closing Date”), which date shall be no later than the second Business Day after the conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or such other time as Parent and the Company shall mutually agree.

(b) As soon as practicable following the Closing, the Company and Parent shall cause a certificate of merger for the Initial Merger (the “Initial Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Initial Merger shall become effective upon such filing and acceptance of the Initial Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as agreed by Parent and the Company and as set forth in the Initial Certificate of Merger (the “Initial Merger Effective Time”). As soon as practicable following the Closing, the Company and Parent shall cause a certificate of merger for the Subsequent Merger (the “Subsequent Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA. The Subsequent Merger shall become effective one minute after the Initial Merger Effective Time, which shall be set forth in the Subsequent Certificate of Merger (the “Subsequent Merger Effective Time”).

Section 1.4 Organizational Documents of the Initial Surviving Corporation and the Subsequent Surviving Company.

(a) At the Initial Merger Effective Time, the certificate of incorporation of the Initial Surviving Corporation shall be amended and restated in its entirety pursuant to the Initial Merger to be in the form attached hereto as Exhibit A. At the Initial Merger Effective Time, the parties shall take the necessary actions so that the bylaws of the Initial Surviving Corporation are amended and restated to be the same as the bylaws of Merger Sub Inc. in effect immediately prior to the Initial Merger Effective Time, until thereafter amended as required by applicable Law or in accordance with the provisions thereof and Section 5.8.

(b) At the Subsequent Merger Effective Time, the certificate of formation and limited liability company agreement of Merger Sub LLC in effect immediately prior to the Subsequent Merger Effective Time shall constitute the certificate of formation and limited liability company agreement of the Subsequent Surviving Company, until thereafter amended as required by applicable Law or in accordance with the provisions thereof and Section 5.8.

Section 1.5 Directors and Officers of the Initial Surviving Corporation and Officers of the Subsequent Surviving Company.

(a) Subject to applicable Law, the parties shall take the necessary actions so that the directors and officers of Merger Sub Inc. immediately prior to the Initial Merger Effective Time shall be the initial directors and initial officers, respectively, of the Initial Surviving Corporation from and after the Initial Merger Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

(b) Subject to applicable Law, the parties shall take the necessary actions so that the officers of Merger Sub LLC immediately prior to the Subsequent Merger Effective Time shall be the initial officers of the Subsequent Surviving Company from and after the Subsequent Merger Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.6 Effect on Equity Interests.

(a) At the Initial Merger Effective Time, by virtue of the Initial Merger and without any further action on the part of Parent, Merger Sub Inc., the Company or any holder of capital stock thereof:

(i) each share of capital stock of Merger Sub Inc. issued and outstanding immediately prior to the Initial Merger Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Initial Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Initial Surviving Corporation immediately following the Initial Merger Effective Time and all certificates representing the common stock of Merger Sub Inc. shall be deemed for all purposes to represent the number of shares of common stock of the Initial Surviving Corporation into which they were converted in accordance with this clause (i);

(ii) each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) held immediately prior to the Initial Merger Effective Time (A) by Parent, Artemis Holdings, Merger Sub Inc. or Merger Sub LLC or held in treasury by the Company shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor, and (B) by any wholly-owned Subsidiary of Parent (other than Artemis Holdings, Merger Sub Inc. or Merger Sub LLC) or any wholly-owned Subsidiary of the Company shall automatically be converted into such number of shares of Parent Class A Common Stock equal to the Stock Election Consideration (the shares referenced in clause (A) and (B) collectively, the “Excluded Shares”); and

(iii) subject to Section 1.6(c) and Section 1.6(d), each share of Company Common Stock issued and outstanding (other than Excluded Shares) immediately prior to the Initial Merger Effective Time shall be converted into the right to receive from Parent one of the following forms of consideration (such consideration, collectively, the “Merger Consideration”):

(1) Mixed Election Share. Each share of Company Common Stock with respect to which an election to receive mixed consideration (a “Mixed Election”) has been made and not revoked or lost pursuant to Section 1.13 (each, a “Mixed Consideration Election Share”) shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the “Mixed Consideration”) of (A) 1.866 shares (the “Mixed Election Stock Exchange Ratio”) of Class A common stock, par value $0.0001 per share, of Parent (the “Parent Class A Common Stock”) and (B) $15.31 in cash (the “Mixed Election Cash Consideration”), without any interest thereon and subject to any withholding Taxes required by applicable Law in accordance with Section 1.12.

(2) Cash Election Share. Each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been made and not revoked or lost pursuant to Section 1.13 (each, a “Cash Election Share”) shall be converted (provided, that the Available Cash Election Amount equals or exceeds the Cash Election Amount) into the right to receive $38.00 in cash (the “Cash Election Consideration”), without any interest thereon and subject to any withholding Taxes required by applicable Law in accordance with Section 1.12; provided, however, that if (A) the product of the number of Cash Election Shares and the Cash Election Consideration (such product, the “Cash Election Amount”) exceeds (B) (I) $400,000,000 minus (II) the product of the number of Mixed Consideration Election Shares and the Mixed Election Cash Consideration (such results of the calculations in this clause (B) being the “Available Cash Election Amount”), then each Cash Election Share shall be converted into the right to receive (y) an amount of cash without interest equal to the product of the Cash Election Consideration and a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction, the “Cash Fraction”), and (z) a number of shares of Parent Class A Common Stock equal to the product of (I) the Exchange Ratio and (II) one (1) minus the Cash Fraction.

(3) Stock Election Shares. Each share of Company Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) has been made and not revoked or lost pursuant to Section 1.13 (each, a “Stock Election Share”) shall be converted into the right to receive 3.125 shares (the “Exchange Ratio”) of Parent Class A Common Stock (the “Stock Election Consideration”).

(4) No Election Shares. Each No Election Share shall be converted into the right to receive the Stock Election Consideration.

(b) At the Subsequent Merger Effective Time, by virtue of the Subsequent Merger and without any further action on the part of Parent, Artemis Holdings, Merger Sub LLC, the Initial Surviving Corporation or any holder of capital stock or other equity interests thereof, (i) each share of capital stock of the Initial Surviving Corporation issued and outstanding immediately prior to the Subsequent Merger Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor and (ii) the limited liability company interests of Merger Sub LLC shall be unaffected by the Subsequent Merger and shall remain outstanding as limited liability company interests of the Subsequent Surviving Company with no adjustment thereto or consideration paid in respect thereof.

(c) Without limiting the parties’ respective obligations under Section 4.1 and Section 4.2, including Section 4.1(b)(i) and Section 4.2(b)(i), if, during the period between the date of this Agreement and the Initial Merger Effective Time, any change in the outstanding shares of Company Common Stock or Parent Class A Common Stock shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision, exercise of rights issued pursuant to the Rights Agreement or any other similar transaction, or any stock dividend thereon with a record date during such period, then the Merger Consideration (including the number of shares of Parent Class A Common Stock to be delivered in the Initial Merger, the Mixed Consideration, the Mixed Election Stock Exchange Ratio, the Cash Election Consideration, the Stock Election Consideration, and the Exchange Ratio) and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration (including the number of shares of Parent Class A Common Stock to be delivered in the Initial Merger, the Mixed Consideration, the Mixed Election Stock Exchange Ratio, the Cash Election Consideration, the Stock Election Consideration, and the Exchange Ratio) or any such other amounts payable pursuant to this Agreement.

(d) No fractional shares of Parent Class A Common Stock shall be issued in connection with the Initial Merger, and no certificates or scrip for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a holder of Parent Class A Common Stock. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Class A Common Stock pursuant to the Initial Merger (after taking into account all shares of Company Common Stock held immediately prior to the Initial Merger Effective Time by such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) or Book-Entry Common Shares, be paid in cash the dollar amount specified by Section 1.8(g). The payment of cash in lieu of fractional shares of Parent Class A Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

Section 1.7 Closing of the Company’s Transfer Books.

(a) At the Initial Merger Effective Time: (i) all shares of Company Common Stock outstanding immediately prior to the Initial Merger Effective Time shall automatically be canceled and shall cease to exist, and (1) each certificate (a “Company Stock Certificate”) formerly representing any share of Company Common Stock (other than an Excluded Share) and (2) each Book-Entry Common Share formerly representing any share of Company Common Stock (other than an Excluded Share) shall represent only the right to receive the Merger Consideration (and cash in lieu of fractional shares) as contemplated by Section 1.6 and any dividends to which the holders thereof are entitled pursuant to Section 1.8(c), and all holders of Company Stock Certificates or Book-Entry Common Shares shall cease to have any rights as Company Stockholders; and (ii) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Initial Merger Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Initial Merger Effective Time. If, after the Initial Merger Effective Time, a valid Company Stock Certificate is presented to the Exchange Agent or to the Subsequent Surviving Company or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Article I.

Section 1.8 Exchange Fund; Exchange of Certificates.

(a) Prior to the Closing Date, Parent and the Company shall mutually select a bank or trust company, which may be the transfer agent for the Merger Consideration, to act as exchange agent in the Initial Merger (the “Exchange Agent”), and, not later than the Initial Merger Effective Time, Parent shall enter into an agreement with the Exchange Agent reasonably acceptable to the Company, which shall provide that, at or prior to the Initial Merger Effective Time, Parent shall deposit with the Exchange Agent (i) the number of shares of Parent Class A Common Stock issuable to former holders of shares of Company Common Stock (other than the Excluded Shares) issued and outstanding immediately prior to the Initial Merger Effective Time and (ii) sufficient cash to make delivery of the Mixed Election Cash Consideration and Cash Election Consideration, as applicable, to such holders, in each case pursuant to Section 1.6(a)(iii) and Section 1.8(f). The cash and shares of Parent Class A Common Stock so deposited with the Exchange Agent, together with (A) any dividends received by the Exchange Agent with respect to such shares and (B) proceeds received from the sale of the Parent Excess Shares pursuant to Section 1.8(f), are referred to collectively as the “Exchange Fund.” Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund, and any amounts in excess of the amounts payable hereunder shall, at the discretion of Parent, be promptly returned to Parent or the Subsequent Surviving Company.

(b) As soon as practicable after the Initial Merger Effective Time, but in no event more than two (2) Business Days after the Closing Date, Parent shall cause the Exchange Agent to mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent and the Company may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration, as provided in Section 1.6(a)(iii), and any cash in lieu of a fractional share which the shares of Company Common Stock represented by such Company Stock Certificates shall have been converted into the right to receive pursuant to this Agreement, as well as any dividends to be paid pursuant to Section 1.8(c). Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Company Stock Certificate shall be entitled to receive the Merger Consideration pursuant to the provisions of Section 1.6 (and cash in lieu of any fractional share of Parent Class A Common Stock) as well as any dividends to be paid pursuant to Section 1.8(c), and (B) the Company Stock Certificate so surrendered shall be immediately canceled.

(c) No dividends declared with respect to the Parent Class A Common Stock shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder thereof shall surrender such Company Stock Certificate in accordance with this Article I. After the surrender of a Company Stock Certificate in accordance with this Article I, the record holder thereof shall be entitled to receive any such dividends, without any interest thereon, which theretofore had become payable with respect to the whole shares of Parent Class A Common Stock which the shares of Company Common Stock represented by such Company Stock Certificate have been converted into the right to receive.

(d) Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Initial Merger Effective Time, to represent only the right to receive the Merger Consideration (and cash in lieu of any fractional share of Parent Class A Common Stock) as contemplated by this Article I and any dividend with respect to Parent Class A Common Stock the record date for which is after the Initial Merger Effective Time.

(e) In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, shares in book-entry form representing the proper number of shares of Parent Class A Common Stock may be issued to a Person other than the Person in whose name such Company Stock Certificate so surrendered is registered if such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of Parent Class A Common Stock to a Person other than the registered holder of such Company Stock Certificate or establish to the satisfaction of Parent that such Taxes have been paid or are not applicable. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any shares in book-entry form representing Parent Class A Common Stock require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Subsequent Surviving Company with respect to such Company Stock Certificate.

(f)

(i) As promptly as practicable following the Initial Merger Effective Time, the Exchange Agent shall (1) determine the Merger Consideration that each holder of Company Common Stock is entitled to receive in connection with the consummation of the Initial Merger pursuant to the provisions in Section 1.6 and (2) as applicable, aggregate all such fractional shares of Parent Class A Common Stock that would, except as provided in Section 1.6(d), be issued to the holders of Company Common Stock, rounding up to the nearest whole number (the “Parent Excess Shares”). As promptly as practicable following the Initial Merger Effective Time, the Exchange Agent shall, on behalf of former Company Stockholders, sell the Parent Excess Shares at then-prevailing prices on the New York Stock Exchange (the “NYSE”), all in the manner provided in Section 1.8(f)(ii).

(ii) The sale of the Parent Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use reasonable efforts to complete the sale of the Parent Excess Shares as promptly following the Initial Merger Effective Time as, in the Exchange Agent’s sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the former holders of Company Common Stock, the Exchange Agent shall hold such proceeds in trust for such holders (the “Company Common Stock Trust”). Parent shall pay all commissions and other out-of-pocket transaction costs (other than any transfer or similar Taxes imposed on a holder of Company Common Stock), including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Parent Excess Shares. The Exchange Agent shall determine the portion of the Company Common Stock Trust to which each former holder of Company Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds composing the Company Common Stock Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Company Common Stock is entitled (after taking into account all shares of Company Common Stock held as of immediately prior to the Initial Merger Effective Time by such holder to be converted into Parent Class A Common Stock pursuant to Section 1.6(a)(iii)) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Company Common Stock are entitled.

(iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to former holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders, subject to and in accordance with the terms of this Section 1.8.

(g) Any portion of the Exchange Fund that remains undistributed to stockholders of the Company as of the date six (6) months after the Initial Merger Effective Time shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates to the Exchange Agent in accordance with this Section 1.8 and any holders of Book-Entry Common Shares who have not theretofore cashed any check payable to them in accordance with Section 1.9 shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration, cash in lieu of fractional shares of Parent Class A Common Stock and any dividends with respect to Parent Class A Common Stock subject to applicable abandoned property law, escheat laws or similar Laws.

(h) Neither Parent nor the Subsequent Surviving Company shall, to the extent permitted by applicable Law, be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any share of Company Common Stock (or any dividends with respect thereto), or for any cash amounts, properly delivered to any public official in compliance with any applicable abandoned property law, escheat law or similar Law. If any Company Stock Certificate shall not have been surrendered prior to five years after the Initial Merger Effective Time (or immediately prior to such earlier date on which any such shares of Parent Class A Common Stock or any dividends payable to the holder thereof would otherwise escheat to or become the property of any Governmental Entity), any shares of Parent Class A Common Stock issuable upon the surrender of, or any dividends in respect of, such Company Stock Certificate shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(i) No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares, or any unpaid dividends payable to holders of Company Common Stock.

Section 1.9 Book-Entry Common Shares.

(a) Subject to applicable provisions of Section 1.8, with respect to Book-Entry Common Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of shares of Company Common Stock held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration (including cash to be paid in lieu of any fractional shares of Parent Class A Common Stock in accordance with Section 1.6(d), if any) and any other dividends that DTC has the right to receive pursuant to this Article I and cancel such Book-Entry Common Shares.

(b) Subject to applicable provisions of Section 1.8, Parent, without any action on the part of any holder, will cause the Exchange Agent to (i) issue, as of the Initial Merger Effective Time, to each holder of Book-Entry Common Shares not held through DTC that number of book-entry whole shares of Parent Class A Common Stock that the holder is entitled to receive pursuant to this Article I and cancel such Book-Entry Common Shares and (ii) mail to each holder of Book-Entry Common Shares (other than Excluded Shares) a check in the amount of any cash payable in respect of the holder’s Book-Entry Common Shares pursuant to this Article I and any other dividends such holder has the right to receive pursuant to this Article I. Parent will also cause the Exchange Agent to mail to each such holder materials (in a form to be reasonably agreed by Parent and the Company prior to the Initial Merger Effective Time) advising the holder of the effectiveness of the Initial Merger and the conversion of the holder’s Book-Entry Common Shares pursuant to the Initial Merger.

Section 1.10 No Dissenter’s Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.

Section 1.11 Further Action. If, at any time after the Subsequent Merger Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Subsequent Surviving Company with full right, title and possession of and to all rights and property of Merger Sub Inc., Merger Sub LLC and the Company (as the case may be), the officers and directors of the Subsequent Surviving Company and Parent shall be fully authorized (in the name of Merger Sub Inc., Merger Sub LLC, the Company and Parent and otherwise) to take such action.

Section 1.12 Withholding. Notwithstanding anything in this Agreement to the contrary, Parent, Artemis Holdings, Merger Sub Inc., Merger Sub LLC, the Company, the Initial Surviving Corporation, the Subsequent Surviving Company, the Exchange Agent, each of their respective Affiliates and any other applicable withholding agent shall be entitled to deduct or withhold from any amounts otherwise payable to any Person pursuant to this Agreement any amount required to be deducted or withheld with respect to the making of such payment under applicable Law (and, for the avoidance of doubt, to the extent any deduction or withholding is required in respect of the delivery of any Parent Class A Common Stock pursuant to this Agreement, a portion of the Parent Class A Common Stock otherwise deliverable hereunder may be withheld). To the extent that amounts are properly deducted or withheld and paid over to the relevant Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such amounts would have been paid absent such deduction or withholding, and if withholding is taken in Parent Class A Common Stock, the relevant withholding agent shall be treated as having sold such Parent Class A Common Stock on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of such withholding and paid such cash proceeds to the relevant Taxing Authority.

Section 1.13 Election Procedures.

(a) Not less than thirty (30) days prior to the anticipated Initial Merger Effective Time or on such other date as Parent and the Company mutually agree (the “Mailing Date”), the Company shall cause to be mailed an election form and other appropriate and customary transmittal materials, in such form as the Company shall reasonably specify and as shall be reasonably acceptable to Parent (the “Election Form”), to each record holder of Company Common Stock (other than the Excluded Shares) as of a date that is five (5) Business Days prior to the Mailing Date or such other date as mutually agreed to by Parent and the Company.

(b) Each Election Form shall permit the holder (or the beneficial owner through customary documentation and instructions) of Company Common Stock to specify (i) the number of shares of Company Common Stock with respect to which such holder elects to receive the Mixed Consideration, (ii) the number of shares of Company Common Stock with respect to which such holder elects to receive the Stock Election Consideration, (iii) the number of shares of Company Common Stock with respect to which such holder elects to receive the Cash Election Consideration or (iv) that such holder makes no election with respect to such holder’s shares of Company Common Stock. Any shares of Company Common Stock with respect to which the Exchange Agent does not receive a properly completed Election Form during the period (the “Election Period”) from the Mailing Date to 5:00 p.m., Central Time, on the Business Day that is five (5) Business Days prior to the Closing Date or such other date as Parent and the Company shall, prior to the Closing, mutually agree (the “Election Deadline”) shall be deemed to be No Election Shares. Parent and the Company shall publicly announce the anticipated Election Deadline at least five (5) Business Days prior to the Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline. For the purposes of this Agreement, “No Election Share” means each share of Company Common Stock for which no election to receive Mixed Consideration, Cash Election Consideration or Stock Election Consideration has been properly made in accordance with the terms of this Section 1.13 or for which such election has been properly revoked in accordance with the terms of this Section 1.13.

(c) The Company shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders or beneficial owners of Company Common Stock during the Election Period, and Parent shall provide the Exchange Agent all information reasonably necessary for it to perform its duties as specified herein.

(d) Any election made pursuant to this Section 1.13 shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form during the Election Period. After a Cash Election, a Stock Election or a Mixed Election has been properly made with respect to any shares of Company Common Stock, any subsequent transfer of such shares of Company Common Stock shall automatically revoke such election. Any Election Form may be revoked or changed by the Person submitting it, by written notice received by the Exchange Agent during the Election Period. In the event an Election Form is revoked during the Election Period, the shares of Company Common Stock represented by such Election Form shall be deemed to be No Election Shares, except to the extent a subsequent election is properly made during the Election Period. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, Merger Sub, the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

Section 1.14 Corporate Governance Matters. Prior to the Initial Merger Effective Time, Parent shall take all actions reasonably necessary to: (a) increase the number of directors constituting the Parent Board to eleven (11), to become effective immediately prior to, but conditioned on, the Initial Merger Effective Time, and (b) appoint two (2) directors to the Parent Board as of the Initial Merger Effective Time to fill the newly created directorship resulting from the increase in the size of the Parent Board, which directors shall be designated in writing by the Company prior to the Initial Merger Effective Time (the “Company Director Designees”). The Company Director Designees shall be reasonably acceptable to Parent and shall satisfy the independence requirements of the NYSE with respect to service on the Parent Board.

Section 1.15 Structuring Cooperation. Upon the request of Parent and in connection with the Closing, the Company shall (a) cause each Company Subsidiary that is classified as a corporation for U.S. federal income tax purposes to, as applicable, (i) convert, at an effective time requested by Parent (which shall be no more than one (1) Business Day prior to the Closing Date unless otherwise agreed to by the Company), to a Delaware limited liability company that is disregarded as separate from the Company for U.S. federal income tax purposes pursuant to Treas. Reg. § 301.7701-3(b) or (ii) file a valid election pursuant to Treas. Reg. § 301.7701-3(c) to be treated as a disregarded entity for U.S. federal income tax purposes effective as of the date requested by Parent (which shall be no more than one (1) Business Day prior to the Closing Date unless otherwise agreed to by the Company) or (b) reasonably cooperate with Parent, at Parent’s sole cost and expense, to facilitate the integration of the Company Subsidiaries, or the assets of the

Company Subsidiaries, with OpCo LLC and the other Parent Subsidiaries following the Closing. Prior to the Closing, the Company (a) shall form a wholly-owned Delaware corporation (“AgentCo”) and (b) shall, or shall cause each Company Subsidiary that holds any interests in any federal public lands to, (i) enter into an agency agreement effective as of the Initial Merger Effective Time (unless otherwise agreed to by the Company and Parent) with AgentCo in a form reasonably satisfactory to Parent, whereby the Company or such Company Subsidiary, as applicable, shall appoint AgentCo as agent and nominee of the Company or such Company Subsidiary, as applicable, to hold legal title to such federal public lands for the sole benefit of the Company or such Company Subsidiary, as applicable, (ii) grant, convey, transfer and assign all of the Company’s or such Company Subsidiary’s, as applicable, right, title and interest in such federal public lands to AgentCo effective as of the Initial Merger Effective Time (unless otherwise agreed to by the Company and Parent), which shall hold such right, title and interest in such federal public lands solely as the agent and nominee of the Company or such Company Subsidiary, as applicable, in accordance with the agency agreement and (iii) use commercially reasonable efforts (at Parent’s sole cost and expense) to execute, deliver and file with any applicable Governmental Entities such instruments reasonably required or requested in order to effect and file of record the grants, conveyances, transfers and assignments referenced in this Section 1.15.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Documents furnished to or filed with the SEC on or after January 1, 2024 and available on EDGAR at least twenty-four (24) hours prior to the date hereof (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature (other than any historical factual information contained within such sections or statements)), where it is reasonably apparent on its face that such disclosure is applicable to the representation; or (b) the disclosure letter delivered by the Company to the Parent Parties prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent on its face), the Company represents and warrants to the Parent Parties as follows:

Section 2.1 Due Organization; Subsidiaries.

(a) The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each of the Company Subsidiaries is a legal Entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, except where the failure to be so organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other legal Entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company has delivered or made available to Parent accurate and complete copies of the certificate of incorporation and bylaws (or similar organizational documents) of the Company (the “Company Organizational Documents”) and each of the Company Subsidiaries that is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC (collectively with the Company Organizational Documents, the “Company Entities Organizational Documents”). Neither the Company nor any such Company Subsidiaries is in violation of the applicable Company Entities Organizational Documents, except for any violation that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Section 2.1(d) of the Company Disclosure Letter (i) sets forth the Company’s and any of the Company Subsidiaries’ capital stock, equity interests or other direct or indirect ownership interests in any other Person other than capital stock, equity interests or other direct or indirect ownership interests or securities of direct or indirect wholly-owned Subsidiaries of the Company, (ii) lists each of the Company Subsidiaries and their respective jurisdictions of organization and (iii) designates which of the Company Subsidiaries are “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC. All such capital stock, equity interests or other direct or indirect ownership interests (x) have, to the Knowledge of the Company, been validly issued and are fully paid (in the case of an interest in a limited partnership or a limited liability company, to the extent required under the applicable organizational documents of such entity) and nonassessable (if such entity is a corporate entity) and (y) are owned by the Company, by one or more Company Subsidiaries or by the Company and one or more of the Company Subsidiaries, in each case free and clear of all Encumbrances.

Section 2.2 Authority; Binding Nature of Agreement.

(a) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the Mergers and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Mergers and of the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company (other than, with respect to the Mergers, the receipt of the Company Stockholder Approval).

(b) The Company Board has unanimously (i) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are in the best interests of, and are advisable to, the Company and the Company Stockholders, (ii) approved and declared advisable this Agreement, the Mergers and the other transactions contemplated by this Agreement and (iii) resolved to make the Company Recommendation. Except in connection with a Company Adverse Recommendation Change in accordance with Section 5.4, such resolutions of the Company Board have not been rescinded, modified or withdrawn in any way.

(c) This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by the Parent Parties, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies (collectively clauses (i) and (ii), “Enforceability Exceptions”).

Section 2.3 Vote Required. The adoption of this Agreement by the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and otherwise approve and consummate the Mergers and the other transactions contemplated by this Agreement as set forth herein.

Section 2.4 Capitalization.

(a) The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of May 13, 2024, (i) 25,538,487 shares of Company Common Stock are issued and outstanding, (ii) 508,187 shares of Company Common Stock are held in the Company’s treasury, (iii) no shares of Company Common Stock are held by any of the Company Subsidiaries, (iv) 1,694,933 shares of Company Common Stock are issuable pursuant to the Company Incentive Plans, of which (1) 374,177 shares of Company Common Stock are issuable in respect of Company RSU Awards, (2) 797,786 shares of Company Common Stock are issuable in respect of Company PSU Awards, assuming a target level of achievement, (3) 326,808 shares of Company Common Stock are reserved for the grant of additional awards under the Company Incentive Plans and (4) 196,162 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Company Incentive Plans and (v) no shares of Company Preferred Stock are issued and outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable and are not subject to any preemptive right, and all shares of Company Common Stock which may be issued pursuant to the settlement of Company RSU Awards, Company PSU Awards or Company Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive right. There are not any phantom stocks or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of the Company or the Company Subsidiaries and there are no outstanding stock appreciation rights with respect to the capital stock of the Company or the Company Subsidiaries. Other than the Company Common Stock and the Company Preferred Stock, there are no other authorized classes of capital stock of the Company.

(b) Except for the Company Organizational Documents and the organizational documents of the Company Subsidiaries, there are no voting trusts or other agreements or understandings to which the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any of their respective executive officers or directors is a party with respect to the voting of Company Common Stock or the capital stock or other equity interests of any of the Company Subsidiaries.

(c) Other than the Company Incentive Plans, the Company RSU Awards, the Company PSU Awards, the Company Options and the Rights Agreement, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which the Company or any of the Company Subsidiaries is a party obligating the Company or any of the Company Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any of the Company Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or equity interests, (ii) grant, extend or enter into such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests or (iv) provide a material amount of funds to, or make any material investment (in the form of loan, capital contribution or otherwise) in any of the Company Subsidiaries. At the Initial Merger Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character by which the Company or any of the Company Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of the Company Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or any other such securities or agreements (including, for the avoidance of doubt, pursuant to the Rights Agreement).

(d) There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of the Company Subsidiaries having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of the Company or any of the Company Subsidiaries may vote.

Section 2.5 Governmental Filings; No Violations.

(a) Other than the filings, notices, waiting periods or approvals required by (i) Section 1.3, (ii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (“HSR Act”), (iii) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including the filing with the SEC of the Joint Proxy Statement/Prospectus and other filings required under federal or state securities laws and (iv) the NYSE rules and regulations, no consent, approval, Order, license, Permit or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is necessary or required to be obtained or made by or with respect to the Company or any of the Company Subsidiaries in connection with the execution and delivery of this Agreement, the performance by the Company of its obligations under this Agreement and the consummation by the Company of the Mergers and the other transactions contemplated hereby, except those that the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the consummation of the Mergers and the other transactions contemplated hereby will not (with or without notice or lapse of time or both) (i) violate or conflict with any provision of the Company Organizational Documents, (ii) subject to the filings, notices, waiting periods or approvals contemplated by Section 2.5(a) and obtaining the Company Stockholder Approval, violate or conflict with any Laws or any Order applicable to the Company or any of the Company Subsidiaries or any of their respective assets or properties, (iii) subject to obtaining the third-party consents and approvals set forth in Section 2.5(b) of the Company Disclosure Letter and the termination of each of the Company Credit Agreement and the Company NPA and, in each case, satisfaction in full of all obligations outstanding thereunder prior to or at the Closing, violate, conflict with, or result in a breach of any provision of, or constitute a default under or trigger any obligation to repurchase, redeem or otherwise retire Indebtedness under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the assets of the Company or any of the Company Subsidiaries pursuant to any provisions of any note, bond, mortgage, indenture, deed of trust, Permit, concession, lease, instrument, obligation or other Contract of any kind to which the Company or any of the Company Subsidiaries is now a party or by which it or any of its assets may be bound, or trigger any buy-sell or similar agreements, or (iv) result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of the Company Subsidiaries (including Parent and the Parent Subsidiaries following the Mergers), except, in the case of clauses (ii), (iii) and (iv) for any breach, violation, conflict, termination, default, acceleration, creation, change, conflict or Encumbrance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.6 SEC Filings; Financial Statements.

(a) All forms, documents and reports, together with all exhibits, financial statements and schedules filed or furnished therewith, and all information, documents and agreements incorporated in any such form, document or report (but not including any document incorporated by reference into an exhibit), excluding the Joint Proxy Statement/Prospectus, required to have been filed with or furnished to the United States Securities and Exchange Commission (the “SEC”) by the Company or any of the Company Subsidiaries since January 1, 2024 have been timely filed or furnished, as the case may be. All such forms, documents and reports, including any audited or unaudited financial statements and any notes thereto or schedules included therein (including those that the Company may file after the date of this Agreement and prior to the Closing Date), are referred to herein as the “Required Company SEC Documents,” and such Required Company SEC Documents, with any voluntarily filed forms, documents, reports or other document filed by the Company with the SEC on or since January 1, 2024 (excluding, in each case, information explicitly deemed “furnished” rather than “filed”), are referred to herein as the “Company SEC Documents.” As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Required Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and the requirements of Sarbanes-Oxley Act of 2002 (“SOX”) and (ii) none of the Company SEC Documents (A) in the case of any registration statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) in the case of Company SEC Documents other than registration statements, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including related notes, if any) contained in the Required Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments); and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. For purposes of this Agreement, “Company Balance Sheet” means that audited consolidated balance sheet (and notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2023 (the “Company Balance Sheet Date”) set forth in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2024.

(c) The unaudited pro forma financial information and the related notes thereto contained in the Company’s Current Report on Form 8-K/A filed on December 5, 2023 (the “Company 8-K”) has been prepared in accordance with the SEC’s rules and guidance with respect to pro forma financial information in all material respects, and the assumptions underlying such pro forma financial information are reasonable.

(d) The historical statement of revenues and direct operating expenses with respect to the acquisition of Chesapeake Energy Corporation’s oil and gas assets in South Texas (the “South Texas Rich Properties”), pursuant to that certain Purchase and Sale Agreement, dated August 11, 2023 with Chesapeake Exploration, L.L.C., Chesapeake Operating, L.L.C., Chesapeake Energy Marketing, L.L.C. and Chesapeake Royalty, L.L.C., and the related notes thereto contained in the Company 8-K present fairly in all material respects the revenues and direct operating expenses of the South Texas Rich Properties for the period(s) specified; to the Knowledge of the Company, such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby.

(e) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). The Company’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and the audit committee of the Company Board any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2024, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(f) Since the Company Balance Sheet Date, neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of the Company Subsidiaries has received or otherwise obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices.

(g) None of the Company Subsidiaries is, or has at any time since December 31, 2021, been, subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act. The Company is not and, at the Initial Merger Effective Time, will not be, an “ineligible issuer” as defined in Rule 405 of the Securities Act.

(h) Section 2.6(h) of the Company Disclosure Letter contains a complete and accurate list of all Derivative Products entered into by the Company or any of the Company Subsidiaries or for the account of any of its customers as of May 14, 2024. All such Derivative Products were, and any Derivative Product entered into after the date of this Agreement will be, entered into in accordance in all material respects with applicable Laws, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and the Company Subsidiaries (collectively, the “Company Risk Policies”), and were, and will be, entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Product. Section 2.6(h) of the Company Disclosure Letter identifies any such counterparty as to which, to the Knowledge of the Company, the Company or any of the Company Subsidiaries has any reasonable concerns regarding financial responsibility with respect to any such Derivative Product. The Company and each of the Company Subsidiaries have, and will have, duly performed in all material respects all of their respective obligations under the Derivative Products to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are and will be no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder. Prior to the date of this Agreement, the Company has delivered or made available to Parent an accurate and complete copy of the Company Risk Policies in effect as of the date of this Agreement. Since the Company Balance Sheet Date, there have been no material violations of the Company Risk Policies.

(i) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

Section 2.7 Absence of Changes. Since the Company Balance Sheet Date, (a) as of the date hereof, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business in a consistent manner with past practice prior to such date, (b) there has not been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (c) as of the date hereof, there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned or leased by the Company or any of its Subsidiaries, including the Oil and Gas Properties of the Company and its Subsidiaries, whether or not covered by insurance and (d) none of the Company or any of the Company Subsidiaries has taken or agreed or omitted to take any action that, if taken or omitted during the period from the date of this Agreement through the Initial Merger Effective Time without Parent’s consent, would constitute a breach of clause (i), (ii), (vi), (vii), (xii), (xvi) or (xvii) of Section 4.1(b), or (solely with respect to clauses (i), (ii), (vi), (vii), (xii), (xvi) and (xvii) of Section 4.1) Section 4.1(b)(xxi).

Section 2.8 Absence of Undisclosed Liabilities. Since the Company Balance Sheet Date, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required to be reflected in financial statements prepared in accordance with GAAP, except for: (a) liabilities reflected or reserved against in the Company Balance Sheet (or the notes thereto), (b) liabilities that have been incurred by the Company or any of the Company Subsidiaries since the Company Balance Sheet Date in the ordinary course of business consistent with prior practice (but excluding violations of Law, compliance matters, internal investigations, spills, breach of Contracts or Permits, torts or infringement), (c) liabilities incurred in connection with the transactions contemplated by this Agreement and (d) liabilities which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries, in the Company’s consolidated financial statements or the Company SEC Documents.

Section 2.9 Compliance with Laws; Regulation.

(a) Each of the Company and the Company Subsidiaries and, with respect to any Oil and Gas Properties of the Company and the Company Subsidiaries that are operated by third parties, to the Knowledge of the Company, such third parties are and, since December 31, 2021, have been, conducted in compliance with all applicable Laws (other than compliance with (i) Tax Laws, which is covered solely by Section 2.11, (ii) Environmental Laws, which is covered solely by Section 2.14 and (iii) Anti-Corruption Laws, International Trade Laws or Money-Laundering Laws, which are covered solely by Section 2.27), except for instances of non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since December 31, 2021, neither the Company nor any of the Company Subsidiaries has received any written notice from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each of the Company and each Company Subsidiary is in possession of all Permits (other than Permits required under Environmental Laws, which are covered solely by Section 2.14) necessary for it to own, lease and (if applicable) operate its respective properties or otherwise to carry on its business as it is now being conducted (the “Company Permits”), and all such Company Permits are in full force and effect and no suspension, revocation, termination, cancellation, non-renewal, or modification not requested by the Company of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to have, or the suspension, revocation, termination, non-renewal, cancellation or modification of, any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company Subsidiaries, and their respective businesses as currently conducted, are in compliance with the terms of the Company Permits, except failures so to comply that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Each of the Company and the Company Subsidiaries and, to the Knowledge of the Company, its and their respective directors and officers, is in compliance in all material respects with (i) the provisions of SOX and the related rules and regulations promulgated thereunder or under the Exchange Act and (ii) the listing and corporate governance rules and regulations of the NYSE, in each case in the foregoing clauses (i) and (ii) as such provisions, rules and regulations are applicable to such Person.

Section 2.10 Material Contracts.

(a) All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K under the Exchange Act have been so filed, and, as of the date hereof, no such Contract has been amended or modified (or further amended or modified, as applicable) since the date so filed.

(b) Other than the Contracts described in clause (a) above which were filed in an unredacted form, Section 2.10(b) of the Company Disclosure Letter sets forth a correct and complete list, and the Company has made available to Parent correct and complete copies (including all material amendments, modifications, extensions or renewals with respect thereto), of each of the following Contracts to which the Company or any of the Company Subsidiaries is a party or bound as of the date hereof:

(i) each Contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision that (A) materially restricts the ability of the Company or any of its Affiliates (including Parent and the Parent Subsidiaries following the Closing) to (x) compete in any line of business or geographic area or with any Person during any period of time after the Initial Merger Effective Time or (y) make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets or properties or (B) could require the disposition of any material assets or line of business of the Company or any of its Affiliates (including Parent and the Parent Subsidiaries following the Closing);

(ii) each Contract that creates, evidences, provides commitments in respect of, secures or guarantees (A) Indebtedness for borrowed money in any amount in excess of $2,500,000 or (B) other Indebtedness of the Company or any of the Company Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $2,500,000, other than agreements solely between or among the Company and the Company Subsidiaries;

(iii) each Contract for lease of personal property or real property (excluding Oil and Gas Leases) involving annual payments in excess of $2,500,000 or aggregate payments in excess of $5,000,000 that are not terminable without penalty or other liability to the Company or any of the Company Subsidiaries (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination) within 60 days, other than Contracts related to drilling rigs;

(iv) each Contract involving the pending acquisition, swap, exchange, farmout, sale or other disposition of (or option to purchase, swap, exchange, sell or dispose of) any assets or properties that are material to the Company or the Company Subsidiaries or that involves aggregate consideration (including non-cash consideration or the payment of any completion or equipping costs as to any wells or any other capital expenses) having a fair value that exceeds $2,500,000, other than Contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the ordinary course of business consistent with past practice;

(v) each Contract for any Derivative Product;

(vi) each material partnership, stockholder, joint venture, limited liability company agreement or other joint ownership agreement, other than with respect to arrangements exclusively among the Company and/or its wholly-owned Subsidiaries and other than any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Properties of the Company or any of the Company Subsidiaries;

(vii) each joint development agreement, exploration agreement, participation, farmout, farm-in, drillco, reversionary or program agreement or similar Contract (A) requiring the Company or any of the Company Subsidiaries to make annual expenditures in excess of $2,500,000 or aggregate payments in excess of $5,000,000 during the 12-month period following the date of this Agreement or (B) requiring any Person that is not a Company Subsidiary to pay, fund or bear any capital costs or other drilling, completion or equipping costs or expenses with respect to any Oil and Gas Properties held by the Company or any of the Company Subsidiaries requiring annual expenditures in excess of $2,500,000 or aggregate payments in excess of $5,000,000 during the 12-month period following the date of this Agreement, in each case of the immediately foregoing subparts (A) and (B), other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

(viii) any Contract that contains (A) a “take-or-pay” clause or any similar material prepayment or forward sale arrangement or obligation to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor or (B) includes any dedications, commitments, covenants running with the land or other similar obligations that require the Company or any Company Subsidiaries (including, after Closing, Parent or any Parent Subsidiary) to sell, purchase, supply, deliver, gather, transport, process or handle any water (whether freshwater or produced water) Hydrocarbon, minerals, or other substances (1) produced from any Hydrocarbon Wells and all water, carbon dioxide or injection Wells included in the Oil and Gas Properties or (2) used in connection with the drilling or completion of any Hydrocarbon Wells, water, carbon dioxide or injection Wells, excluding, in each case, any such Contract (x) that would reasonably be expected to result in annual payments or expenditures less than $2,500,000 or aggregate payments or expenditures less than $5,000,000 after the date hereof, (y) where the lands included in the dedication or commitment area thereunder are less than 1280 gross acres or (z) that dedicate, commit or cover volumes less than 7,500 MMcf of gas or 1,500 gross barrels of oil equivalent of liquid Hydrocarbons on a monthly basis (calculated on a yearly average basis);

(ix) each agreement that contains any exclusivity, “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, to which the Company or any of the Company Subsidiaries is subject, and, in each case, is material to the business of the Company and the Company Subsidiaries, taken as a whole, in each case other than those contained in (A) any agreement in which such provision is solely for the benefit of the Company or any of the Company Subsidiaries, (B) customary royalty pricing provisions in Oil and Gas Leases or (C) customary preferential rights in joint operating agreements, unit agreements or participation agreements affecting the business or the Oil and Gas Properties of the Company or any of the Company Subsidiaries entered into in the ordinary course of business consistent with past practices;

(x) any acquisition or divestiture Contract that contains “earn out” or other contingent payment obligations or remaining indemnity or similar obligations (other than (A) asset retirement obligations or plugging and abandonment obligations set forth in the Company Gruy Reserve Report or (B) customary indemnity obligations with respect to the post-closing ownership and operation of acquired assets), that would reasonably be expected to result in (1) earn-out payments, contingent payments or other similar obligations to a third-party (but excluding indemnity payments) in any year in excess of $2,500,000 or (2) earn-out payments, contingent payments or other similar obligations to a third-party, including indemnity payments, in excess of $5,000,000 in the aggregate;

(xi) any Contract (other than any Contract otherwise covered by this Section 2.10(b)) that creates future payment obligations (including settlement agreements or Contracts that require any capital contributions to, or investments in, any Person) of the Company or any of the Company Subsidiaries, in each case, involving annual payments in excess of $5,000,000 or aggregate payments in excess of $10,000,000 (excluding, for the avoidance of doubt, customary joint operating agreements or unit agreements affecting the Oil and Gas Properties of the Company or any of the Company Subsidiaries), or creates or would create an Encumbrance on any material asset or property of the Company or any of the Company Subsidiaries (other than Permitted Encumbrances);

(xii) any Contract that (A) provides for the sale by the Company or any of the Company Subsidiaries of Hydrocarbons (1) in excess of 2,500 gross barrels of oil equivalent of Hydrocarbons per day (calculated on a per day yearly average basis) or (2) for a term greater than 10 years and (B) has a remaining term of greater than 90 days and does not allow the Company or the Company Subsidiaries to terminate it without penalty to the Company or the Company Subsidiaries within 90 days;

(xiii) any Labor Agreement;

(xiv) any Contract (other than Oil and Gas Leases and joint operating agreements) pursuant to which the Company or any of the Company Subsidiaries has paid amounts associated with any Production Burden in excess of $2,500,000 during the immediately preceding fiscal year or with respect to which the Company reasonably expects that it and the Company Subsidiaries will make payments associated with any Production Burden in any of the next three succeeding fiscal years that could, based on current projections, exceed $2,500,000 annually or $5,000,000 in the aggregate;

(xv) any Contract pursuant to which the Company or any of the Company Subsidiaries (A) acquires, uses or has the right to use any Intellectual Property owned by another Person that is material to its business (except for licenses to generally commercially available software or technology licensed substantially on standard terms and conditions), (B) transfers, grants material licenses or rights to use, or acquires material Intellectual Property owned by the Company or any of the Company Subsidiaries (excluding standard employee invention and confidentiality agreements) or (C) is materially restricted from using, registering or asserting any Intellectual Property owned by the Company or any of the Company Subsidiaries that is material to its business;

(xvi) any Contract which is between the Company or any of the Company Subsidiaries, on the one hand, and any of their respective officers, directors or principals (or any such Person’s Affiliates) or any Person that holds or owns five percent or more of the shares of the Company’s capital stock (or any affiliates of any such Person) on the other hand; or

(xvii) each Contract or Company Entities Organizational Document that would, on or after the Closing Date, prohibit or restrict the ability of Parent or any of its Subsidiaries (including the Company and its Subsidiaries) to declare and pay dividends or distributions with respect to their capital stock, pay any Indebtedness for borrowed money, obligations or liabilities from time to time owed to Parent or any of its Subsidiaries (including the Company and its Subsidiaries), make loans or advances or transfer any of its properties or assets.

(c) The Contracts described in the foregoing clauses (a) and (b), together with all exhibits and schedules to such Contracts, as amended through the date hereof or as hereafter amended in accordance with Section 4.1 hereof, are referred to herein as “Company Material Contracts”.

(d) Each Company Material Contract is valid and binding on the Company or the Company Subsidiary party thereto, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect in accordance with its terms, except for (i) terminations or expirations at the end of the stated term or (ii) such failures to be valid and binding or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in each case subject to Enforceability Exceptions.

(e) Neither the Company nor any of the Company Subsidiaries is in breach of, or default under the terms of, and, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of, or default under the terms of, any Company Material Contract, nor is any event of default (or similar term) continuing under any Company Material Contract, and, to the Knowledge of the Company, there does not exist any event, condition or omission that would constitute such a default, breach or event of default (or similar term) (whether by lapse of time or notice or both) under any Company Material Contract, in each case where such breach, default or event of default (or similar term) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.11 Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) All Tax Returns required to be filed by the Company or any of the Company Subsidiaries have been duly and timely filed (taking into account valid extensions of time for filing), and all such Tax Returns are true, correct and complete in all respects. All Taxes that are due and payable by the Company or any of the Company Subsidiaries (whether or not reflected on any Tax Return) have been duly and timely paid or adequate reserves in respect thereof have been established on the financial statements of the Company in accordance with GAAP. The Company and each of the Company Subsidiaries has timely withheld and paid all Taxes required to be withheld and paid by it and has complied in all respects with all related information reporting and record retention requirements.

(ii) There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Company or any Company Subsidiary (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(iii) There is no outstanding claim, assessment or deficiency against the Company or any of the Company Subsidiaries for any Taxes that has been asserted in writing by any Taxing Authority, other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the financial statements of the Company in accordance with GAAP. There are no Legal Proceedings with respect to Taxes pending or threatened in writing against the Company or any of the Company Subsidiaries.

(iv) Neither the Company nor any of the Company Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing any Tax Return (other than a group the common parent of which is the Company or any of the Company Subsidiaries) or has any liability for Taxes of any Person (other than the Company or any of the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by reason of assumption or by operation of Law.

(v) No written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not currently file a Tax Return that the Company or such Company Subsidiary is or may be subject to any Tax or required to file any Tax Return in such jurisdiction.

(vi) There are no Encumbrances for Taxes on any of the assets of the Company or any of the Company Subsidiaries, except for Permitted Encumbrances.

(vii) Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date as a result of any (A) adjustment pursuant to Section 482 of the Code (or any analogous provision of U.S. state or local or non-U.S. Law) for a taxable period ending on or before the Closing Date, (B) “closing agreement” described in Section 7121 of the Code (or any analogous provision of U.S. state or local or non-U.S. Law) executed on or prior to the Closing Date, (C) installment sale, intercompany transaction, or open transaction disposition made on or prior to the Closing Date, or (D) prepaid amount received on or prior to the Closing Date.

(b) Neither the Company nor any of the Company Subsidiaries has constituted a “distributing corporation” or a “controlled corporation,” each within the meaning of Section 355(a)(1) of the Code, in a distribution of stock intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which would otherwise constitute part of a “plan” or a “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(c) Neither the Company nor any of the Company Subsidiaries has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(d) Neither the Company nor any of the Company Subsidiaries is a party to, has any obligation under or is bound by any material Tax allocation, Tax sharing, Tax indemnity, or similar arrangement, understanding or agreement pursuant to which it will have any potential material liability to any Person after the Initial Merger Effective Time (excluding (i) any Contract or arrangement solely between or among the Company and/or any of the Company Subsidiaries, and (ii) any customary provisions contained in any commercial agreement entered into in the ordinary course of business and not primarily relating to Tax).

(e) The U.S. federal income tax classification of each Company Subsidiary is set forth on Section 2.11(e) of the Company Disclosure Letter. Neither the Company nor any Company Subsidiary is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income tax purposes. Neither the Company nor any Company Subsidiary owns, directly, indirectly or constructively, any interest in (A) a “controlled foreign corporation” as defined under Section 957 of the Code, except for a Company Subsidiary, or (B) a “passive foreign investment company” as defined under Section 1297 of the Code.

(f) The Company is not an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

Section 2.12 Employee Benefit Plans.

(a) Section 2.12(a) of the Company Disclosure Letter contains a true and complete list of, as of the date of this Agreement, all material Company Benefit Plans. With respect to each material Company Benefit Plan, the Company has made available to Parent true and complete copies of such Company Benefit Plan, including all material amendments thereto (or with respect to each such Company Benefit Plan not reduced to writing, a written summary of all material terms), and, to the extent applicable: (i) any related trust or other funding agreements, (ii) the most recent annual report on Form 5500 series, with accompanying schedules and attachments (including accountants’ opinions, if applicable), (iii) the most recent actuarial valuation, (iv) the most recent favorable determination letter, (v) the most recent summary plan description provided to participants (and all summaries of material modifications thereto), and (vi) all non-routine correspondence to or from any Governmental Entity in the past year addressing any matter involving actual or potential material liability relating thereto.

(b) None of the Company, the Company Subsidiaries, and any other Entity (whether or not incorporated) which is treated as a single employer together with the Company or any of the Company Subsidiaries within the meaning of Section 4001(b) of ERISA (each, a “Company ERISA Affiliate”) sponsors, maintains, contributes to, has any obligation to contribute to, or may be reasonably expected to have any actual or contingent material liability with respect to (or in the past six (6) years has sponsored, maintained, contributed to, had any obligation to contribute to, or would reasonably have been expected to have any actual or contingent material liability with respect to), and no Company Benefit Plan is, a plan that is or was (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(c) Other than as required under ERISA Sections 601 to 608 or other applicable Law, no Company Benefit Plan provides post-termination or retiree medical benefits to any individual for any reason, and none of the Company, the Company Subsidiaries, and the Company ERISA Affiliates has any liability to provide post-termination or retiree medical benefits to any individual. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) with respect to any Company Benefit Plan, none of the Company and Company Subsidiaries, and, to the Knowledge of the Company, any other Person, has engaged in a “prohibited transaction” or breach of a fiduciary duty (as determined under ERISA) in connection with which the Company or any Company Subsidiary reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material and (ii) the Company and Company Subsidiaries have not incurred any liability (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) all of the Company Benefit Plans have been established and maintained in material compliance with their terms and all applicable Laws, including ERISA and the Code; (ii) each Company Benefit Plan subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with such provision and the applicable guidance thereunder; (iii) each Company Benefit Plan which is intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service as to its qualified status under Section 401(a) of the Code, and to the Knowledge of the Company, nothing has occurred since the issuance of such letter (or could reasonably be expected to occur) which might impair the qualified status of such plan; (iv) all material contributions required to be made with respect to any Company Benefit Plan have been made and all obligations in respect of each Company Benefit Plan have been accrued and reflected in the Company financial statements to the extent required by GAAP; (v) there are no pending or, to the Knowledge of the Company, threatened (in writing) claims by on behalf of any of the Company Benefit Plans, by any Company Person or beneficiary covered under any Company Benefit Plan (other than routine claims for benefits); and (vi) no Company Benefit Plan is maintained for the benefit of Company Persons outside of the United States.

(e) Except as otherwise set forth on Section 2.12(e) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either solely as a result thereof or as a result thereof in conjunction with another event): (i) cause or result in an increase in the amount of (or a new entitlement to), or accelerate the timing of vesting or payment of, any benefits or compensation payable under any Company Benefit Plan in respect of any Company Person; (ii) cause the Company, Parent, or any of their respective Subsidiaries to transfer or set aside any assets to fund any benefits under any Company Benefit Plan; (iii) limit or restrict the right of the Company to merge, amend or terminate any Company Benefit Plan; or (iv) result in any payment from the Company or any of the Company Subsidiaries (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) of the Company or any of the Company Subsidiaries, that could, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(f) Neither the Company nor any Company Subsidiary has any obligation to provide, and no Company Benefit Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code (each, a “Gross Up Right”).

Section 2.13 Employee and Labor Matters.

(a) The Company has provided Parent with a true and accurate schedule that sets forth, to the extent permitted in accordance with applicable Law, the name of each employee of the Company and each Company Subsidiary as of the most recent practicable date prior to the date hereof along with the following with respect to each such employee: (i) employing entity; (ii) job title and location of employment; (iii) base salary or hourly rate of pay; (iv) status as exempt or non-exempt under the Fair Labor Standards Act; (v) target annual cash incentive bonus compensation and any other bonus, commission or cash incentive compensation opportunities (if any) for which he or she is eligible; (vi) hire date and service date (if different); (vii) leave status (including duration of any leave); and (viii) details of any visa or other work permit. The Company has also provided Parent with a true and accurate schedule that sets forth the name of each individual who provides material services to the Company and each Company Subsidiary (whether directly, through an entity that such individual owns or controls, or through a third-party service provider) in the capacity of a consultant or individual independent contractor.

(b) Neither the Company nor any of the Company Subsidiaries is, or has been, a party or subject to, or otherwise bound by, any labor agreements, collective bargaining agreements, collective agreements, trade union agreements, works council agreements, or any other labor-related Contracts or arrangements with any labor union, trade union, works council, or similar employee representative (collectively, “Labor Agreements”), and neither the Company nor any Company Subsidiaries is in the process of negotiating any Labor Agreement. No employee of the Company or any Company Subsidiary is, or has been, represented by a labor union, trade union, works council, employee representative bodies or other labor organizations with respect to such employee’s employment with the Company or any Company Subsidiary and, to the Knowledge of the Company, no labor union, trade union, works council, employee representative body, or other labor organization is seeking to represent any employees of the Company or any of the Company Subsidiaries.

(c) There is not now in existence, nor has there been since December 31, 2021, any pending or, to the Knowledge of the Company, threat of any: (i) material strike, slowdown, stoppage, picketing, lockout or other labor disturbance against or affecting the Company or any of the Company Subsidiaries; or (ii) labor-related demand for representation. There is not now in existence any pending or, to the Knowledge of the Company threatened, Legal Proceeding alleging or involving any violation of any employment-related, labor-related or benefits-related Law against, in respect of or relating to the Company, any of the Company Subsidiaries or any Company Benefit Plan, including any claims arising under any such Law by or on behalf of any independent contractors, consultants or leased personnel, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) To the Knowledge of the Company, none of the Company’s or the Company Subsidiaries’ employment, labor, benefits or other policies or practices applicable to any current or former employee, independent contractor or leased personnel of the Company or any of the Company Subsidiaries are being audited or investigated by any Governmental Entity. Neither the Company nor any Company Subsidiary are subject to any labor- or employment-related requirements by virtue of being a federal, state, or local government contractor or subcontractor.

(e) Neither the Company nor any of the Company Subsidiaries has any employees employed outside of the United States.

(f) None of the Company or any of the Company Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company Subsidiaries that involves allegations relating to sexual harassment or other unlawful discrimination or retaliation by an officer or supervisory employee of the Company or any of the Company Subsidiaries. To the Knowledge of the Company, since December 31, 2021, no allegations of sexual harassment or other unlawful discrimination or retaliation have been made against any officer or supervisory employee of the Company or any of the Company Subsidiaries in such officer’s or supervisory employee’s capacity as a service provider to the Company or any of the Company Subsidiaries.

(g) To the Knowledge of the Company, each individual who is currently providing services to the Company or any of the Company Subsidiaries as an independent contractor or consultant is properly classified and properly treated as an independent contractor or consultant by the Company or the Company Subsidiaries.

(h) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, (i) the Company and the Company Subsidiaries are, and since December 31, 2021 have been, in compliance with all applicable Laws relating to labor and employment, including all such Laws regarding wages and hours, overtime pay, classification of employees and contractors (including classification of Company Persons as employees or contractors), classification of employees as exempt or non-exempt, meal and rest breaks, employee training, anti-discrimination, anti-retaliation, anti-harassment, employee notices, expense reimbursement, occupational safety and health, recordkeeping, employee leave, Tax withholding and reporting, and immigration, and (ii) there is no (and since December 31, 2021 there has been no) pending, or to the Knowledge of the Company threatened, Legal Proceeding brought by or on behalf of any Company Person, including any such Legal Proceeding alleging non-compliance with any labor or employment Law.

(i) Neither the Company nor any of the Company Subsidiaries has any liability or obligation under the WARN Act that remains unsatisfied.

Section 2.14 Environmental Matters.

(a) Each of the Company and the Company Subsidiaries has been, since December 31, 2020, and currently is, in compliance with, all applicable Environmental Laws, except where failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company Subsidiaries have not received any written communication from a Governmental Entity or any other Person alleging that the Company and the Company Subsidiaries are not in such compliance, and, to the Knowledge of the Company, there are no circumstances, conditions, events or incidents that may prevent or interfere with such compliance in the future to the extent such prevention or interference would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each of the Company and the Company Subsidiaries has been, since December 31, 2020, and currently is, in compliance with all Permits required under applicable Environmental Laws, each such Permit is in full force and effect, and there are no Legal Proceedings pending, or to the Knowledge of the Company, threatened that would result in the termination, revocation, or adverse modification of any such Permit, the subject of which has not been fully and finally resolved, in each case, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) No transfers of Permits under Environmental Laws, and no additional Permits or other governmental authorizations under Environmental Laws, will be required to permit the ownership or operation of the assets and properties of the Company and the Company Subsidiaries or the conduct of the business of the Company and the Company Subsidiaries in material compliance with all applicable Environmental Laws immediately following the Closing Date, as conducted by the Company and the Company Subsidiaries immediately prior to the Closing Date, except for such transfers or additional Permits or other governmental authorizations the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) There is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, against any Person whose liability for any Environmental Claim of the Company or any of the Company Subsidiaries has or may have been retained or assumed either contractually or by operation of Law, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) There are no past or present (or to the Knowledge of the Company, future) actions, circumstances or conditions, including the Release, threatened Release or presence of any Hazardous Material which could form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Excluding customary indemnities entered into the ordinary course of business, neither the Company nor any Company Subsidiary has retained or assumed by contract or operation of law any liabilities of any other Person under Environmental Law, which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) The consummation of the transactions contemplated hereby requires no filings or notifications to be made or actions to be taken pursuant to any financial assurance, bond, letter of credit, or similar instrument required for the operation of the Company or the Company Subsidiaries under any Environmental Law or Permits required under Environmental Law, except where the failure to complete or conduct any such filings, notifications or actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.15 Oil and Gas Matters.

(a) The Company has made available to Parent the report of H.J. Gruy and Associates, Inc. (“Gruy”) regarding its estimate, as of December 31, 2023, of the proved Hydrocarbon reserves of the Company and the Company Subsidiaries with respect to the Oil and Gas Properties of the Company and the Company Subsidiaries referred to in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Company Gruy Reserve Report”). The factual, non-interpretive data relating to the Oil and Gas Properties of the Company and the Company Subsidiaries on which the Company Gruy Reserve Report was based was complete and accurate at the time such data was provided to Gruy for use in the Company Gruy Reserve Report, except for any incompleteness or inaccuracy that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are no material errors in the assumptions and estimates used by Gruy in connection with the preparation of the Company Gruy Reserve Report. The proved Hydrocarbon reserve estimates of Gruy set forth in the Company Gruy Reserve Report fairly reflect, in all material respects, the proved Hydrocarbon reserves of the Company and the Company Subsidiaries at the dates indicated therein and are in accordance with the rules promulgated by the SEC, as applied on a consistent basis throughout the periods reflected therein. Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, there has been no change in respect of the matters addressed in the Company Gruy Reserve Report that would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The estimates of proved Hydrocarbon reserves used by Gruy in connection with the preparation of the Company Gruy Reserve Report complied in all material respects with Rule 4-10 of Regulation S-X promulgated by the SEC.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases have been properly and timely paid and (ii) all Production Burdens with respect to any Oil and Gas Properties owned or held by the Company or any of its Subsidiaries have been timely and properly paid (other than any such Production Burdens (x) as are being currently paid prior to delinquency in the ordinary course of business consistent with past practice or (y) which are being held in suspense by the Company or its Subsidiaries in accordance with applicable Law).

(c) Following the consummation of the transactions contemplated by this Agreement, all bonds or other financial assurances (having an individual face value in excess of $2,500,000 individually or face values of $10,000,000 in the aggregate) held by the Company or its Subsidiaries or issued for the benefit of any thereof that are required for the Company or such Subsidiaries to own and operate the Oil and Gas Properties that it currently owns and operates will remain in place for the benefit of the Subsequent Surviving Company.

Section 2.16 Legal Proceedings; Orders. There is no pending Legal Proceeding (other than any Legal Proceedings involving Tax matters or environmental matters, which are covered solely by Section 2.11 and Section 2.14, respectively) and, within the twelve (12) months prior to the date hereof, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding (other than any Legal Proceedings involving Tax matters or environmental matters, which are covered solely by Section 2.11 and Section 2.14, respectively), against the Company or any of the Company Subsidiaries or any of the material assets owned or used by any of them, in each case which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no unsatisfied Order to which the Company or any of the Company Subsidiaries, or any of the material assets owned or used by any of them, is subject which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.17 Title to Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except for any property (i) sold or otherwise disposed of in the ordinary course of business since the date of the Company Gruy Reserve Report or (ii) reflected in the Company Gruy Reserve Report or in the Company SEC Documents as having been sold or otherwise disposed of, the Company and the Company Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Gruy Reserve Report and in each case as attributable to interests owned by the Company and the Company Subsidiaries free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one or more of the Company Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing), beneficially or of record, to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) that (A) entitles the Company (or one or more of the Company Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share reflected in the Company Gruy Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties (other than decreases in connection with operations in which the Company and/or one or more of the Company Subsidiaries may be a non-consenting co-owner, decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elected not to consent, decreases resulting from establishment of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, in each case, to the extent occurring after the date of the Company Gruy Reserve Report), (B) obligates the Company (or one or more of the Company Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest reflected in the Company Gruy Reserve Report for such Oil and Gas Properties (other than any increases that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties) and (C) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except to the extent that enforceability thereof may be limited by Enforceability Exceptions, each material Oil and Gas Lease of the Company or any of the Company Subsidiaries (i) constitutes the valid and binding obligation of the Company or the Company Subsidiaries and, to the Knowledge of the Company, constitutes the valid and binding obligation of the other parties thereto, (ii) is in full force and effect and (iii) immediately after the Initial Merger Effective Time will continue to constitute a valid and binding obligation of the Company or the Company Subsidiaries and, to the Knowledge of the Company, each of the other parties thereto, in accordance with its terms. Each of the Company and the Company Subsidiaries (to the extent it is a party thereto or bound thereby) and, to the Knowledge of the Company, each other party thereto and each applicable third party operator, has performed in all material respects all obligations required to be performed by it under each material Oil and Gas Lease of the Company or any of the Company Subsidiaries. There is not, to the Knowledge of the Company, under any Oil and Gas Lease of the Company or any of the Company Subsidiaries, any material default or event which, with notice or lapse of time or both, would constitute a material default on the part of any of the parties thereto, or any notice of termination, cancellation or material modification, in each case, except such defaults, other events, notices or modifications as to which requisite waivers or consents have been obtained, and to the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has received any written notice of any material violation or breach of, material default under or intention to cancel, terminate, materially modify or not renew any material Oil and Gas Lease of the Company or any of the Company Subsidiaries.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and with respect to clauses (i) and (ii) below, except with respect to any of the Oil and Gas Properties of the Company or any of the Company Subsidiaries, (i) the Company and the Company Subsidiaries have good, valid and defensible title to all real property owned by the Company or any of the Company Subsidiaries (collectively, the “Company Owned Real Property”) and valid leasehold estates in all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of the Company Subsidiaries (collectively, including the improvements thereon, the “Company Leased Real Property”, and together with the Company Owned Real Property, the “Company Real Property”) free and clear of all Encumbrances, except Permitted Encumbrances, (ii) each Contract under which the Company or any of the Company Subsidiaries is the landlord, sublandlord, tenant, subtenant or occupant with respect to the Company Leased Real Property (each, a “Company Real Property Lease”), to the Knowledge of the Company, is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Enforceability Exceptions, and neither the Company nor any of the Company Subsidiaries, or to the Knowledge of the Company, any other party thereto, has received written notice of any default under any Company Real Property Lease and (iii) there does not exist any pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings that affect any of the Oil and Gas Properties of the Company or any of the Company Subsidiaries, the Company Owned Real Property or the Company Leased Real Property.

(d) There are no leases, subleases, licenses, rights or other agreements burdening or affecting any portion of the Company Real Property that would reasonably be expected, individually or in the aggregate, to materially adversely affect the existing use or value of such Company Real Property by the Company and the Company Subsidiaries in the operation of their respective businesses thereon. There are no outstanding options or rights of first refusal or first offer in favor of any other party to purchase any Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to materially adversely affect the existing use of Company Owned Real Property by the Company and the Company Subsidiaries in the operation of their respective businesses thereon. Neither the Company nor any of the Company Subsidiaries is currently leasing, subleasing, licensing or otherwise granting any Person the right to use or occupy all or any portion of any Company Real Property that would reasonably be expected to materially adversely affect the existing use or value of such Company Real Property by the Company and the Company Subsidiaries in the operation of their respective businesses thereon. The Company Real Property constitutes all of the real estate (other than, for the avoidance of doubt, Oil and Gas Properties) used in and necessary for the operation of the respective businesses of the Company and the Company Subsidiaries.

(e) Except (i) for amounts being held in suspense (by the Company, any of the Company Subsidiaries, any third party operator thereof or any Person) in accordance with applicable Law, as reported in the Company SEC Documents or as a results of the ongoing preparation and approval of division order title opinions for recently drilled Wells or (ii) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company and the Company Subsidiaries are being received by such selling Persons in a timely manner. Neither the Company nor any of the Company Subsidiaries is obligated by virtue of a take-or-pay payment, advance payment, or similar payment (other than royalties, overriding royalties and similar arrangements established in the Oil and Gas Leases of the Company or any of the Company Subsidiaries) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to such Person’s interest in its Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, all Hydrocarbon Wells and all water, carbon dioxide or injection Wells located on the Oil and Gas Leases of the Company or any of the Company Subsidiaries have been drilled, completed and operated, as applicable, within the limits permitted by the applicable Contracts and applicable Law and all drilling and completion (and plugging and abandonment, including plugging and abandonment of permanently plugged wells located on the Oil and Gas Leases of the Company or any of the Company Subsidiaries) of the Hydrocarbon Wells and such other Wells and all related development, production and other operations have been conducted in compliance with all applicable Law.

(g) None of the Oil and Gas Properties of the Company or any of the Company Subsidiaries is subject to any preferential purchase, pre-emption, consent, tag-along or similar right or obligation, or to any right of termination, cancellation or revocation, that would become operative or with which the Company or any of its Affiliates would be required to comply as a result of the transactions contemplated by this Agreement except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) As of the date of this Agreement, and except as provided for in the Company Budget, there is no outstanding authorization for expenditure or similar request or invoice for funding or participation under any Contracts which are binding on the Company, or any of its Subsidiaries with respect to its or their respective Oil and Gas Properties and which the Company reasonably anticipates will individually require expenditures by the Company or any of the Company Subsidiaries in excess of $10,000,000 in the aggregate (net to the interest of the Company and the Company Subsidiaries).

(i) Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, there are no Wells that constitute a part of the Oil and Gas Properties of the Company or any of the Company Subsidiaries in respect of which the Company or any of the Company Subsidiaries has received a notice, claim, demand or Order notifying, claiming, demanding or requiring that such Wells be temporarily or permanently plugged and abandoned.

(j) All Oil and Gas Properties operated by the Company and the Company Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices, and the Company and the Company Subsidiaries have used all commercially reasonable efforts (i) to maintain all Oil and Gas Leases and Oil and Gas Properties for current and future operations and (ii) to meet any and all drilling obligations provided for in any and all agreements and contracts covering the Oil and Gas Leases and Oil and Gas Properties, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.18 Rights-of-Way. Each of the Company and the Company Subsidiaries has such consents, easements, rights-of-way, permits and licenses from each Person (collectively “Rights-of-Way”) as are sufficient to conduct its business as presently conducted in the ordinary course, except for such Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conduct their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All pipelines operated by the Company and its Subsidiaries are subject to Rights-of-Way or are located on real property owned or leased by the Company, and there are no gaps (including any gap arising as a result of any breach by the Company or any of the Company Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.19 Intellectual Property; IT and Privacy. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Each of the Company and the Company Subsidiaries owns or has a valid right to use, free and clear of all Encumbrances (other than Permitted Encumbrances), all Intellectual Property used or held for use in, or necessary to conduct, the business of the Company and the Company Subsidiaries as currently conducted. The conduct of the business of the Company and each of the Company Subsidiaries, since December 31, 2020, has not infringed upon, misappropriated or otherwise violated, and is not infringing upon, misappropriating or otherwise violating any Intellectual Property of any other Person. There is no claim pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries alleging infringement, misappropriation or other violation by the Company or any of the Company Subsidiaries of any Intellectual Property of any other Person or challenging the ownership, validity or enforceability of the Intellectual Property of the Company or any of the Company Subsidiaries. To the Knowledge of the Company, no Person since December 31, 2020, has infringed upon, misappropriated, or otherwise violated, nor is infringing upon, misappropriating, or otherwise violating any Intellectual Property owned by the Company or any of the Company Subsidiaries, and since December 31, 2020, neither the Company nor any of the Company Subsidiaries has instituted or threatened in writing any claims against any Person alleging any infringement, misappropriation, or other violation of any such Intellectual Property or challenging the ownership, validity, or enforceability of any such Intellectual Property. Each of the Company and the Company Subsidiaries takes and has taken commercially reasonable actions to protect the proprietary rights in its Intellectual Property including trade secrets and other confidential information and the trade secrets and other confidential information of other Persons possessed by the Company and the Company Subsidiaries, and there has been no unauthorized disclosure of trade secrets or other confidential information due to acts or omissions by the Company or any of the Company Subsidiaries.

(b) Since December 31, 2021, (i) there has been no failure in, or disruptions of, its material Software or information technology (“IT”) assets (including, for clarity, with respect to any third-party providers of such Software and IT assets) that has not been fully remedied; (ii) each of the Company and the Company Subsidiaries has been and is in material compliance with its privacy policies, contractual obligations regarding data privacy and security and all applicable Laws directed to data privacy and security; and (iii) each of the Company and the Company Subsidiaries has adopted, implemented and maintained a data privacy and security compliance program designed to protect its IT assets, personal information and material business information against reasonably anticipated threats, hazards and the unauthorized access, use or disclosure thereof. The Company and the Company Subsidiaries own, lease, license, or otherwise have the legal right to use all IT assets used in or necessary for the immediate needs of the businesses of the Company and the Company Subsidiaries as they are currently conducted. To the Knowledge of the Company, no Person has committed an unauthorized access, use or exfiltration, including any such access, use or exfiltration that requires disclosure to a Governmental Entity under applicable Law, with respect to any IT asset of or used for the Company or any of the Company Subsidiaries, or personal information or material business information possessed or controlled by or on behalf of the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has received written notice of any claims, and there have been no Legal Proceedings (including any investigation or written notice), by any Governmental Entity or other Person alleging noncompliance with, or a violation by the Company or any of the Company Subsidiaries of, any Laws directed to data privacy and security.

Section 2.20 Affiliate Transactions. Except for (i) Contracts filed or incorporated by reference as an exhibit to the Company SEC Documents furnished to or filed with the SEC and available on EDGAR at least twenty-four (24) hours prior to the date of this Agreement and (ii) the Company Benefit Plans, Section 2.20 of the Company Disclosure Letter sets forth a true and complete list of the Contracts or understandings that are in existence as of the date of this Agreement between, on the one hand, the Company or any of the Company Subsidiaries and, on the other hand, any (x) present executive officer or director of the Company or any of the Company Subsidiaries or any Person that has served as an executive officer or director of the Company or any of the Company Subsidiaries within the last three years, (y) record or beneficial owner of more than five percent of the Company Common Stock as of the date of this Agreement or (z) to the Knowledge of the Company, any Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such officer, director or owner (other than the Company or any of the Company Subsidiaries).

Section 2.21 Insurance. Section 2.21 of the Company Disclosure Letter sets forth a list of the material insurance policies (including directors and officers liability insurance) covering the Company and the Company Subsidiaries as of the date hereof. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, from December 31, 2021 through the date of this Agreement, each of the Company and the Company Subsidiaries has been continuously insured with recognized insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for the nature of the property so insured and for companies in the United States conducting the business conducted by the Company and the Company Subsidiaries during such time period. Neither the Company nor any of the Company Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of the Company or any of the Company Subsidiaries.

Section 2.22 Information to be Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC or becomes effective under the Securities Act, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the Company Stockholders or the Parent Stockholders, or at the time of the Company Stockholders’ Meeting, include any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. The Joint Proxy

Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or to be supplied by the Parent Parties that is included or incorporated by reference in the foregoing documents.

Section 2.23 Regulatory Proceedings.

(a) The Company is not a “holding company,” a “subsidiary company” of a “holding company,” an affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b) Except for facilities subject to Section 2.23(c), all properties and related facilities constituting the Company’s and the Company Subsidiaries’ properties (including any facilities under development) are (i) exempt from or otherwise not subject to regulation by the U.S. Federal Energy Regulatory Commission under applicable Law and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

(c) Except for certain facilities, as described on Section 2.23(c) of the Company Disclosure Letter, used in the transport of Hydrocarbons which are subject to the Interstate Commerce Act and are subject to the jurisdiction of the U.S. Federal Energy Regulatory Commission, and which are in substantial compliance with the applicable Laws, rules and regulations issued by any Governmental Entity, neither the Company nor any of the Company Subsidiaries owns, controls, or has under development any (i) refining capacity or (ii) oil or gas transportation infrastructure (other than gathering facilities).

(d) The Company is not an “investment company” within the meaning of the U.S. Investment Company Act of 1940.

Section 2.24 Takeover Statutes. The restrictions applicable to business combinations contained in Section 203 of the DGCL (or any other Takeover Laws or similar statute or regulation) are inapplicable to the execution, delivery or performance of this Agreement or the consummation of the Mergers and the other transactions contemplated hereby. To the Knowledge of the Company, no other Takeover Laws or any anti-takeover provision in the Company Organizational Documents are, or at the Initial Merger Effective Time will be, applicable to the Company, the Mergers, this Agreement or any of the transactions contemplated hereby.

Section 2.25 Financial Advisor. Except for BofA Securities, Inc. and Evercore Group L.L.C. (the fees and expenses of which will be paid by the Company and are reflected in the respective agreement between such financial advisor and the Company), neither the Company nor any of the Company Subsidiaries has employed any financial advisor, investment bank, broker or finder who is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers or any of the other transactions contemplated by this Agreement. The Company has furnished to Parent accurate and complete copies of its agreements with BofA Securities, Inc. and Evercore Group L.L.C. relating to the Mergers.

Section 2.26 Opinion of Financial Advisor. Each of BofA Securities, Inc. and Evercore Group L.L.C. has delivered to the Company Board its respective oral opinion, to be confirmed by delivery of a written opinion, to the effect that, as of the date of such opinion and based on and subject to the factors and assumptions set forth in such written opinion, the Exchange Ratio provided for in this Agreement is fair, from a financial point of view, to the holders of Company Common Stock (other than Excluded Shares).

Section 2.27 Certain Payments.

(a) Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, since December 31, 2021, (i) none of the Company, any of the Company Subsidiaries, nor, to the Knowledge of the Company, any Company or Company Subsidiary director, officer, employee, representative, agent or any other Person acting on behalf of the Company or any of the Company Subsidiaries, has violated any applicable Anti-Corruption Law, International Trade Laws or Money-Laundering Laws; and (ii) none of the Company, any of the Company Subsidiaries nor, to the Knowledge of Company, any Company or Company Subsidiary director, officer, employee, representative, agent or any other Person acting on behalf of the Company or any of the Company Subsidiaries, has offered, paid, given, promised or authorized the payment of, anything of value (including money, checks, wire transfers, tangible and intangible gifts, favors, services or entertainment and travel) directly or indirectly to any employee, officer, or representative of, or any Person otherwise acting in an official capacity for or on behalf of a Governmental Entity, whether elected or appointed, including an officer or employee of a state-owned or state-controlled enterprise, a political party, political party official or employee, candidate for public office, or an officer or employee of a public international organization (such as the World Bank, United Nations, International Monetary Fund, or Organization for Economic Cooperation and Development) (any such Person, a “Government Official”) (A) for the purpose of (1) influencing any act or decision of a Government Official or any other Person in his or her official capacity, (2) inducing a Government Official or any other Person to do or omit to do any act in violation of his or her lawful duties, (3) securing any improper advantage, (4) inducing a Government Official or any other Person to influence or affect any act or decision of any Governmental Entity or (5) assisting the Company, any of the Company Subsidiaries, or any Company or Company Subsidiary director, officer employee, agent, representative or any other Person acting on behalf of the Company or any of the Company Subsidiaries in obtaining or retaining business or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any improper advantage.

(b) Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, since December 31, 2021, the Company and the Company Subsidiaries have implemented and have at all times maintained internal controls, policies and procedures reasonably designed to detect, prevent and deter violations of Anti-Corruption Laws, International Trade Laws and Money-Laundering Laws.

Section 2.28 Stockholder Rights Plan; Anti-Takeover Provisions. Except for the Rights Agreement, there is no stockholders rights plan, “poison pill” anti-takeover plan or other similar arrangement in effect, to which the Company is party or otherwise bound. The Company has amended, and the Company and the Company Board have taken all necessary action to amend, the Rights Agreement to render the Rights (as defined in the Rights Agreement) issued pursuant to the Rights Agreement inapplicable to the Parent Parties and to the execution and delivery of this Agreement or the consummation of the Mergers or any other transaction contemplated by this Agreement and to ensure that none of the execution or delivery of this Agreement or the consummation of the Mergers will result in (a) the occurrence of any Section 11(a)(ii) Event (as defined in the Rights Agreement), (b) a Stock Acquisition Date or a Distribution Date (each, as defined in the Rights Agreement) or (c) the Rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing shares of Company Common Stock. The Company and the Company Board have taken all actions necessary to ensure that the Rights shall expire at or prior to the Initial Merger Effective Time, without the payment of any money or other consideration. A true and correct copy of such amendment to the Rights Agreement and the action of the Company Board approving such amendment has been provided to Parent on or prior to the date hereof, and such amendment remains in full force and effect.

Section 2.29 No Additional Representations. Except for those representations and warranties expressly set forth in this Article II and any certificate delivered pursuant to the provisions hereof, neither the Company nor any of the Company Subsidiaries or other Person acting on behalf of the Company makes any representation or warranty of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement. Except for those representations and warranties expressly set forth in this Article II and any certificate delivered pursuant to the provisions hereof, neither the Company nor any of the Company Subsidiaries has made or makes any representation or warranty with respect to any projections, estimates or budgets made available to the public, the Parent Parties or their Affiliates of future revenues, future production, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and the Company Subsidiaries or the future business and operations of the Company and the Company Subsidiaries.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as disclosed in (a) the Parent SEC Documents furnished to or filed with the SEC on or after January 1, 2024 and available on EDGAR at least twenty-four (24) hours prior to the date hereof (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature (other than any historical factual information contained within such sections or statements)), where it is reasonably apparent on its face that such disclosure is applicable to the representation; or (b) the disclosure letter delivered by Parent to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent on its face), Parent represents and warrants to the Company as follows:

Section 3.1 Due Organization; Subsidiaries.

(a) Parent is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Each of the Parent Subsidiaries is a legal Entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, except where the failure to be so organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of the Parent Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of the Parent Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other legal Entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Parent has delivered or made available to the Company accurate and complete copies of the certificate of incorporation and bylaws of Parent (collectively, the “Parent Organizational Documents”), the certificate of incorporation and bylaws of Merger Sub Inc. and the certificate of formation and limited liability company agreement of Merger Sub LLC. Parent is not in material violation of the Parent Organizational Documents.

(d) All OpCo LLC Units have been validly issued and are fully paid, to the extent required under the applicable organizational documents of OpCo LLC. All of the Opco LLC Units held by Parent are held free and clear of all Encumbrances, other than transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws or as set forth in the Opco LLC Agreement.

Section 3.2 Authority; Binding Nature of Agreement.

(a) Each of the Parent Parties has all requisite corporate power and authority to enter into and to perform their respective obligations under this Agreement and, subject to the receipt of Parent Stockholder Approval and the approval of this Agreement by Parent, in its capacity as the sole stockholder of Merger Sub Inc. (the “Merger Sub Sole Stockholder Approval”), to consummate the Mergers and the other transactions contemplated hereby, including the Stock Issuance. The execution and delivery of this Agreement by the Parent Parties and the consummation by the Parent Parties of the Mergers and of the other transactions contemplated by this Agreement, including the Stock Issuance, have been duly authorized by all necessary corporate action on the part of the Parent Parties (other than the Merger Sub Sole Stockholder Approval and, with respect to the Stock Issuance, the receipt of Parent Stockholder Approval).

(b) The Parent Board has unanimously (i) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are in the best interests of, and are advisable to, Parent and the Parent Stockholders, (ii) approved and declared advisable this Agreement, the Mergers and the other transactions contemplated by this Agreement and (iii) resolved to make the Parent Recommendation. Except in connection with a Parent Adverse Recommendation Change in accordance with Section 5.4, such resolutions of the Parent Board have not been rescinded, modified or withdrawn in any way. Parent, as the owner of all of the outstanding shares of capital stock of Merger Sub Inc., will immediately after the execution and delivery of this Agreement adopt this Agreement in its capacity as the sole stockholder of Merger Sub Inc. and Parent will deliver a copy of such approval promptly to the Company.

(c) This Agreement has been duly executed and delivered by the Parent Parties and, assuming the due execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of the Parent Parties, enforceable against the Parent Parties in accordance with its terms, subject to Enforceability Exceptions.

Section 3.3 Approval Required. (a) The approval of the Stock Issuance under Sections 312.03(c) and 312.07 of the NYSE Listed Company Manual by the affirmative vote of the holders of a majority of the shares of Parent Class A Common Stock and Parent Class B Common Stock entitled to vote thereon, voting as a single class (the “Parent Stockholder Approval”), and (b) the prior approval of the holder (or holders) of the issued and outstanding Parent Series I Preferred Stock in accordance with the Parent Organizational Documents (the “Parent Preferred Stockholder Approval”) are the only approvals of the holders of any class or series of capital stock of Parent necessary to approve and consummate the Mergers and the other transactions contemplated hereby, including the Stock Issuance. Parent has delivered to the Company a true and accurate copy of the written consent with respect to the Parent Preferred Stockholder Approval in accordance with the Parent Organizational Documents, and such consent has not been modified, withdrawn or revoked in any respect.

Section 3.4 Capitalization.

(a) The authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Class A Common Stock, 500,000,000 shares of Class B common stock, par value $0.0001 (“Parent Class B Common Stock”) and 500,000,000 shares of preferred stock, par value $0.0001 (“Parent Preferred Stock”), 1,000 of which are designated as “Series I Preferred Stock” (the “Parent Series I Preferred Stock”). As of May 13, 2024, (i) 111,516,601 shares of Parent Class A Common Stock are issued and outstanding, which includes 202,008 shares of restricted Parent Common Stock issued pursuant to the Parent Incentive Plans (“Parent Restricted Stock”), (ii) 1,071,553 shares of Parent Class A Common Stock are held in Parent’s treasury and no shares of Parent Class B Common Stock are held in Parent’s treasury, (iii) 65,948,124 shares of Parent Class B Common Stock are issued and outstanding, (iv) no shares of Parent Common Stock are held by any of the Parent Subsidiaries, (v) 11,595,082 shares of Parent Class A Common Stock are issuable pursuant to the Parent Incentive Plans, of which (1) 341,639 shares of Parent Common Stock are issuable in respect of restricted stock units granted under the Parent Incentive Plans

(“Parent RSUs”), (2) 11,253,443 shares of Parent Common Stock are issuable in respect of performance stock units granted under the Parent Incentive Plans (“Parent PSUs”), assuming a target level of achievement, (3) 2,693,120 shares of Parent Common Stock are reserved for the grant of additional awards under the Parent Incentive Plans and (4) 65,948,124 shares of Parent Class A Common Stock are available for issuance in exchange for OpCo LLC Units (together with the cancellation of the corresponding shares of Parent Class B Common Stock), and (vi) 1,000 shares of Parent Series I Preferred Stock are issued and outstanding. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued, and are fully paid and nonassessable and are not subject to any preemptive right, and all shares of Parent Class A Common Stock which may be issued pursuant to the settlement of Parent RSUs or Parent PSUs pursuant to the Parent Incentive Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive right. Except as set forth on Section 3.4(a) of the Parent Disclosure Letter, there are not any phantom stocks or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of Parent or the Parent Subsidiaries and there are no outstanding stock appreciation rights with respect to the capital stock of Parent or the Parent Subsidiaries. Other than Parent Common Stock and Parent Preferred Stock, there are no other authorized classes of capital stock of Parent.

(b) The shares of Parent Class A Common Stock to be issued pursuant to the Mergers, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued and fully paid, and not subject to any preemptive right.

(c) The authorized capital stock of Merger Sub Inc. consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding, all of which shares are directly owned by Parent.

(d) All of the issued and outstanding limited liability company interests of Merger Sub LLC are directly owned by Artemis Holdings.

(e) Except for the OpCo LLC Agreement, the Specified Rights Agreement, the Management Agreement, the Voting Agreements, the Parent Organizational Documents and the organizational documents of the Parent Subsidiaries, there are no voting trusts or other agreements or understandings to which Parent, any of the Parent Subsidiaries or, to the Knowledge of Parent, any of their respective executive officers or directors is a party with respect to the voting of Parent Common Stock or the capital stock or other equity interests of any of the Parent Subsidiaries.

(f) Other than as set forth in the Parent Incentive Plans, the OpCo LLC Agreement, the Parent RSUs, the Parent PSUs and as set forth on Section 3.4(f) of the Parent Disclosure Letter, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests to which Parent or any of the Parent Subsidiaries is a party obligating Parent or any of the Parent Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of Parent or any of the Parent Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or equity interests, (ii) grant, extend or enter into such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests or (iv) provide a material amount of funds to, or make any material investment (in the form of loan, capital contribution or otherwise) in any of the Parent Subsidiaries. At the Initial Merger Effective Time, other than as set forth in the Parent Incentive Plans, the OpCo LLC Agreement, the Parent RSUs, the Parent PSUs and as set forth on Section 3.4(f) of the Parent Disclosure Letter, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character by which Parent or any of the Parent Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of Parent or any of the Parent Subsidiaries or securities convertible into or exchangeable or exercisable for such shares or any other such securities or agreements.

(g) There are no outstanding bonds, debentures, notes or other Indebtedness of Parent or any of the Parent Subsidiaries having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of Parent or any of the Parent Subsidiaries may vote.

Section 3.5 Governmental Filings; No Violations.

(a) Other than the filings, notices, waiting periods or approvals required by (i) Section 1.3, (ii) the HSR Act, (iii) the Exchange Act, including the filing with the SEC of the Registration Statement, the Joint Proxy Statement/Prospectus and other filings required under federal or state securities laws and (iv) the NYSE rules and regulations, no consent, approval, Order, license, Permit or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is necessary or required to be obtained or made by or with respect to Parent or any of the Parent Subsidiaries in connection with the execution and delivery of this Agreement, the performance by each of the Parent Parties of its obligations under this Agreement and the consummation by the Parent Parties of the Mergers and the other transactions contemplated hereby, except those that the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Parent Parties does not, and the consummation of the Mergers and the other transactions contemplated hereby will not (with or without notice or lapse of time or both), (i) violate or conflict with any provision of the Parent Organizational Documents, (ii) subject to the filings, notices, waiting periods or approvals contemplated by Section 3.5(a) and obtaining the Parent Stockholder Approval and the Merger Sub Sole Stockholder Approval, violate or conflict with any Laws or any Order applicable to Parent or any of the Parent Subsidiaries or any of their respective assets or properties, (iii) subject to obtaining the third-party consents and approvals set forth in Section 3.5(b) of the Parent Disclosure Letter, violate, conflict with, or result in a breach of any provision of, or constitute a default under, or trigger any obligation to repurchase, redeem or otherwise retire Indebtedness under, or result in the termination of, or accelerate the performance required by, or result in a right of termination, cancellation, guaranteed payment or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the assets of Parent or any of the Parent Subsidiaries pursuant to any provisions of any note, bond, mortgage, indenture, deed of trust, Permit, concession, lease, instrument, obligation or other Contract of any kind to which Parent or any of the Parent Subsidiaries is now a party or by which it or any of its assets may be bound, or trigger any buy-sell or similar agreements, or (iv) result in the creation of any

Encumbrance upon any of the properties or assets of Parent or any of the Parent Subsidiaries (including the Company and the Company Subsidiaries following the Mergers), except, in the case of clauses (ii), (iii) and (iv) for any breach, violation, conflict, termination, default, acceleration, creation, change, conflict or Encumbrance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.6 SEC Filings; Financial Statements.

(a) All forms, documents and reports, together with all exhibits, financial statements and schedules filed or furnished therewith, and all information, documents and agreements incorporated in any such form, document or report (but not including any document incorporated by reference into an exhibit), excluding the Joint Proxy Statement/Prospectus, required to have been filed with or furnished to the SEC by Parent or any of the Parent Subsidiaries since January 1, 2024 have been timely filed or furnished, as the case may be. All such forms, documents and reports, including any audited or unaudited financial statements and any notes thereto or schedules included therein (including those that Parent may file after the date of this Agreement and prior to the Closing Date), are referred to herein as the “Required Parent SEC Documents,” and such Required Parent SEC Documents, with any voluntarily filed forms, documents, reports or other document filed by the Parent with the SEC on or since January 1, 2024 (excluding, in each case, information explicitly deemed “furnished” rather than “filed”), are referred to herein as the “Parent SEC Documents.” As of their respective dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Required Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), and the requirements of SOX and (ii) none of the Parent SEC Documents (A) in the case of any registration statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) in the case of Company SEC Documents other than registration statements, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including related notes, if any) contained in the Required Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not have contained notes and were subject to normal and recurring year-end adjustments); and (iii) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. For purposes of this Agreement, “Parent Balance Sheet” means that audited consolidated balance sheet (and notes thereto) of Parent and its consolidated Subsidiaries as of December 31, 2023 (the “Parent Balance Sheet Date”) set forth in Parent’s Annual Report on Form 10-K filed with the SEC on March 4, 2024.

(c) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Parent’s disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Parent’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements. Parent has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and has identified for Parent’s auditors and the audit committee of the Parent Board any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Since January 1, 2024, any material change in internal control over financial reporting required to be disclosed in any Parent SEC Document has been so disclosed.

(d) Since the Parent Balance Sheet Date, neither Parent nor any of the Parent Subsidiaries nor, to the Knowledge of Parent, any director, officer, employee, auditor, accountant or representative of Parent or any of the Parent Subsidiaries has received or otherwise obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of the Parent Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of the Parent Subsidiaries has engaged in questionable accounting or auditing practices.

(e) Section 3.6(e) of the Parent Disclosure Letter contains a complete and accurate list of all Derivative Products entered into by Parent or any of the Parent Subsidiaries or for the account of any of its customers as of May 8, 2024. All such Derivative Products were, and any Derivative Product entered into after the date of this Agreement will be, entered into in accordance in all material respects with applicable Laws, and in accordance in all material respects with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Parent and the Parent Subsidiaries (collectively, the “Parent Risk Policies”), and were, and will be, entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Product. Section 3.6(e) of the Parent Disclosure Letter identifies any such counterparty as to which, to the Knowledge of Parent, Parent or any of the

Parent Subsidiaries has any reasonable concerns regarding financial responsibility with respect to any such Derivative Product. Parent and each of the Parent Subsidiaries have, and will have, duly performed in all material respects all of their respective obligations under the Derivative Products to the extent that such obligations to perform have accrued, and, to the Knowledge of Parent, there are and will be no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder. Prior to the date of this Agreement, Parent has delivered or made available to Parent an accurate and complete copy of the Parent Risk Policies in effect as of the date of this Agreement. Since the Parent Balance Sheet Date, there have been no material violations of the Parent Risk Policies.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

Section 3.7 Absence of Changes. Since the Parent Balance Sheet Date, (a) as of the date hereof, Parent and the Parent Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business in a consistent manner with past practice prior to such date, (b) there has not been any event, change, effect, development, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (c) as of the date hereof, there has not been any material damage, destruction or other casualty loss with respect to any material asset or property owned or leased by the Parent or any of the Parent Subsidiaries, including the Oil and Gas Properties of the Parent and the Parent Subsidiaries, whether or not covered by insurance and (d) none of Parent or any of the Parent Subsidiaries has taken or agreed or omitted to take any action that, if taken or omitted during the period from the date of this Agreement through the Initial Merger Effective Time without the Company’s consent, would constitute a breach of clause (i), (ii), (iv) or (v) of Section 4.2(b), or (solely with respect to clauses (i), (ii), (iv) and (v) of Section 4.2) Section 4.2(b)(viii).

Section 3.8 Absence of Undisclosed Liabilities. Since the Parent Balance Sheet Date, neither Parent nor any of the Parent Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required to be reflected in financial statements prepared in accordance with GAAP, except for: (a) liabilities reflected or reserved against in Parent Balance Sheet (or the notes thereto), (b) liabilities that have been incurred by Parent or any of the Parent Subsidiaries since the Parent Balance Sheet Date in the ordinary course of business consistent with prior practice (but excluding violations of Law, compliance matters, internal investigations, spills, breach of Contracts or Permits, torts or infringement), (c) liabilities incurred in connection with the transactions contemplated by this Agreement and (d) liabilities which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of the Parent Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any Contract relating to any transaction or relationship between or among Parent and any of the Parent Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of the Parent Subsidiaries, in Parent’s consolidated financial statements or the Parent SEC Documents.

Section 3.9 Compliance with Laws; Regulation.

(a) Each of Parent and the Parent Subsidiaries and, with respect to any Oil and Gas Properties of Parent and the Parent Subsidiaries that are operated by third parties, to the Knowledge of Parent, such third parties are and, since December 31, 2021, have been, conducted in compliance with all applicable Laws (other than compliance with (i) Tax Laws, which is covered solely by Section 3.11, (ii) Environmental Laws, which is covered solely by Section 3.14 and (iii) Anti-Corruption Laws, International Trade Laws or Money-Laundering Laws, which are covered solely by Section 3.29), except for instances of non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since December 31, 2021, neither Parent nor any of the Parent Subsidiaries has received any written notice from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Each of Parent and the Parent Subsidiaries is in possession of all Permits (other than Permits required under Environmental Laws, which are covered solely by Section 3.14) necessary for it to own, lease and operate its respective properties or otherwise to carry on its businesses as it is now being conducted (the “Parent Permits”), and all such Parent Permits are in full force and effect and no suspension, revocation, termination, cancellation, non-renewal, or modification not requested by Parent of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened, except where the failure to have, or the suspension, revocation, termination, non-renewal, cancellation or modification of, any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and the Parent Subsidiaries, and their respective businesses as currently conducted, are in compliance with the terms of the Parent Permits, except failures so to comply that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Each of Parent and the Parent Subsidiaries and, to the Knowledge of Parent, its and their respective directors and officers, is in compliance in all material respects with (i) the provisions of SOX and the related rules and regulations promulgated thereunder or under the Exchange Act and (ii) the listing and corporate governance rules and regulations of the NYSE, in each case in the foregoing clauses (i) and (ii) as such provisions, rules and regulations are applicable to such Person.

Section 3.10 Material Contracts.

(a) All Contracts, including amendments thereto, required to be filed as an exhibit to any report of Parent filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K under the Exchange Act have been so filed, and, as of the date hereof, no such Contract has been amended or modified (or further amended or modified, as applicable) since the date so filed.

(b) Each Parent Material Contract is valid and binding on Parent or the Parent Subsidiary party thereto, as the case may be, and, to the Knowledge of Parent, each other party thereto, and is in full force and effect in accordance with its terms, except for (i) terminations or expirations at the end of the stated term or (ii) such failures to be valid and binding or to be in full force and effect as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, in each case subject to Enforceability Exceptions.

(c) Neither Parent nor any of the Parent Subsidiaries is in breach of, or default under the terms of, and, to the Knowledge of Parent, no other party to any Parent Material Contract is in breach of, or default under the terms of, any Parent Material Contract, nor is any event of default (or similar term) continuing under any Parent Material Contract, and, to the Knowledge of Parent, there does not exist any event, condition or omission that would constitute such a default, breach or event of default (or similar term) (whether by lapse of time or notice or both) under any Parent Material Contract, in each case where such breach, default or event of default (or similar term) would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.11 Taxes.

(a) Except as would not reasonably be expected have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) All Tax Returns required to be filed by the Parent or any of the Parent Subsidiaries have been duly and timely filed (taking into account valid extensions of time for filing), and all such Tax Returns are true, correct and complete in all respects. All Taxes that are due and payable by the Parent or any of the Parent Subsidiaries (whether or not reflected on any Tax Return) have been duly and timely paid or adequate reserves in respect thereof have been established on the financial statements of the Parent in accordance with GAAP. The Parent and each of the Parent Subsidiaries has timely withheld and paid all Taxes required to be withheld and paid by it and has complied in all respects with all related information reporting and record retention requirements.

(ii) There is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Parent or any Parent Subsidiary (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(iii) There is no outstanding claim, assessment or deficiency against the Parent or any of the Parent Subsidiaries for any Taxes that has been asserted in writing by any Taxing Authority, other than claims being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the financial statements of the Parent in accordance with GAAP. There are no Legal Proceedings with respect to Taxes pending or threatened in writing against the Parent or any of the Parent Subsidiaries.

(iv) Neither the Parent nor any of the Parent Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing any Tax Return (other than a group the common parent of which is the Parent or any of the Parent Subsidiaries) or has any liability for Taxes of any Person (other than the Parent or any of the Parent Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor, by reason of assumption or by operation of Law.

(v) No written claim has been made by any Taxing Authority in a jurisdiction where the Parent or any of the Parent Subsidiaries does not currently file a Tax Return that the Parent or such Parent Subsidiary is or may be subject to any Tax or required to file any Tax Return in such jurisdiction.

(vi) There are no Encumbrances for Taxes on any of the assets of the Parent or any of the Parent Subsidiaries, except for Permitted Encumbrances.

(vii) Neither the Parent nor any of the Parent Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period ending after the Closing Date as a result of any (A) adjustment pursuant to Section 482 of the Code (or any analogous provision of U.S. state or local or non-U.S. Law) for a taxable period ending on or before the Closing Date, (B) “closing agreement” described in Section 7121 of the Code (or any analogous provision of U.S. state or local or non-U.S. Law) executed on or prior to the Closing Date, (C) installment sale, intercompany transaction, or open transaction disposition made on or prior to the Closing Date, or (D) prepaid amount received on or prior to the Closing Date.

(b) Neither the Parent nor any of the Parent Subsidiaries has constituted a “distributing corporation” or a “controlled corporation,” each within the meaning of Section 355(a)(1) of the Code, in a distribution of stock intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which would otherwise constitute part of a “plan” or a “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(c) Neither the Parent nor any of the Parent Subsidiaries has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(d) Neither the Parent nor any of the Parent Subsidiaries is a party to, has any obligation under or is bound by any material Tax allocation, Tax sharing, Tax indemnity, or similar arrangement, understanding or agreement pursuant to which it will have any potential material liability to any Person after the Initial Merger Effective Time (excluding (i) any Contract or arrangement solely between or among the Parent and/or any of the Parent Subsidiaries, and (ii) any customary provisions contained in any commercial agreement entered into in the ordinary course of business and not primarily relating to Tax).

(e) Following the Initial Merger Effective Time, Parent or a member of Parent’s “qualified group” (as defined in Treasury Regulations Section 1.368-1(d)(4)(ii)) of corporations plans and intends to continue Company’s “historic business” or use a “significant portion” of Company’s “historic business assets” in a business (as such terms are defined in Treasury Regulations Sections 1.368-1(d)(2) and (3)).

(f) Parent has no plan or intention to cause the Subsequent Surviving Company to sell, transfer or otherwise dispose of a material amount of its assets, except for sales, transfers or dispositions of such assets made in the ordinary course of business or transfers or dispositions that are disregarded for U.S. federal income tax purposes or permitted by Treasury Regulations Section 1.368-2(k).

Section 3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Parent Disclosure Letter contains a true and complete list, as of the date of this Agreement, of all material Parent Benefit Plans. With respect to each material Parent Benefit Plan, Parent has made available to the Company true and complete copies of such Parent Benefit Plan, including all material amendments thereto (or with respect to each Parent Benefit Plan not reduced to writing, a written summary of all material terms), and, to the extent applicable: (i) any related trust or other funding agreements, (ii) the most recent annual report on Form 5500 series, with accompanying schedules and attachments (including accountants’ opinions, if applicable), (iii) the most recent actuarial valuation, (iv) the most recent favorable determination letter, (v) the most recent summary plan description provided to participants (and all summaries of material modifications), and (vi) all non-routine correspondence to or from any Governmental Entity in the past one year addressing any matter involving actual or potential material liability relating thereto.

(b) None of Parent, the Parent Subsidiaries, and any other Entity (whether or not incorporated) which is treated as a single employer together with Parent or any of the Parent Subsidiaries within the meaning of Section 4001(b) of ERISA (each, a “Parent ERISA Affiliate”) sponsors, maintains, contributes to, has any obligation to contribute to, or may be reasonably expected to have any actual or contingent material liability with respect to (or in the past six (6) years has sponsored, maintained, contributed to, had any obligation to contribute to, or would reasonably have been expected to have any actual or contingent material liability with respect to), and no Parent Benefit Plan is, a plan that is or was (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(c) Other than as required under ERISA Sections 601 to 608 or other applicable Law, no Parent Benefit Plan provides post-termination or retiree medical benefits to any individual for any reason, and none of Parent, the Parent Subsidiaries, and the Parent ERISA Affiliates has any liability to provide post-termination or retiree medical benefits to any individual. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect: (i) with respect to any Parent Benefit Plan, none of Parent and the Parent Subsidiaries, and, to the Knowledge of Parent, any other Person, has engaged in a “prohibited transaction” or breach of a fiduciary duty (as determined under ERISA) in connection with which Parent or any Parent Subsidiary reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code in an amount that could be material and (ii) Parent and the Parent Subsidiaries have not incurred any liability (whether or not assessed) under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect: (i) all of the Parent Benefit Plans have been established and maintained in material compliance with their terms and all applicable Laws, including ERISA and the Code; (ii) each Parent Benefit Plan subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with such provision and the applicable guidance thereunder; (iii) each Parent Benefit Plan which is intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service as to its qualified status under Section 401(a) of the Code, and to the Knowledge of Parent, nothing has occurred since the issuance of such letter (or could reasonably be expected to occur) which might impair the qualified status of such plan; (iv) all material contributions required to be made with respect to any Parent Benefit Plan have been made and all obligations in respect of each Parent Benefit Plan have been accrued and reflected in Parent’s financial statements to the extent required by GAAP; (v) there are no pending or, to the Knowledge of Parent, threatened (in writing) claims by on behalf of any of the Parent Benefit Plans, by any Parent Person or beneficiary covered under any Parent Benefit Plan (other than routine claims for benefits); and (vi) no Parent Benefit Plan is maintained for the benefit of Parent Persons outside of the United States.

(e) Except as otherwise set forth on Section 3.12(e) of the Parent Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either solely as a result thereof or as a result thereof in conjunction with another event): (i) cause or result in an increase in the amount of (or a new entitlement to), or accelerate the timing of vesting or payment of, any benefits or compensation payable under any Parent Benefit Plan in respect of any Parent Person; (ii) cause Parent or any of the Parent Subsidiaries to transfer or set aside any assets to fund any benefits under any Parent Benefit Plan; (iii) limit or restrict the right of Parent to merge, amend or terminate any Parent Benefit Plan; or (iv) result in any payment from Parent or any of the Parent Subsidiaries (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) of Parent or any of the Parent Subsidiaries, that could, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(f) Neither Parent nor any Parent Subsidiary has any obligation to provide, and no Parent Benefit Plan or other agreement provides any individual with a Gross Up Right.

Section 3.13 Employee and Labor Matters.

(a) Neither Parent nor any of the Parent Subsidiaries is, or has been, a party or subject to, or otherwise bound by, any Labor Agreements, and neither the Parent nor any Parent Subsidiaries is in the process of negotiating any Labor Agreement. No employee of Parent or any Parent Subsidiary is, or has been, represented by a labor union, trade union, works council, employee representative bodies or other labor organizations with respect to such employee’s employment with Parent or any Parent Subsidiary and, to the Knowledge of Parent, no labor union, trade union, works council, employee representative body, or other labor organization is seeking to represent any employees of Parent or any of the Parent Subsidiaries.

(b) There is not now in existence, nor has there been since December 31, 2021, any pending or, to the Knowledge of Parent, threat of any: (i) material strike, slowdown, stoppage, picketing, lockout or other labor disturbance against or affecting Parent or any of the Parent Subsidiaries; or (ii) labor-related demand for representation. There is not now in existence any pending or, to the Knowledge of Parent threatened, Legal Proceeding alleging or involving any violation of any employment-related, labor-related or benefits-related Law against, in respect of or relating to Parent, any of the Parent Subsidiaries or any Parent Benefit Plan, including any claims arising under any such Law by or on behalf of any independent contractors, consultants or leased personnel, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) To the Knowledge of Parent, none of Parent’s or the Parent Subsidiaries’ employment, labor, benefits or other policies or practices applicable to any current or former employee, independent contractor or leased personnel of Parent or any of the Parent Subsidiaries are being audited or investigated by any Governmental Entity. Neither Parent nor any Parent Subsidiary is subject to any labor- or employment-related requirements by virtue of being a federal, state, or local government contractor or subcontractor.

(d) None of Parent or any of the Parent Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of Parent or any of the Parent Subsidiaries that involves allegations relating to sexual harassment or other unlawful discrimination or retaliation by an officer or supervisory employee of the Parent or any of the Parent Subsidiaries. To the Knowledge of Parent, since December 31, 2021, no allegations of sexual harassment or other unlawful discrimination or retaliation have been made against any officer or supervisory employee of Parent or any of the Parent Subsidiaries in such officer’s or supervisory employee’s capacity as a service provider to Parent or any of the Parent Subsidiaries.

(e) To the Knowledge of Parent, each individual who is currently providing services to Parent or any of the Parent Subsidiaries as an independent contractor or consultant is properly classified and properly treated as an independent contractor or consultant by the Parent or the Parent Subsidiaries.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and the Parent Subsidiaries, (i) Parent and the Parent Subsidiaries are, and since December 31, 2021 have been, in compliance with all applicable Laws relating to labor and employment, including all such Laws regarding wages and hours, overtime pay, classification of employees and contractors (including classification of Parent Persons as employees or contractors), classification of employees as exempt or non-exempt, meal and rest breaks, employee training, anti-discrimination, anti-retaliation, anti-harassment, employee notices, expense reimbursement, occupational safety and health, recordkeeping, employee leave, Tax withholding and reporting, and immigration, and (ii) there is no (and since December 31, 2021 there has been no) pending, or to the Knowledge of Parent threatened, Legal Proceeding brought by or on behalf of any Parent Person, including any such Legal Proceeding alleging non-compliance with any labor or employment Law.

(g) Neither Parent nor any of the Parent Subsidiaries has any liability or obligation under the WARN Act that remains unsatisfied.

Section 3.14 Environmental Matters.

(a) Each of Parent and the Parent Subsidiaries has been, since December 31, 2020, and currently is, in compliance with, all applicable Environmental Laws, except where failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and the Parent Subsidiaries have not received any written communication from a Governmental Entity or any other Person alleging that Parent and the Parent Subsidiaries are not in such compliance, and, to the Knowledge of Parent, there are no circumstances conditions, events or incidents that may prevent or interfere with such compliance in the future to the extent such prevention or interference would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Each of the Parent and the Parent Subsidiaries has been, since December 31, 2020, and currently is in compliance with all Permits required under applicable Environmental Laws, each such Permit is in full force and effect, and there are no Legal Proceedings pending, or to the Knowledge of the Company, threatened that would result in the termination, revocation, or adverse modification of any such Permit, the subject of which has not been fully and finally resolved, in each case, which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) No transfers of Permits under Environmental Laws, and no additional Permits or other governmental authorizations under Environmental Laws, will be required to permit the ownership or operation of the assets and properties of Parent and the Parent Subsidiaries or the conduct of the business of Parent and the Parent Subsidiaries in material compliance with all applicable Environmental Laws immediately following the Closing Date, as conducted by Parent and the Parent Subsidiaries immediately prior to the Closing Date, except for such transfers or additional Permits or other governmental authorizations the failure to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) There is no Environmental Claim pending or, to the Knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries or, to the Knowledge of Parent, against any Person whose liability for any Environmental Claim of Parent or any of the Parent Subsidiaries has or may have been retained or assumed either contractually or by operation of Law which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) There are no past or present (or to the Knowledge of Parent, future) actions, circumstances or conditions, including, the Release, threatened Release or presence of any Hazardous Material which could form the basis of any Environmental Claim against Parent or any of the Parent Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f) Excluding customary indemnities entered into the ordinary course of business, neither Parent nor any Parent Subsidiary has retained or assumed by contract or operation of law any liabilities of any other Person under Environmental Law, which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(g) The consummation of the transactions contemplated hereby requires no filings or notifications to be made or actions to be taken pursuant to any financial assurance, bond, letter of credit, or similar instrument required for the operation of Parent or any Parent Subsidiary under any Environmental Law or Permits required under Environmental Law, except where the failure to complete or conduct any such filings, notifications or actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.15 Oil and Gas Matters.

(a) Parent has made available to the Company the report of Ryder Scott Company, L.P. (“Ryder Scott”) regarding its estimate, as of December 31, 2023, of the proved Hydrocarbon reserves of Parent and the Parent Subsidiaries with respect to the Oil and Gas Properties of Parent and the Parent Subsidiaries referred to in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Parent Reserve Report”). The factual, non-interpretive data relating to the Oil and Gas Properties of Parent and the Parent Subsidiaries on which the Parent Reserve Report was based was complete and accurate at the time such data was provided to Ryder Scott for use in the Parent Reserve Report, except for any incompleteness or inaccuracy that would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, there are no material errors in the assumptions and estimates used by Ryder Scott in connection with the preparation of the Parent Reserve Report. The proved Hydrocarbon reserve estimates of Ryder Scott set forth in the Parent Reserve Report fairly reflect, in all material respects, the proved Hydrocarbon reserves of Parent and the Parent Subsidiaries at the dates indicated therein and are in accordance with the rules promulgated by the SEC, as applied on a consistent basis throughout the periods reflected therein. Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Report that would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The estimates of proved Hydrocarbon reserves used by Ryder Scott in connection with the preparation of the Parent Reserve Report complied in all material respects with Rule 4-10 of Regulation S-X promulgated by the SEC.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person or individual under (or otherwise with respect to) any Oil and Gas Leases have been properly and timely paid and (ii) all Production Burdens with respect to any Oil and Gas Properties owned or held by Parent or any of its Subsidiaries have been timely and properly paid (other than any such Production Burdens (x) as are being currently paid prior to delinquency in the ordinary course of business consistent with past practice or (y) which are being held in suspense by Parent or its Subsidiaries in accordance with applicable Law).

(c) Following the consummation of the transactions contemplated by this Agreement, all bonds or other financial assurances (having an individual face value in excess of $2,500,000 individually or face values of $10,000,000 in the aggregate) held by Parent or its Subsidiaries or issued for the benefit of any thereof that are required for Parent or such Subsidiaries to own and operate the Oil and Gas Properties that it currently owns and operates will remain in place.

Section 3.16 Legal Proceedings; Orders. There is no pending Legal Proceeding (other than any Legal Proceedings involving Tax matters or environmental matters, which are covered solely by Section 3.11 and Section 3.14, respectively) and, within the twelve (12) months prior to the date hereof, to the Knowledge of Parent, no Person has threatened to commence any Legal Proceeding (other than any Legal Proceedings involving Tax matters or environmental matters, which are covered solely by Section 3.11 and Section 3.14, respectively), against Parent or any of the Parent Subsidiaries or any of the material assets owned or used by any of them, in each case which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no unsatisfied Order to which Parent or any of the Parent Subsidiaries, or any of the material assets owned or used by any of them, is subject which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.17 Title to Properties

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and except for any property (i) sold or otherwise disposed of in the ordinary course of business since the date of the Parent Reserve Report or (ii) reflected in the Parent Reserve Report or in the Parent SEC Documents as having been sold or otherwise disposed of, Parent and the Parent Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report and in each case as attributable to interests owned by Parent and the Parent Subsidiaries free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that Parent’s or one or more of the Parent Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing), beneficially or of record, to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) that (A) entitles Parent (or one or more of the Parent Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share reflected in the Parent Reserve Report of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties (other than decreases in connection with operations in which Parent and/or one or more of the Parent Subsidiaries may be a non-consenting co-owner, decreases resulting from reversion of interests to co-owners with respect to operations in which such co-owners elected not to consent, decreases resulting from establishment of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, in each case, to the extent occurring after the date of the Parent Reserve Report), (B) obligates Parent (or one or more of the Parent Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest reflected in the Parent Reserve Report for such Oil and Gas Properties (other than any increases that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties) and (C) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and except to the extent that enforceability thereof may be limited by Enforceability Exceptions, each material Oil and Gas Lease of Parent or any of the Parent Subsidiaries (i) constitutes the valid and binding obligation of Parent or the Parent Subsidiaries and, to the Knowledge of Parent, constitutes the valid and binding obligation of the other parties thereto, (ii) is in full force and effect and (iii) immediately after the Initial Merger Effective Time will continue to constitute a valid and binding obligation of Parent or the Parent Subsidiaries and, to the Knowledge of Parent, each of the other parties thereto, in accordance with its terms. Each of Parent and the Parent Subsidiaries (to the extent it is a party thereto or bound thereby) and, to the Knowledge of Parent, each other party thereto and each applicable third party operator, has performed in all material respects all obligations required to be performed by it under each material Oil and Gas Lease of Parent or any of the Parent Subsidiaries. There is not, to the Knowledge of Parent, under any Oil and Gas Lease of Parent or any of the Parent Subsidiaries, any material default or event which, with notice or lapse of time or both, would constitute a material default on the part of any of the parties thereto, or any notice of termination, cancellation or material modification, in each case, except such defaults, other events, notices or modifications as to which requisite waivers or consents have been obtained, and, to the Knowledge of Parent, neither Parent nor any of the Parent Subsidiaries has received any written notice of any material violation or breach of, material default under or intention to cancel, terminate, materially modify or not renew any material Oil and Gas Lease of Parent or any of the Parent Subsidiaries.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and with respect to clauses (i) and (ii) below, except with respect to any of the Oil and Gas Properties of Parent or any of the Parent Subsidiaries, (i) Parent and the Parent Subsidiaries have good, valid and defensible title to all real property owned by Parent or any of the Parent Subsidiaries (collectively, the “Parent Owned Real Property”) and valid leasehold estates in all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Parent or any of the Parent Subsidiaries (collectively, including the improvements thereon, the “Parent Leased Real Property”, and together with the Parent Owned Real Property, the “Parent Real Property”) free and clear of all Encumbrances, except Permitted Encumbrances, (ii) each Contract under which Parent or any of the Parent Subsidiaries is the landlord, sublandlord, tenant, subtenant or occupant with respect to the Parent Leased Real Property (each, a “Parent Real Property Lease”), to the Knowledge of Parent, is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Enforceability Exceptions, and neither Parent nor any of the Parent Subsidiaries, or to the Knowledge of Parent, any other party thereto, has received written notice of any default under any Parent Real Property Lease and (iii) there does not exist any pending or, to the Knowledge of Parent, threatened, condemnation or eminent domain proceedings that affect any of the Oil and Gas Properties of Parent or any of the Parent Subsidiaries, the Parent Owned Real Property or the Parent Leased Real Property.

(d) There are no leases, subleases, licenses, rights or other agreements burdening or affecting any portion of the Parent Real Property that would reasonably be expected, individually or in the aggregate, to materially adversely affect the existing use or value of such Parent Real Property by Parent and the Parent Subsidiaries in the operation of their respective businesses thereon. There are no outstanding options or rights of first refusal or first offer in favor of any other party to purchase any Parent Owned Real Property or any portion thereof or interest therein that would reasonably be expected to materially adversely affect the existing use of Parent Owned Real Property by Parent and the Parent Subsidiaries in the operation of their respective businesses thereon. Neither Parent nor any of the Parent Subsidiaries is currently leasing, subleasing, licensing or otherwise granting any Person the right to use or occupy all or any portion of any Parent Real Property that would reasonably be expected to materially adversely affect the existing use or value of such Parent Real Property by Parent and the Parent Subsidiaries in the operation of their respective businesses thereon. The Parent Real Property constitutes all of the real estate (other than, for the avoidance of doubt, Oil and Gas Properties) used in and necessary for the operation of the respective businesses of Parent and the Parent Subsidiaries.

(e) Except (i) for amounts being held in suspense (by Parent, any of the Parent Subsidiaries, any third party operator thereof or any Person) in accordance with applicable Law, as reported in the Parent SEC Documents or as a results of the ongoing preparation and approval of division order title opinions for recently drilled Wells or (ii) as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of Parent and the Parent Subsidiaries are being received by such selling Persons in a timely manner. Neither Parent nor any of the Parent Subsidiaries is obligated by virtue of a take-or-pay payment, advance payment, or similar payment (other than royalties, overriding royalties and similar arrangements established in the Oil and Gas Leases of Parent or any of the Parent Subsidiaries) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to such Person’s interest in its Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, to the Knowledge of Parent, all Hydrocarbon Wells and all water, carbon dioxide or injection Wells located on the Oil and Gas Leases of Parent or any of the Parent Subsidiaries have been drilled, completed and operated, as applicable, within the limits permitted by the applicable Contracts and applicable Law and all drilling and completion (and plugging and abandonment, including plugging and abandonment of permanently plugged wells located on the Oil and Gas Leases of Parent or any of the Parent Subsidiaries) of the Hydrocarbon Wells and such other Wells and all related development, production and other operations have been conducted in compliance with all applicable Law.

(g) None of the Oil and Gas Properties of Parent or any of the Parent Subsidiaries is subject to any preferential purchase, pre-emption, consent, tag-along or similar right or obligation, or to any right of termination, cancellation or revocation, that would become operative or with which Parent or any of its Affiliates would be required to comply as a result of the transactions contemplated by this Agreement except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(h) As of the date of this Agreement, and except as provided for in the Parent Budget, there is no outstanding authorization for expenditure or similar request or invoice for funding or participation under any Contracts which are binding on the Company, or any of its Subsidiaries with respect to its or their respective Oil and Gas Properties and which Parent reasonably anticipates will individually require expenditures by Parent or any of the Parent Subsidiaries in excess of $10,000,000 in the aggregate (net to the interest of Parent and the Parent Subsidiaries).

(i) Except as would not reasonably be expected to have a Parent Material Adverse Effect, to the Knowledge of Parent, there are no Wells that constitute a part of the Oil and Gas Properties of the Parent or any of the Parent Subsidiaries in respect of which Parent or any of the Parent Subsidiaries has received a notice, claim, demand or Order notifying, claiming, demanding or requiring that such Wells be temporarily or permanently plugged and abandoned.

(j) All Oil and Gas Properties operated by Parent and the Parent Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices, and Parent and the Parent Subsidiaries have used all commercially reasonable efforts (i) to maintain all Oil and Gas Leases and Oil and Gas Properties for current and future operations and (ii) to meet any and all drilling obligations provided for in any and all agreements and contracts covering the Oil and Gas Leases and Oil and Gas Properties, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.18 Rights-of-Way. Each of Parent and the Parent Subsidiaries has such consents, easements, rights-of-way, permits and licenses from each Person (collectively “Parent Rights-of-Way”) as are sufficient to conduct its business as presently conducted in the ordinary course, except for such Parent Rights-of-Way the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and the Parent Subsidiaries has fulfilled and performed all its material obligations with respect to such Parent Rights-of-Way and conduct their business in a manner that does not violate any of the Parent Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Parent Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All pipelines operated by Parent and its Subsidiaries are subject to Parent Rights-of-Way or are located on real property owned or leased by Parent, and there are no gaps (including any gap arising as a result of any breach by Parent or any of the Parent Subsidiaries of the terms of any Parent Rights-of-Way) in the Parent Rights-of-Way other than gaps that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.19 Intellectual Property; IT and Privacy. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) Each of Parent and the Parent Subsidiaries owns or has a valid right to use, free and clear of all Encumbrances (other than Permitted Encumbrances), all Intellectual Property used or held for use in, or necessary to conduct, the business of Parent and the Parent Subsidiaries as currently conducted. The conduct of the business of Parent and each of the Parent Subsidiaries, since December 31, 2020, has not infringed upon, misappropriated or otherwise violated, and is not infringing upon, misappropriating or otherwise violating any Intellectual Property of any other

Person. There is no claim pending or, to the Knowledge of Parent, threatened against Parent or any of the Parent Subsidiaries alleging infringement, misappropriation or other violation by Parent or any of the Parent Subsidiaries of any Intellectual Property of any other Person or challenging the ownership, validity or enforceability of the Intellectual Property of Parent or any of the Parent Subsidiaries. To the Knowledge of Parent, no Person since December 31, 2020, has infringed upon, misappropriated, or otherwise violated, nor is infringing upon, misappropriating, or otherwise violating any Intellectual Property owned by the Parent or any of the Parent Subsidiaries, and since December 31, 2020, neither the Parent nor any of the Parent Subsidiaries has instituted or threatened in writing any claims against any Person alleging any infringement, misappropriation, or other violation of any such Intellectual Property or challenging the ownership, validity, or enforceability of any such Intellectual Property. Each of Parent and the Parent Subsidiaries takes and has taken commercially reasonable actions to protect the proprietary rights in its Intellectual Property including trade secrets and other confidential information and the trade secrets and other confidential information of other Persons possessed by Parent and the Parent Subsidiaries, and there has been no unauthorized disclosure of trade secrets or other confidential information due to acts or omissions by Parent or any of the Parent Subsidiaries.

(b) Since December 31, 2021, (i) there has been no failure in, or disruptions of, its IT assets (including, for clarity, with respect to any third-party providers of such Software and IT assets) that has not been fully remedied; (ii) each of Parent and the Parent Subsidiaries has been and is in material compliance with its privacy policies, contractual obligations regarding data privacy and security and all applicable Laws directed to data privacy and security; and (iii) each of Parent and the Parent Subsidiaries has adopted, implemented and maintained a data privacy and security compliance program designed to protect its IT assets, personal information and material business information against reasonably anticipated threats, hazards and the unauthorized access, use or disclosure thereof. Parent and the Parent Subsidiaries own, lease, license, or otherwise have the legal right to use all IT assets used in or necessary for the immediate needs of the businesses of Parent and the Parent Subsidiaries as they are currently conducted. To the Knowledge of Parent, no Person has committed an unauthorized access, use or exfiltration, including any such access, use or exfiltration that requires disclosure to a Governmental Entity under applicable Law, with respect to any IT asset of or used for Parent or any of the Parent Subsidiaries, or personal information or material business information possessed or controlled by or on behalf of Parent or any of the Parent Subsidiaries. Neither Parent nor any of the Parent Subsidiaries has received written notice of any claims, and there have been no Legal Proceedings (including any investigation or written notice), by any Governmental Entity or other Person alleging noncompliance with, or a violation by Parent or any of the Parent Subsidiaries of, any Laws directed to data privacy and security.

Section 3.20 Affiliate Transactions. Except for (i) Contracts filed or incorporated by reference as an exhibit to the Parent SEC Documents furnished to or filed with the SEC and available on EDGAR at least twenty-four (24) hours prior to the date of this Agreement and (ii) the Parent Benefit Plans, Section 3.20 of the Parent Disclosure Letter sets forth a true and complete list of the Contracts or understandings that are in existence as of the date of this Agreement between, on the one hand, Parent or any of the Parent Subsidiaries and, on the other hand, any (x) present executive officer or director of Parent or any of the Parent Subsidiaries or any Person that has served as an executive officer or director of Parent or any of the Parent Subsidiaries within the last three years, (y) record or beneficial owner of more than five percent of the Parent Common Stock as of the date of this Agreement or (z) to the Knowledge of Parent, any Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such officer, director or owner (other than Parent or any of the Parent Subsidiaries).

Section 3.21 Insurance. Section 3.21 of the Parent Disclosure Letter sets forth a list of the material insurance policies (including directors and officers liability insurance) covering Parent and the Parent Subsidiaries as of the date hereof. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, from December 31, 2021 through the date of this Agreement, each of Parent and the Parent Subsidiaries has been continuously insured with recognized insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for the nature of the property so insured and for companies in the United States conducting the business conducted by Parent and the Parent Subsidiaries during such time period. Neither Parent nor any of the Parent Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Parent or any of the Parent Subsidiaries.

Section 3.22 Information to be Supplied. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC or becomes effective under the Securities Act, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Joint Proxy Statement/Prospectus will, at the time the Joint Proxy Statement/Prospectus is mailed to the Company Stockholders or the Parent Stockholders, or at the time of the Parent Stockholders’ Meeting, include any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Parent Stockholders’ Meeting which has become false or misleading. The Registration Statement and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by or to be supplied by the Company that is included or incorporated by reference in the foregoing documents.

Section 3.23 Regulatory Proceedings.

(a) Parent is not a “holding company,” a “subsidiary company” of a “holding company,” an affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b) Except for facilities subject to Section 3.23(c), all properties and related facilities constituting Parent’s and the Parent Subsidiaries’ properties (including any facilities under development) are (i) exempt from or otherwise not subject to regulation by the U.S. Federal Energy Regulatory Commission under applicable Law and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

(c) Except for certain facilities, as described on Section 3.23(c) of the Parent Disclosure Letter, used in the transport of Hydrocarbons which are subject to the Interstate Commerce Act and are subject to the jurisdiction of the U.S. Federal Energy Regulatory Commission, and which are in substantial compliance with the applicable Laws, rules and regulations issued by any Governmental Entity, neither Parent nor any of the Parent Subsidiaries owns, controls, or has under development any (i) refining capacity or (ii) oil or gas transportation infrastructure (other than gathering facilities).

(d) Parent is not an “investment company” within the meaning of the U.S. Investment Company Act of 1940.

Section 3.24 Takeover Statutes. The restrictions applicable to business combinations contained in Section 203 of the DGCL (or any other Takeover Laws or similar statute or regulation) are inapplicable to the execution, delivery or performance of this Agreement or the consummation of the Mergers and the other transactions contemplated hereby. To the Knowledge of Parent, no other Takeover Laws or any anti-takeover provision in the Parent Organizational Documents are, or at the Initial Merger Effective Time will be, applicable to Parent, the Mergers, this Agreement or any of the transactions contemplated hereby.

Section 3.25 Financial Advisor. Except for Jefferies LLC, Wells Fargo Securities, LLC and Intrepid Partners, LLC (the fees and expenses of which will be paid by Parent and are reflected in the respective agreement between such financial advisor and Parent), none of Parent, any of the Parent Subsidiaries or the Special Committee of the Parent Board has employed any financial advisor, investment bank, broker or finder who is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers or any of the other transactions contemplated by this Agreement.

Section 3.26 Opinion of Financial Advisor. The Parent Board has received the opinion of Jefferies LLC that, subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to Parent as of the date of this Agreement. The Special Committee of the Parent Board has received the opinion of Intrepid Partners, LLC that, subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to Parent as of the date of this Agreement.

Section 3.27 No Business Conduct. Merger Sub Inc. was incorporated on April 29, 2024, and Merger Sub LLC was formed on April 29, 2024. Since the inception of each of Merger Sub Inc. and Merger Sub LLC, neither entity has engaged in any activity, other than such actions in connection with (x) its organization or formation, as applicable, and (y) the preparation, negotiation and execution of this Agreement and the transactions contemplated thereby. Each of Merger Sub Inc. and Merger Sub LLC has no operations, has not generated any revenues and has no assets or liabilities other than those incurred in connection with the foregoing and in association with the Mergers as provided in this Agreement.

Section 3.28 Financing.

(a) At the Initial Merger Effective Time, Parent will have available to it sources of immediately available funds sufficient to consummate the Mergers and to pay all amounts required to be paid by it in connection with the transactions contemplated by this Agreement, including the Cash Election Consideration.

(b) As of the date hereof, Parent has provided to the Company a true, correct and complete copy of that certain commitment letter, dated as of the date hereof, by and among Finance LLC and the Debt Financing Sources party thereto (together with the term sheet and all exhibits, schedules and annexes thereto, the “Commitment Letter”), and all fee letters associated therewith (as amended, supplemented, extended, replaced or otherwise modified from time to time in accordance with the terms hereof, collectively, the “Fee Letter”) (provided that provisions in the Fee Letter related solely to fees, economic terms and “market flex” provisions agreed to by the parties may be redacted (none of which redacted provisions could reasonably be expected to impose additional conditions or contingencies on the availability of Debt Financing at the Closing), to provide, subject to the terms and conditions therein, Debt Financing in the aggregate amount set forth therein for the purpose of funding the transactions contemplated by this Agreement). The Commitment Letter has not been amended or modified prior to the date hereof, and, as of the date hereof, no amendment or modification is contemplated or pending, and the respective commitments contained in the Commitment Letter have not been withdrawn, terminated or rescinded in any respect, and to the Knowledge of Parent, no such withdrawal, termination or rescission is contemplated. Assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, as of the date hereof, no event has occurred which, with or without notice or lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Finance LLC or, to the Knowledge of Parent, any other Person, in each case, under the Commitment Letter. The funding of the full amount of the Debt Financing contemplated by the Commitment Letter is not subject to any conditions or other contingencies other than as set forth expressly therein and as of the date hereof, the Commitment Letter is in full force and effect and is the legal, valid, binding and enforceable obligation of Finance LLC and, to the Knowledge of Parent, each of the other parties thereto, as the case may be, subject to Enforceability Exceptions. All commitment and other fees required to be paid under the Commitment Letter prior to the date hereof have been paid in full. As of the date hereof, neither Parent nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Debt Financing contemplated by the Commitment Letter, other than as set forth in the Commitment Letter and the Fee Letter.

(c) Parent acknowledges and agrees that in no event is the receipt or availability of any funds or financing (including the Debt Financing) by any Parent Party or Finance LLC a condition to the Closing.

Section 3.29 Certain Payments.

(a) Except as would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, since December 31, 2021, (i) none of Parent, any of the Parent Subsidiaries, nor, to the Knowledge of Parent, any Parent or Parent Subsidiary director, officer, employee, representative, agent or any other Person acting on behalf of Parent or any of the Parent Subsidiaries, has violated any applicable Anti-Corruption Law, International Trade Laws or Money-Laundering Laws; and (ii) none of Parent, any of the Parent Subsidiaries nor, to the Knowledge of Parent, any Parent or Parent Subsidiary director, officer, employee, representative, agent or any other Person acting on behalf of Parent or any of the Parent Subsidiaries, has offered, paid, given, promised or authorized the payment of, anything of value (including money, checks, wire transfers, tangible and intangible gifts, favors, services or entertainment and travel) directly or indirectly to any Government Official (A) for the purpose of (1) influencing any act or decision of a Government Official or any other Person in his or her official capacity, (2) inducing a Government Official or any other Person to do or omit to do any act in violation of his or her lawful duties, (3) securing any improper advantage, (4) inducing a Government Official or any other Person to influence or affect any act or decision of any Governmental Entity or (5) assisting Parent, any of the Parent Subsidiaries, or any Parent or Parent Subsidiary director, officer employee, agent, representative or any other Person acting on behalf of Parent or any of the Parent Subsidiaries in obtaining or retaining business or (B) in a manner which would constitute or have the purpose or effect of public or commercial bribery or corruption, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any improper advantage.

(b) Except as would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect, since December 31, 2021, Parent and the Parent Subsidiaries have implemented and have at all times maintained internal controls, policies and procedures reasonably designed to detect, prevent and deter violations of Anti-Corruption Laws, International Trade Laws and Money-Laundering Laws.

Section 3.30 Stockholder Rights Plan; Anti-Takeover Provisions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which Parent is a party or is otherwise bound.

Section 3.31 Ownership of Company Common Stock. Neither Parent nor any of the Parent Subsidiaries owns any shares of Company Common Stock (or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock).

Section 3.32 No Additional Representations. Except for those representations and warranties expressly set forth in this Article III and any certificate delivered pursuant to the provisions hereof, neither Parent nor any of the Parent Subsidiaries or other Person acting on behalf of Parent makes any representation or warranty of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement. Except for those representations and warranties expressly set forth in this Article III and any certificate delivered pursuant to the provisions hereof, neither Parent nor any of the Parent Subsidiaries has made or makes any representation or warranty with respect to any projections, estimates or budgets made available to the public, the Company or its Affiliates of future revenues, future production, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent and the Parent Subsidiaries or the future business and operations of Parent and the Parent Subsidiaries.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Covenants of the Company.

(a) Except (i) as provided in Section 4.1(a) of the Company Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly required or permitted by this Agreement or (iv) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), from the date hereof until the earlier of the Initial Merger Effective Time or the date this Agreement shall be terminated in accordance with Article VII (the “Pre-Closing Period”), the Company shall and shall cause the Company Subsidiaries to (A) conduct the business and operations of the Company and the Company Subsidiaries, taken as a whole, in all material respects in the ordinary course consistent with past practice and (B) use commercially reasonable efforts to (v) preserve intact the current business organizations of the Company and the Company Subsidiaries, (w) maintain in effect all existing material Company Permits, (x) maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, and (y) maintain their existing relations and goodwill with all Governmental Entities, key employees, lessors, suppliers, customers, regulators, distributors, landlords, creditors, licensors, licensees and other Persons having business relationships with them.

(b) Except (x) as expressly contemplated by this Agreement or as set forth on the corresponding subsection of Section 4.1(b) of the Company Disclosure Letter or (y) as required by Law, during the Pre-Closing Period, the Company shall not and shall not permit any of the Company Subsidiaries, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed) to:

(i) (A) declare, establish a record date for, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any shares of capital stock of, the Company or any of the Company Subsidiaries, except for dividends or distributions by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company; (B) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in the Company or any of the Company Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries, except pursuant to the Rights Agreement, as required by the terms of any capital stock or equity interest of any Company Subsidiary or any Company Benefit Plan as in effect as of the date hereof or in respect of any Company RSU Award, Company PSU Award or Company Option outstanding as of the date hereof, or issued after the date hereof in accordance with this Agreement, in accordance with the terms of a Company Incentive Plan and applicable award agreements;

(ii) except for (A) issuances of shares of Company Common Stock in respect of settlement of any Company RSU Awards or Company PSU Awards or the exercise of any Company Option, in each case, outstanding on the date hereof or granted in accordance with the terms hereof, (B) the sale of shares of Company Common Stock issued pursuant to the settlement of Company RSU Awards or Company PSU Awards or the exercise of any Company Option, in each case, if necessary to effectuate the withholding of Taxes, (C) issuances in accordance with the Rights Agreement and (D) transactions solely between or among the Company and its wholly-owned Subsidiaries, issue, sell, pledge, dispose of or encumber (x) any shares of its capital stock or other ownership interest in the Company or any of the Company Subsidiaries, (y) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest and (z) any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;

(iii) except as required by the terms (as in effect as of the date hereof) of any Company Benefit Plan set forth on Section 2.12 of the Company Disclosure Letter (provided, that such exception shall not apply to any action prohibited by Section 4.1(b)(ii)), (A) enter into, adopt, materially amend or terminate any Company Benefit Plan, (B) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such Company Benefit Plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (C) increase or grant any new entitlement to compensation or benefits payable to any Company Person, except, in the ordinary course of business consistent with past practice, base salary or wage rate increases for any employee with an annualized base salary or annualized hourly wages (assuming a full year of employment on such Company Person’s regular schedule of up to 40 hours per week), as applicable, of less than $250,000, (D) grant, pay or award any severance or termination pay, bonuses, retention or incentive compensation, to any Company Person, (E) take any action to accelerate the vesting, lapsing of restrictions, payment, or funding, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (F) with respect to any incentive award or units to be settled in cash, increase the portion of such award or units that may be settled in shares of Company Common Stock (whether at the election of the Company, any Company Subsidiary, or any other Person or automatically without any action by any such party), (G) loan or advance any money to any Company Person or grant to any Company Person any Gross Up Right, (H) terminate the employment of any employee with an annualized base salary or annualized hourly wages (assuming a full year of employment on such Company Person’s regular schedule of up to 40 hours per week), as applicable, of $250,000 or greater, other than terminations for cause, or hire any employee, other than hiring in the ordinary course of business for a position with an annualized base salary or annualized hourly wages (assuming a full year of employment on such Company Person’s regular schedule of up to 40 hours per week), as applicable, of less than $250,000, (I) undertake any employment losses that create, or would reasonably be expected to create, obligations pursuant to the WARN Act, (J) modify, extend or enter into any Labor Agreements, or (K) recognize or certify any labor unions, trade unions, works councils, or other employee representatives or other labor organizations as the bargaining representative for any employees of the Company or any of the Company Subsidiaries, or enter into any Contracts with any such representative;

(iv) waive the restrictive covenant obligations of any current or former employee, independent contractor, or consultant of the Company or any of the Company Subsidiaries;

(v) amend or permit the adoption of any amendment to the Company Organizational Documents;

(vi) (A) merge, consolidate, combine or amalgamate with any Person or announce, authorize, propose or recommend any such merger, consolidation, combination or amalgamation (other than the Mergers) or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing or by any other manner), any Oil and Gas Properties, properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) acquisitions of inventory or equipment in the ordinary course of business consistent with past practice or pursuant to existing Contracts, (2) transactions solely between the Company and its wholly-owned Subsidiaries or solely among wholly-owned Company Subsidiaries or (3) acquisitions for which the consideration is $5,000,000 in the aggregate or less;

(vii) consummate, authorize, recommend, propose or announce any intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of the Company Subsidiaries, or a restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries of a similar nature;

(viii) authorize, make or commit to make capital expenditures in any calendar month that are in the aggregate greater than 103% of the aggregate amount of capital expenditures set forth in the Company’s drilling and completion capital expenditure budget as set forth in the Company Budget (a true, correct and complete copy of which is included in Section 4.1(b)(viii) of the Company Disclosure Letter) divided by 12, except (A) to the extent such capital expenditures are specifically further described in such Section 4.1(b)(viii) of the Company Disclosure Letter or (B) for capital expenditures to repair damage resulting from insured casualty events or required to address an emergency that causes, or risks causing, imminent and material damage to assets or the environment or endangers the health or safety of individuals;

(ix) sell, lease, swap, exchange, transfer, farmout, license, abandon, permit to lapse, discontinue or otherwise dispose of, or agree to sell, lease, swap, exchange, transfer, farmout, license, abandon, permit to lapse, discontinue or otherwise dispose of, any of its assets (including any intangible assets, such as Intellectual Property) or properties (including any Oil and Gas Properties), other than (A) pursuant to a Contract of the Company or any of the Company Subsidiaries in effect on the date of this Agreement and listed in Section 4.1(b)(ix) of the Company Disclosure Letter, (B) among the Company and its wholly-owned Subsidiaries or among wholly-owned Company Subsidiaries, (C) sales, leases, swaps, exchanges, transfers, farmouts, licenses, abandonments, lapses, discontinuances or dispositions for which the consideration and fair value is $5,000,000 in the aggregate or less, (D) sales of Hydrocarbons made in the ordinary course of business, (E) the sale or other disposition of equipment that is surplus, obsolete or replaced made in the ordinary course of business consistent with past practice or (F) the expiration of any Oil and Gas Lease in accordance with its terms;

(x) enter into any new line of business that is materially different from the businesses of the Company and the Company Subsidiaries as of the date hereof;

(xi) fail to protect, maintain or otherwise keep in force any material Intellectual Property or material rights in such Intellectual Property owned by the Company or any of the Company Subsidiaries in the ordinary course of business; provided that the foregoing shall not require the Company or any of the Company Subsidiaries to take any action to alter the terms of any license or other Contract with respect to such Intellectual Property;

(xii) (A) incur, create, assume or guarantee any Indebtedness, other than (1) incurrences of Indebtedness under the Company Credit Agreement in the ordinary course of business that would not exceed $20,000,000 in the aggregate of new (and not repaid) borrowings, (2) Indebtedness incurred in connection with hedging activities (including pursuant to any Derivative Product) in the ordinary course consistent with past practices or (3) Indebtedness incurred under the Company Credit Agreement to fund the purchase price of any acquisition permitted under Section 4.1(b)(iv), (B) transactions solely between or among the Company and its wholly-owned Subsidiaries or solely between or among wholly-owned Company Subsidiaries, and in each case guarantees thereof, or (C) incur, create or suffer to exist any Encumbrance, other than (x) Permitted Encumbrances or (y) Encumbrances in existence on the date hereof;

(xiii) other than in the ordinary course of business consistent with past practice, with respect to amounts that are not material the Company and its Subsidiaries, taken as a whole, cancel, modify or waive any debts or claims held by the Company or any of its Subsidiaries or waive any rights held by the Company or any of its Subsidiaries;

(xiv) other than the settlement of any Legal Proceedings reflected or reserved against on the Company Balance Sheet or the notes thereto for an amount not in excess of such reserve, waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any Legal Proceeding (excluding (A) any Legal Proceeding in respect of Taxes, which shall be governed exclusively by Section 4.1(b)(xvii) and (B) any shareholder litigation against the Company, Parent or their respective directors or officers relating to the Mergers and the other transactions contemplated by this Agreement, which shall be governed exclusively by Section 5.14) involving solely the payment of monetary damages by the Company or any of the Company Subsidiaries of any amount exceeding $1,000,000 in the aggregate (but excluding any amounts paid on behalf of the Company or any of the Company Subsidiaries by any applicable insurance policy maintained by the Company or any of the Company Subsidiaries); provided, however, that neither the Company nor any of the Company Subsidiaries shall settle or compromise any Legal Proceeding if such settlement or compromise (1) involves a material conduct remedy or material injunctive or similar relief, (2) involves an admission of criminal wrongdoing by the Company or any of the Company Subsidiaries or (3) has a materially restrictive impact on the business of the Company or any of the Company Subsidiaries;

(xv) (A) enter into any lease for real property (excluding, for the avoidance of doubt, Oil and Gas Leases) that would be a material Company Real Property Lease if entered into prior to the date hereof or (B) terminate, amend, assign, transfer, modify, supplement, deliver a notice of termination under, fail to renew or waive or accelerate any rights or defer any liabilities under any material Company Real Property Lease;

(xvi) change in any material respect any of its financial accounting principles, practices or methods, except as required by GAAP or applicable Law;

(xvii) (A) make (other than in the ordinary course of business consistent with past practice), change or revoke any material election with respect to Taxes (including any such election for any joint venture, partnership, limited liability company or other investment where the Company has the authority to make such election), (B) prepare and file any material Tax Return in a manner materially inconsistent with past practice or amend any material Tax Return, (C) change an annual Tax accounting period or change any material Tax accounting method, (D) settle or compromise any material Legal Proceeding with respect to Taxes, (E) enter into any material closing agreement with respect to Taxes, (F) surrender any right to claim a material Tax refund or agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax, or (G) take any action otherwise allowed under Section 4.1 that would (1) have the effect of materially increasing the Tax liability, or materially reducing any Tax asset, of or with respect to the Company or any Company Subsidiary or (2) result in the creation of a material “intercompany item” (as such term is described in Treas. Reg. § 1.1502-13);

(xviii) except as expressly permitted in this Section 4.1 and other than in the ordinary course of business consistent with past practice, (A) enter into or assume any Contract that would have been a Company Material Contract (excluding any Company Benefit Plan) had it been entered into prior to the date of this Agreement or (B) terminate, materially amend, assign, transfer, materially modify, materially supplement, deliver a notice of termination under or waive or accelerate any material rights or defer any material liabilities under any Company Material Contract (excluding any Company Benefit Plan) or any Contract (excluding any Company Benefit Plan) that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, excluding any termination upon expiration of a term in accordance with the terms of such Company Material Contract;

(xix) amend, modify or supplement any Oil and Gas Lease that has the effect of (A) reducing the primary term thereof, (B) increasing or modifying the calculation of any royalties payable thereunder, (C) require any drilling or completion of any Wells (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Oil and Gas Lease, and other than customary offset drilling provisions), or (D) imposing or reducing the time periods to conduct any operations thereunder in order to maintain or extend such Oil and Gas Lease;

(xx) fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of the Company and the Company Subsidiaries to the extent commercially reasonable in the Company’s business judgment in light of prevailing conditions in the insurance market; or

(xxi) agree to take any action that is prohibited by this Section 4.1(b).

Section 4.2 Covenants of Parent.

(a) Except (i) as provided in Section 4.2(a) of the Parent Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly required or permitted by this Agreement or (iv) with the prior written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, Parent shall and shall cause the Parent Subsidiaries to (A) conduct the business and operations of Parent and the Parent Subsidiaries, taken as a whole, in all material respects in the ordinary course consistent with past practice and (B) use commercially reasonable efforts to (v) preserve intact the current business organizations of Parent and the Parent Subsidiaries, (w) maintain in effect all existing material Parent Permits, (x) maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, and (y) maintain their existing relations and goodwill with all Governmental Entities, key employees, lessors, suppliers, customers, regulators, distributors, landlords, creditors, licensors, licensees and other Persons having business relationships with them.

(b) Except (x) as expressly contemplated by this Agreement or as set forth on the corresponding subsection of Section 4.2(b) of the Parent Disclosure Letter or (y) as required by Law, during the Pre-Closing Period, Parent shall not and shall not permit any of the Parent Subsidiaries, without the prior written consent of the Company (which consent will not be unreasonably withheld, conditioned or delayed) to:

(i) (A) declare, establish a record date for, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, or other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of specific events) into or exchangeable for any shares of capital stock of, Parent or any of the Parent Subsidiaries, except for (1) dividends and distributions by a wholly-owned Subsidiary of Parent or by a wholly-owned Subsidiary of OpCo LLC to Parent, OpCo LLC or another wholly-owned Subsidiary of Parent or OpCo LLC, (2) dividends and distributions by a portfolio company of Parent or OpCo LLC to the members of such portfolio company, (3) (x) regular quarterly cash dividends payable by Parent in respect of shares of Parent Class A Common Stock not exceeding $0.12 per share of Parent Class A Common Stock per quarter and (y) corresponding cash distributions by OpCo LLC on the OpCo LLC Units in an amount sufficient for Parent to make such quarterly cash dividends on shares of Parent Class A Common Stock, in each case, with customary record and payment dates and (4) tax distributions in accordance with Section 5.2 of the OpCo LLC Agreement determined in a manner consistent with past practice; (B) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in Parent or any of the Parent Subsidiaries other than, in each case, in respect of an exchange of OpCo LLC Units (together with the same number of shares of Parent Class B Common Stock) in accordance with the Parent Organizational Documents and the OpCo LLC Agreement; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent or any of the Parent Subsidiaries, except (I) as required by the terms of any capital stock or equity interest of any Parent Subsidiary or any Parent Benefit Plan as in effect as of the date hereof, (II) in respect of any equity compensation awards granted by Parent, in each case, outstanding as of the date hereof, or issued after the date hereof in accordance with this Agreement, in accordance with the terms of a Parent Incentive Plans and applicable award agreements, (III) for exchanges or redemptions of OpCo LLC Units (together with the same number of shares of Parent Class B Common Stock) in accordance with the Parent Organizational Documents and the OpCo LLC Agreement, (IV) repurchases of equity interests (other than equity compensation awards) in any of the Parent Subsidiaries by such Parent Subsidiary in accordance with the organizational documents of such Parent Subsidiary and applicable award agreements and (V) repurchases of Parent Class A Common Stock, Parent Class B Common Stock or OpCo LLC Units pursuant to any applicable stock repurchase program authorized as of the date hereof;

(ii) except for (A) issuances of Parent Restricted Stock, Parent RSUs or Parent PSUs pursuant to the terms of the Parent Incentive Plans in the ordinary course of business consistent with past practice or issuances of shares of Parent Common Stock (x) in respect of settlement of any equity compensation awards granted by Parent, in each case, outstanding on the date hereof or (y) issued as a dividend in accordance with Section 4.2(b)(i), (B) the sale of shares of Parent Common Stock issued pursuant to the settlement of any equity compensation awards granted by Parent, in each case, if necessary to effectuate the withholding of Taxes, (C) transactions solely between or among Parent and any wholly-owned Subsidiary of Parent or OpCo LLC, and (D) issuances in connection with an exchange or redemption of OpCo LLC Units (together with shares of Parent Class B Common Stock) in accordance with the Parent Organizational Documents and the OpCo LLC Agreement, issue, sell, pledge, dispose of or encumber (x) any shares of its capital stock or other ownership interest in Parent or any of the Parent Subsidiaries, (y) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest and (z) any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;

(iii) amend or permit the adoption of any amendment to the Parent Organizational Documents, the organizational documents of OpCo LLC or the Management Agreement;

(iv) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing or by any other manner), any Oil and Gas Properties, properties, assets, business or any corporation, partnership, association or other business organization or division thereof, in each case other than (1) acquisitions of inventory or equipment in the ordinary course of business consistent with past practice or pursuant to existing Contracts, (2) transactions solely between Parent and any wholly-owned Subsidiary of Parent or OpCo LLC or solely among wholly-owned Subsidiaries of Parent or OpCo LLC or (3) acquisitions for which the consideration is $250,000,000 in the aggregate or less;

(v) sell, lease, swap, exchange, transfer, farmout, license, abandon, permit to lapse, discontinue or otherwise dispose of, or agree to sell, lease, swap, exchange, transfer, farmout, license, abandon, permit to lapse, discontinue or otherwise dispose of, any of its assets (including any intangible assets, such as Intellectual Property) or properties (including any Oil and Gas Properties), other than (A) pursuant to a Contract of Parent or any of the Parent Subsidiaries in effect on the date of this Agreement and listed in Section 4.2(b)(v) of the Parent Disclosure Letter, (B) between Parent and any wholly-owned Subsidiary of Parent or OpCo LLC or among wholly-owned Subsidiaries of Parent or OpCo LLC, (C) sales, leases, swaps, exchanges, transfers, farmouts, licenses, abandonments, lapses, discontinuances or dispositions for which the consideration and fair value is $250,000,000 in the aggregate or less, (D) sales of Hydrocarbons made in the ordinary course of business, (E) the sale or other disposition of equipment that is surplus, obsolete or replaced made in the ordinary course of business consistent with past practice or (F) the expiration of any Oil and Gas Lease in accordance with its terms;

(vi) consummate, authorize, recommend, propose or announce any intention to adopt a plan of complete or partial liquidation or dissolution of Parent, or a restructuring, recapitalization or other reorganization of Parent;

(vii) change in any material respect any of its financial accounting principles, practices or methods, except as required by GAAP or applicable Law; or

(viii) agree to take any action that is prohibited by this Section 4.2(b).

ARTICLE V

ADDITIONAL COVENANTS OF THE PARTIES

Section 5.1 Investigation.

(a) The Company and Parent shall afford to the other party and to the other party’s officers, employees, accountants, consultants, legal counsel, financial advisors, potential financing sources (including the Debt Financing Sources) and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Initial Merger Effective Time and the Termination Date, to such party’s and its Subsidiaries’ personnel and properties (to the extent and only to the extent the Company or Parent, as applicable, or its respective Subsidiaries has the right to permit access to such properties), Contracts, commitments, books and records and any report, schedule or other documents filed or received by it pursuant to the requirements of applicable Laws and with such additional financing, operating and other data and information regarding such party and its Subsidiaries, as the other party may reasonably request in connection with activities related to the completion of the transactions contemplated by this Agreement, provided, however, that in no event shall access be provided to conduct any invasive sampling, monitoring or other investigations, including any Phase II assessments or investigations. Notwithstanding the foregoing, no party shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any Contract existing as of the date of this Agreement to which such party or any of its Subsidiaries is a party or a risk of a loss of privilege to such party or any of its Subsidiaries (provided, that such party has used its reasonable best efforts to find an alternative way to provide the access or information contemplated by this Section 5.1), or would constitute a violation of any applicable Law.

(b) The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be subject to the terms of that certain Confidentiality Agreement, effective as of March 31, 2024, between the Company and Parent (the “Confidentiality Agreement”).

Section 5.2 Registration Statement and Proxy Statement for Stockholder Approval. As soon as practicable following the execution of this Agreement, Parent and the Company shall jointly prepare, and Parent shall file with the SEC, a registration statement on Form S-4 or other applicable form (the “Registration Statement”), which shall contain (i) a joint proxy statement prepared by Parent and the Company in connection with the solicitation of proxies from the holders of shares of Company Common Stock to obtain the Company Stockholder Approval and Parent Common Stock to obtain the Parent Stockholder Approval, as applicable (the “Joint Proxy Statement”) and (ii) a prospectus prepared by Parent relating to the Stock Issuance (the “Prospectus” and, together with the Joint Proxy Statement, the “Joint Proxy Statement/Prospectus”). Parent and the Company shall use reasonable best efforts to cause such filing to be made as promptly as practicable and in any event within forty-five (45) days after the date hereof. Parent and the Company shall use their respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing. Promptly after the Registration Statement is declared effective by the SEC, Parent and the Company shall file the Joint Proxy Statement/Prospectus with the SEC. Each of the Company and Parent shall use their respective reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company Stockholders or Parent Stockholders, respectively, as promptly as practicable (and in any event no later than five (5) Business Days) after the Registration Statement is declared effective under the Securities Act. Each party shall furnish all information concerning the Company, Parent and the holders of capital stock of the Company and Parent, as applicable, as may be reasonably requested by the other party in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Joint Proxy Statement/Prospectus, as applicable. Each of Parent and the Company shall advise the other party, promptly after it receives notice thereof, of any request by the SEC for amendment of the Registration Statement or the Joint Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to the Registration Statement or the Joint Proxy Statement/Prospectus will be made by Parent or the Company without providing the other party a reasonable opportunity to review and comment thereon; provided, that with respect to documents filed by Parent or the Company related to the transactions contemplated hereby which are incorporated by refence in the Registration Statement or the Joint Proxy

Statement/Prospectus, Parent’s or the Company’s right to comment shall not apply with respect to information (if any) relating to the other party’s business, financial condition, or results of operations. Parent shall use reasonable best efforts to also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or “blue sky” Laws in connection with the Stock Issuance and the Company shall furnish all information concerning the Company, its Subsidiaries and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Class A Common Stock issuable in connection with the Initial Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Parent, in consultation with the Company, will take the lead in any meetings or conferences with the SEC. If at any time prior to the Initial Merger Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, is discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement/Prospectus, so that any such Registration Statement would not contain any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or any other such documents would not include any misstatement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to either Parent Stockholders or the Company Stockholders, as applicable.

Section 5.3 Stockholders Meetings.

(a) The Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to duly give notice of, convene and hold a meeting of the Company Stockholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act and no later than the forty-fifth (45th) day following the first mailing of the Joint Proxy Statement/Prospectus, to consider the adoption of this Agreement (including any meeting following an adjournment thereof, the “Company Stockholders’ Meeting”). The Company will, as soon as reasonably practicable following the date of this Agreement, establish a record date (and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith) for the Company Stockholders’ Meeting. Subject to Section 5.4(b) and Section 5.4(c), the Company will, through the Company Board, recommend that the Company Stockholders adopt this Agreement and will use reasonable best efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of the Company Stockholders required by the rules of the NYSE or applicable Laws to obtain such approvals. Without limiting the generality of the foregoing, but subject to Section 5.4(b) and the Company’s right to terminate this Agreement under the circumstances set forth in Section 7.1, the Company agrees that (i) its obligations pursuant to the first two sentences of this Section 5.3(a) shall not be affected by (A) the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal or (B) any Company Adverse Recommendation Change and (ii) no Company Acquisition Proposal shall be presented to the Company Stockholders for approval at the Company Stockholders’ Meeting or any other meeting of the Company Stockholders. In the event of a Company Adverse Recommendation Change specifically permitted by Sections 5.4(b) or (c), the Company shall have no obligation to solicit proxies to obtain the Company Stockholder Approval.

(b) Parent shall take all action necessary in accordance with applicable Laws and the Parent Organizational Documents to duly give notice of, convene and hold a meeting of the Parent Stockholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act and no later than the forty-fifth (45th) day following the first mailing of the Joint Proxy Statement/Prospectus, to vote upon the Stock Issuance (including any meeting following an adjournment thereof, the “Parent Stockholders’ Meeting”). Parent will, as soon as reasonably practicable following the date of this Agreement, establish a record date (and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith) for the Parent Stockholders’ Meeting. Subject to Section 5.4(e) and Section 5.4(f), Parent will, through the Parent Board, recommend that the Parent Stockholders approve the Stock Issuance and will use reasonable best efforts to solicit from the Parent Stockholders proxies in favor of the approval of the Stock Issuance and to take all other action necessary or advisable to secure the vote or consent of the Parent Stockholders required by the rules of the NYSE or applicable Laws to obtain such approval. Without limiting the generality of the foregoing, but subject to Section 5.4(e) and Parent’s right to terminate this Agreement under the circumstances set forth in Section 7.1, Parent agrees that (i) its obligations pursuant to the first two sentences of this Section 5.3(b) shall not be affected by (A) the commencement, public proposal, public disclosure or communication to Parent of any Parent Acquisition Proposal or (B) any Parent Adverse Recommendation Change and (ii) no Parent Acquisition Proposal shall be presented to the Parent Stockholders for approval at the Parent Stockholders’ Meeting or any other meeting of the Parent Stockholders. In the event of a Parent Adverse Recommendation Change specifically permitted by Sections 5.4(e) or (f), Parent shall have no obligation to solicit proxies to obtain the Parent Stockholder Approval.

(c) The Company and Parent shall cooperate and use reasonable best efforts to set the record dates for, schedule and convene the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting on the same dates. The Company and Parent each agrees (i) to provide the other party reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports) and (ii) to give written notice to the other party one day prior to the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, as applicable, and on the day of, but prior to the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, as applicable, indicating whether as of such date sufficient proxies representing the Company Stockholder Approval or the Parent Stockholder Approval, as applicable, have been obtained. The Company shall not adjourn the Company Stockholders’ Meeting and Parent shall not adjourn the Parent Stockholders’ Meeting without the prior written consent of Parent or the Company, respectively; provided, that, notwithstanding the foregoing, the Company or Parent, as applicable, shall be required to postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, as applicable, if (i) as of the time for which the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, as applicable, is scheduled, there are insufficient shares of Company Common Stock or Parent Common Stock, as applicable, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, as applicable, or the Company or Parent has not received proxies representing the Company Stockholder Approval or the Parent Stockholder Approval, as applicable, whether or not a quorum is present, or (ii) after consultation with the other party, reasonable additional time is necessary to ensure that any supplement or amendment to the Joint Proxy Statement/Prospectus is delivered in accordance with applicable Law in advance of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, as applicable; provided, however, that the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, as applicable, may not be adjourned or postponed to a date on or after three (3) Business Days prior to the Termination Date; provided, further, that the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, as applicable, shall not be postponed or adjourned as a result of the foregoing clause (i) for a period of more than ten (10) Business Days in the aggregate without the prior written consent of the other party.

Section 5.4 Non-Solicitation; Adverse Recommendation Change.

(a) The Company agrees that neither it nor any of the Company Subsidiaries shall, and the Company shall, and shall cause each of the Company Subsidiaries to, cause its and their respective officers and directors and use reasonable best efforts to cause its and their other respective Representatives not to (i) directly or indirectly initiate or solicit, or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information relating to the Company or any Company Subsidiary) the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or any of the Company Subsidiaries or afford access to the properties, books or records of the Company or any of the Company Subsidiaries with respect to, relating to, or in furtherance of, a Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal, or (iii) accept a Company Acquisition Proposal or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 5.4) or (B) requiring, intending to cause, or which would reasonably be expected to cause the Company to abandon, terminate or fail to consummate the Mergers or any other transaction contemplated by this Agreement. Any violation of the foregoing restrictions by the Company Subsidiaries or by any officer or director of the Company or any of the Company Subsidiaries, whether or not such officer or director is so authorized and whether or not such officer or director is purporting to act on behalf of the Company or any of the Company Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company. Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Company Stockholder Approval, the Company, the Company Subsidiaries and their respective Representatives may take any actions described in clause (ii) in the first sentence of this Section 5.4(a) with respect to a third party if (w) after the date of this Agreement, the Company receives a written Company Acquisition Proposal from such third party (and such Company Acquisition Proposal was not initiated, solicited, knowingly encouraged or knowingly facilitated by the Company or any of the Company Subsidiaries or any of their respective Representatives), (x) the Company provides Parent the notice required by Section 5.4(b) with respect to such Company Acquisition Proposal, (y) the Company Board determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that such proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, and (z) the Company Board determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that the failure to participate in such discussions or negotiations or to disclose such information or data to such third party would be reasonably likely to be inconsistent with its fiduciary duties to the Company Stockholders; provided, that the Company shall not deliver any information to such third party without first entering into an Acceptable Confidentiality Agreement (a copy of which shall be provided to Parent) with such third party. Notwithstanding the foregoing, the Company or any of its Representatives may, in response to an unsolicited inquiry or proposal from a third party, (A) seek to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes a Company Superior Proposal, and (B) inform a third party or its Representative of the restrictions imposed by the provisions of this Agreement (without, in each case, conveying, requesting or attempting to gather any other information except as otherwise specifically permitted hereunder).

(b) Neither the Company Board nor any committee thereof shall directly or indirectly (A) withhold or withdraw (or amend, modify or qualify in a manner adverse to any Parent Party), or publicly propose to withhold or withdraw (or amend, modify or qualify in a manner adverse to any Parent Party), the Company Recommendation, (B) endorse or recommend, adopt or approve, or propose publicly to endorse or recommend, adopt or approve any Company Acquisition Proposal, (C) fail to include the Company Recommendation in the Joint Proxy Statement/Prospectus, (D) in the case of a Company Acquisition Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Company Common Stock (other than by Parent or an Affiliate of Parent), fail to recommend against acceptance of such tender offer or exchange offer by the Company Stockholders on or prior to the earlier of (1) two (2) Business Days prior to the date of the Company Stockholders’ Meeting (provided that such tender offer or exchange offer commenced more than four (4) Business Days prior to the date of the Company Stockholders’ Meeting) or (2) ten (10) business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer, or (E) if a Company Acquisition Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (D)), fail to publicly reaffirm the Company Recommendation on or prior to the earlier of (x) two (2) Business Days prior to the date of the Company Stockholders’ Meeting (provided that the announcement or disclosure of such Company Acquisition Proposal was made more than four (4) Business Days prior to the date of the Company Stockholders’ Meeting) and (y) ten (10) Business Days following the announcement or disclosure of such Company Acquisition Proposal (any action described in these clauses (A)-(E) being referred to as a “Company Adverse Recommendation Change”). Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, and subject to the Company’s compliance in all material respects at all times with the provisions of this Section 5.4 and Section 5.3, in response to a Company Superior Proposal that was not initiated, solicited, knowingly encouraged or knowingly facilitated by the Company or any of the Company Subsidiaries or any of their respective Representatives, the Company Board may make a Company Adverse Recommendation Change or terminate this Agreement pursuant to and in accordance with Section 7.1(d)(iii) in order to enter into a definitive agreement for such Company Superior Proposal; provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change or terminate this Agreement in response to a Company Superior Proposal (x) until four (4) Business Days after the Company provides written notice to Parent (a “Company Notice”) advising Parent that the Company Board or a committee thereof has received a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal, and identifying the Person or group making such Company Superior Proposal, (y) unless, at the end of such four (4) Business Day period and taking into account any alternative transaction (including any modifications to the terms of this Agreement) proposed by Parent during such period, the Company Board determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel, and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal proposed by Parent during such period) that such Company Acquisition Proposal remains a Company Superior Proposal (it being understood that any change in the financial or other material terms of such Company Acquisition Proposal shall require a new Company Notice and a new three (3) Business Day period under this Section 5.4(b)) and (z) unless the Company Board, after consultation with outside legal counsel, determines that the failure to make a Company Adverse Recommendation Change or terminate this Agreement would be reasonably likely to be inconsistent with its fiduciary duties.

(c) Notwithstanding the first sentence of Section 5.4(b), at any time prior to obtaining the Company Stockholder Approval, and subject to the Company’s compliance in all material respects at all times with the provisions of this Section 5.4 and Section 5.3, in response to a Company Intervening Event that is not related to any Company Acquisition Proposal, the Company Board may make a Company Adverse Recommendation Change described in clause (A) of the definition thereof if the Company Board (i) determines in good faith, after consultation with the Company’s outside legal counsel and any other advisor it chooses to consult, that the failure to make such Company Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties to the Company Stockholders and (ii) provides written notice to Parent (a “Company Notice of Change”) advising Parent that the Company Board is contemplating making a Company Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that (x) the Company Board may not make such a Company Adverse Recommendation Change until the fourth Business Day after receipt by Parent of the Company Notice of Change and (y) during such four (4) Business Day period, at the request of Parent, the Company shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Company Board not to make such Company Adverse Recommendation Change consistent with its fiduciary duties.

(d) Parent agrees that neither it nor any of the Parent Subsidiaries shall, and Parent shall, and shall cause each of the Parent Subsidiaries to, cause its and their respective officers and directors and use reasonable best efforts to cause its and their other respective Representatives not to (i) directly or indirectly initiate or solicit, or knowingly encourage or knowingly facilitate (including by way of furnishing non-public information relating to Parent or any Parent Subsidiary) the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Parent or any of the Parent Subsidiaries or afford access to the properties, books or records of Parent or any of the Parent Subsidiaries with respect to, relating to, or in furtherance of, a Parent Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Parent Acquisition Proposal, or (iii) accept a Parent Acquisition Proposal or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Parent Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 5.4) or (B) requiring, intending to cause, or which would reasonably be expected to cause Parent to abandon, terminate or fail to consummate the Mergers or any other transaction contemplated by this Agreement. Any violation of the foregoing restrictions by the Parent Subsidiaries or by any officer or director of Parent or any of the Parent Subsidiaries, whether or not such officer or director is so authorized and whether or not such officer or director is purporting to act on behalf of Parent or any of the Parent Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by Parent. Notwithstanding anything to the contrary in this Agreement, prior to obtaining Parent Stockholder Approval, Parent, the Parent Subsidiaries and their respective Representatives may take any actions described in clause (ii) in the first sentence of this Section 5.4(d) with respect to a third party if (w) after the date of this Agreement, Parent receives a written Parent Acquisition Proposal from such third party (and such Parent Acquisition Proposal was not initiated, solicited, knowingly encouraged or knowingly facilitated by Parent or any of the Parent Subsidiaries or any of their respective Representatives), (x) Parent provides the Company the notice required by Section 5.4(e) with respect to such Acquisition Proposal, (y) the Parent Board determines in good faith (after consultation with Parent’s financial advisors and outside legal counsel) that such proposal constitutes or would reasonably be expected to lead to a Parent Superior Proposal, and (z) the Parent Board determines in good faith (after consultation with Parent’s financial advisors and outside legal counsel) that the failure to participate in such discussions or negotiations or to disclose such information or data to such third party would be reasonably likely to be inconsistent with its fiduciary duties to the Parent Stockholders; provided, that Parent shall not deliver any information to such third party without first entering into an Acceptable Confidentiality Agreement (a copy of which shall be provided to the Company) with such third party. Notwithstanding the foregoing, Parent or any of its Representatives may, in response to an unsolicited inquiry or proposal from a third party, (A) seek to clarify the terms and conditions of such inquiry or proposal to determine whether such inquiry or proposal constitutes a Parent Superior Proposal, and (B) inform a third party or its Representative of the restrictions imposed by the provisions of this Agreement (without, in each case, conveying, requesting or attempting to gather any other information except as otherwise specifically permitted hereunder).

(e) Neither the Parent Board nor any committee thereof shall directly or indirectly (A) withhold or withdraw (or amend, modify or qualify in a manner adverse to the Company), or publicly propose to withhold or withdraw (or amend, modify or qualify in a manner adverse to the Company), the Parent Recommendation, (B) endorse or recommend, adopt or approve, or propose publicly to endorse or recommend, adopt or approve, any Parent Acquisition Proposal, (C) fail to include the Parent Recommendation in the Joint Proxy Statement/Prospectus, (D) in the case of a Parent Acquisition Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Parent Common

Stock (other than by the Company or an Affiliate of the Company), fail to recommend against acceptance of such tender offer or exchange offer by the Parent Stockholders on or prior to the earlier of (1) two (2) Business Days prior to the date of the Parent Stockholders’ Meeting (provided that such tender offer or exchange offer commenced more than four (4) Business Days prior to the date of the Parent Stockholders’ Meeting) or (2) ten (10) business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer, or (E) if a Parent Acquisition Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (D)), fail to publicly reaffirm the Parent Recommendation on or prior to the earlier of (x) two (2) Business Days prior to the date of the Parent Stockholders’ Meeting (provided that the announcement or disclosure of such Parent Acquisition Proposal was made more than four (4) Business Days prior to the date of the Parent Stockholders’ Meeting) and (y) ten (10) Business Days following the announcement or disclosure of such Parent Acquisition Proposal (any action described in these clauses (A)-(E) being referred to as a “Parent Adverse Recommendation Change”). Notwithstanding the foregoing, at any time prior to obtaining the Parent Stockholder Approval, and subject to Parent’s compliance in all material respects at all times with the provisions of this Section 5.4 and Section 5.3, in response to a Parent Superior Proposal that was not initiated, solicited, knowingly encouraged or knowingly facilitated by Parent or any of the Parent Subsidiaries or any of their respective Representatives, the Parent Board may make a Parent Adverse Recommendation Change or terminate this Agreement pursuant to and in accordance with Section 7.1(c)(iii) in order to enter into a definitive agreement for such Parent Superior Proposal; provided, however, that Parent shall not be entitled to exercise its right to make a Parent Adverse Recommendation Change or terminate this Agreement in response to a Parent Superior Proposal (x) until four (4) Business Days after Parent provides written notice to the Company (a “Parent Notice”) advising the Company that the Parent Board or a committee thereof has received a Parent Superior Proposal, specifying the material terms and conditions of such Parent Superior Proposal, and identifying the Person or group making such Parent Superior Proposal, (y) unless, at the end of such four (4) Business Day period and taking into account any alternative transaction (including any modifications to the terms of this Agreement) proposed by the Company during such period, the Parent Board determines in good faith (after consultation with Parent’s financial advisors and outside legal counsel, and taking into account all financial, legal, and regulatory terms and conditions of such alternative transaction proposal proposed by the Company during such period) that such Parent Acquisition Proposal remains a Company Superior Proposal (it being understood that any change in the financial or other material terms of such Parent Acquisition Proposal shall require a new Parent Notice and a new three (3) Business Day period under this Section 5.4(e)) and (z) unless the Parent Board, after consultation with outside legal counsel, determines that the failure to make a Parent Adverse Recommendation Change or terminate this Agreement would be reasonably likely to be inconsistent with its fiduciary duties.

(f) Notwithstanding the first sentence of Section 5.4(e), at any time prior to obtaining the Parent Stockholder Approval, and subject to Parent’s compliance in all material respects at all times with the provisions of this Section 5.4 and Section 5.3, in response to a Parent Intervening Event that is not related to any Parent Acquisition Proposal, the Parent Board may make a Parent Adverse Recommendation Change described in clause (A) of the definition thereof if the Parent Board (i) determines in good faith, after consultation with Parent’s outside legal counsel and any other advisor it chooses to consult, that the failure to make such Parent Adverse Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties to the Parent Stockholders and (ii) provides written notice to the Company (a “Parent Notice of Change”)

advising the Company that the Parent Board is contemplating making a Parent Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that (x) the Parent Board may not make such a Parent Adverse Recommendation Change until the fourth Business Day after receipt by the Company of the Parent Notice of Change and (y) during such four (4) Business Day period, at the request of the Company, Parent shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Parent Board not to make such Parent Adverse Recommendation Change consistent with its fiduciary duties.

(g) The parties agree that in addition to the obligations of the Company and Parent set forth in paragraphs (a) through (f) of this Section 5.4, as promptly as practicable (and in any event within 24 hours) after receipt thereof, the Company or Parent, as applicable, shall advise the other party in writing of any request for information or any Company Acquisition Proposal or Parent Acquisition Proposal (as applicable) received from any Person, or any inquiry, discussions or negotiations with respect to any Company Acquisition Proposal or Parent Acquisition Proposal (as applicable) and the terms and conditions of such request, Company Acquisition Proposal or Parent Acquisition Proposal (as applicable), inquiry, discussions or negotiations, and the Company or Parent (as applicable) shall promptly provide to the other party copies of any written materials received by the Company or Parent, as applicable, in connection with any of the foregoing, and the identity of the Person or group making any such request, Company Acquisition Proposal or Parent Acquisition Proposal (as applicable) or inquiry or with whom any discussions or negotiations are taking place. Each of the Company and Parent agrees that it shall simultaneously provide to the other party any non-public information concerning itself or its Subsidiaries provided to any other Person or group in connection with any Company Acquisition Proposal or Parent Acquisition Proposal (as applicable) which was not previously provided to the other party. The Company and Parent shall promptly (and in any event within 24 hours) keep the other party fully informed of the status of any Company Acquisition Proposals or Parent Acquisition Proposals (as applicable) (including the identity of the parties and price involved and any changes to any material terms and conditions thereof). Each of the Company and Parent shall not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party; provided, however, that prior to, but not after, obtaining the Company Stockholder Approval or Parent Stockholder Approval (as applicable), if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Company Board or Parent Board (as applicable) determines in good faith after consultation with the Company’s or Parent’s (as applicable) outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties, the Company or Parent (as applicable) shall be permitted to waive, without the other’s prior written consent, such standstill or similar provision solely to the extent necessary to permit such third party to make an Acquisition Proposal to the Company or Parent (as applicable), on a confidential basis, provided, however, that the Company or Parent (as applicable) shall advise the other party in writing at least two (2) calendar days prior to taking such action. The Company shall not, except as contemplated by Section 2.28 or Section 5.11, amend, modify or waive any provision of the Rights Agreement or cause or permit any of the rights issued pursuant to the Rights Agreement to be redeemed, cancelled or terminated.

(h) Immediately after the execution and delivery of this Agreement, the Company and Parent will, and will cause its Subsidiaries and its Representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Company Acquisition Proposal or Parent Acquisition Proposal, as applicable. Each of the Company and Parent agrees that it shall (i) take the necessary steps to promptly inform its Representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 5.4 and (ii) promptly request each Person who has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring the Company or any material portion thereof to return or destroy all confidential information heretofore furnished to such Person by or on its behalf.

(i) Nothing contained in this Agreement shall prohibit the Company from (1) complying with its disclosure obligations under Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to a Company Acquisition Proposal, (2) issuing “stop, look and listen” communications or similar communications of the type contemplated by Section 14d-9(f) under the Exchange Act or (3) making any factually accurate public statement that solely describes the Company’s receipt of a Company Acquisition Proposal, the terms thereof and the identity of the Person making such Company Acquisition Proposal, and the operation of this Agreement with respect thereto; provided that this clause (i) shall not be deemed to permit the Company Board to make a Company Adverse Recommendation Change except, in each case, to the extent permitted by Section 5.4(b) or Section 5.4(c); provided, further, that any such disclosure or statement shall also include an express reaffirmation of the Company Recommendation.

(j) Nothing contained in this Agreement shall prohibit Parent from (1) complying with its disclosure obligations under Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to a Parent Acquisition Proposal, (2) issuing “stop, look and listen” communications or similar communications of the type contemplated by Section 14d-9(f) under the Exchange Act or (3) making any factually accurate public statement that solely describes Parent’s receipt of a Parent Acquisition Proposal, the terms thereof and the identity of the Person making such Parent Acquisition Proposal, and the operation of this Agreement with respect thereto; provided that this clause (j) shall not be deemed to permit the Parent Board to make a Parent Adverse Recommendation Change except, in each case, to the extent permitted by Section 5.4(e) or Section 5.4(f); provided, further, that any such disclosure or statement shall also include an express reaffirmation of the Parent Recommendation.

Section 5.5 Consummation of the Mergers; Additional Agreements.

(a) Within 10 Business Days following the date of this Agreement, the Company and Parent each shall file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) Notification and Report Forms relating to the transactions contemplated herein to the extent any such filing is required by the HSR Act. The Company and Parent shall each promptly, subject to confidentiality provisions of the Confidentiality Agreement, (i) supply the other with any information which may be required in order to effectuate such filings and (ii) supply any additional information which reasonably may be required by the FTC or the DOJ.

(b) Each of the Company and Parent shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement, all other notices, reports and other documents required to be filed with any Governmental Entity with respect to the Mergers and the other transactions contemplated by this Agreement. Each of Parent and the Company shall promptly (i) supply the other with any information which may be required in order to effectuate such filings and (ii) supply any additional information which reasonably may be required by a Governmental Entity of any jurisdiction and which the parties may reasonably deem appropriate. No party shall independently participate in any meeting, or engage in any substantive meeting, with any Governmental Entity in respect to any such filings, investigation or other inquiry without giving the other party prior notice of the meeting and, unless prohibited by such Governmental Entity, the opportunity to attend or participate. The parties will consult and cooperate with one another and permit the other party or its counsel to review in advance any proposed communication by such party to any Governmental Entity in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to the HSR Act, other antitrust Laws or any applicable state Laws in connection with the Mergers and the other transactions contemplated by this Agreement. The parties shall discuss in advance the strategy and timing for obtaining any clearances required or advisable under any applicable Law in connection with this Agreement or the transactions contemplated by this Agreement; provided, however, that (i) Parent shall determine such strategy for obtaining any clearances required or advisable under antitrust or competition Laws after considering in good faith all comments and advice of the Company (and its counsel) and (ii) Parent shall take the lead in all meetings and communications with any Governmental Entity in connection with obtaining such clearances required or advisable under antitrust or competition Laws.

(c) Each of the Company and Parent shall (i) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Entity with respect to the Mergers or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such Legal Proceeding or threat, (iii) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and (iv) promptly inform the other party of any communication to or from any Governmental Entity regarding the Mergers.

(d) Subject to the conditions and upon the terms of this Agreement, each of Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to carry out the intent and purposes of this Agreement and to consummate the Mergers and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement, each party to this Agreement shall (i) reasonably cooperate with the other party, execute and deliver such further documents, certificates, agreements and instruments and take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder); (ii) give all notices (if any) required to be made and given by such party in connection with the Mergers and the other transactions contemplated by this Agreement; (iii) use reasonable best efforts to obtain each approval, consent, ratification, permission, waiver of authorization (including any authorization of a Governmental Entity) required to be obtained from parties to any material Contracts (if any) or required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with the Mergers or any of the other transactions contemplated by this Agreement (provided, however, that the Parent Parties and the Company shall not be required to pay any fees or make any other payments to any such Person in order to obtain any such approval, consent, ratification, permission, waiver or authorization (other than normal filing fees imposed by Law)) and (iv) use reasonable best efforts to lift any restraint, injunction or other legal bar to the Mergers.

(e) Notwithstanding anything to the contrary contained in this Agreement, (i) the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent, divest or hold separate or otherwise take or commit to take any action that limits its freedom, or after the Mergers, the freedom of action of Parent or any of Parent’s Subsidiaries with respect to, or its ability to retain, the Company and the Company Subsidiaries, Parent or the Parent Subsidiaries, or any of the respective businesses or assets of Parent, the Company or any of their respective Subsidiaries and (ii) neither Parent nor any Parent Subsidiaries shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company and the Company Subsidiaries, Parent or the Parent Subsidiaries, or any of the respective businesses or assets of Parent, the Company or any of their respective Subsidiaries, in each case if such divestiture or other action with respect thereto would, (A) reasonably be expected to, either individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole after giving effect to the Closing, (B) require Parent, the Company or any of their respective Subsidiaries to divest of assets material to Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole after giving effect to the Closing (it being understood that for purposes of clauses (A) and (B), Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole after giving effect the Closing, shall be deemed to be a consolidated group of entities of the size and scale of a hypothetical company that is 100% of the size of the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement), (C) require Parent or the Parent Subsidiaries (including at or after the Closing, the Company or the Company Subsidiaries) to provide prior notice to, or to obtain prior approval from, any Governmental Entity with respect to any transactions following the Closing (other than to the extent such requirement is immaterial in the circumstances) or (D) with respect to any divestiture of assets of Parent and the Parent Subsidiaries, cause the condition precedent to the funding of the Debt Financing set forth in Item 12 of Exhibit C of the Commitment Letter to fail to be satisfied.

Section 5.6 Company Incentive Awards.

(a) Company RSU Awards. Immediately prior to the Initial Merger Effective Time, each restricted stock unit award granted under a Company Incentive Plan that is subject only to time-based vesting conditions (each, a “Company RSU Award”) that is outstanding as of immediately prior to the Initial Merger Effective Time, whether vested or unvested, shall, by virtue of the occurrence of the Initial Merger and without any action by the Parent Parties, the Company or the holder thereof, automatically become fully vested and be cancelled and converted into, and shall become a right to receive, (i) a cash payment equal to the product of (A) 50% of the number of shares of Company Common Stock subject to the Company RSU Award as of immediately prior to the Initial Merger Effective Time multiplied by (B) the Cash Election Consideration, and (ii) a number of shares of Parent Class A Common Stock equal to the product of (A) 50% of the number of shares of Company Common Stock subject to the Company RSU Award as of immediately prior to the Initial Merger Effective Time multiplied by (B) the Stock Election Consideration, in each case under (i) and (ii), less applicable withholdings for Taxes.

(b) Company PSU Awards. Immediately prior to the Initial Merger Effective Time, each restricted stock unit award granted under a Company Incentive Plan that is subject to both time-based vesting and performance-based vesting conditions (each, a “Company PSU Award”) that is outstanding as of immediately prior to the Initial Merger Effective Time, whether vested or unvested, shall, by virtue of the occurrence of the Initial Merger and without any action by the Parent Parties, the Company or the holder thereof, automatically become fully vested and be cancelled and converted into, and shall become a right to receive, (i) a cash payment equal to the product of (A) 50% of the number of shares of Company Common Stock subject to the Company PSU Award as of immediately prior to the Initial Merger Effective Time (assuming that any performance-based vesting conditions applicable to such Company PSU Award were achieved at the maximum level of performance), multiplied by (B) the Cash Election Consideration, and (ii) a number of shares of Parent Class A Common Stock equal to the product of (A) 50% of the number of shares of Company Common Stock subject to the Company PSU Award as of immediately prior to the Initial Merger Effective Time (assuming that any performance-based vesting conditions applicable to such Company PSU Award were achieved at the maximum level of performance), multiplied by (B) the Stock Election Consideration, in each case under (i) and (ii), less applicable withholdings for Taxes.

(c) Company Options. Immediately prior to the Initial Merger Effective Time, each Company Option granted under a Company Incentive Plan that is outstanding immediately prior to the Initial Merger Effective Time that has an exercise price per share of Company Common Stock subject to such Company Option that is less than the Cash Election Consideration, whether vested or unvested, shall, by virtue of the occurrence of the Initial Merger and without any action on the part of Parent, the Company or any holder thereof, automatically become fully vested and be cancelled and converted into, and shall become a right to receive, a cash payment equal to the product of (i) the number of shares of Company Common Stock subject to the Company Option as of immediately prior to the Initial Merger Effective Time multiplied by (ii) the difference between the Cash Election Consideration and the exercise price per share of Company Common Stock subject to such Company Option, less applicable withholdings for Taxes. Each Company Option granted under a Company Incentive Plan that is outstanding immediately prior to the Initial Merger Effective Time and that has an exercise price per share of Company Common Stock subject to such Company Option that equals or exceeds the Cash Election Consideration shall be cancelled for no consideration.

(d) Payment Procedures. Parent, the Subsequent Surviving Company or one of their Subsidiaries, as applicable, shall pay to the holders of the Company RSU Awards, Company PSUs Awards and Company Options the cash payments described in Section 5.6(a), (b) and (c), respectively, at or as promptly as practicable following the Initial Merger Effective Time (and in no event later than the first regularly scheduled payroll date that is at least three (3) calendar days following the Initial Merger Effective Time). The shares of Parent Class A Common Stock to which the holders of the Company RSU Awards and Company PSU Awards are entitled pursuant to Section 5.6(a) and (b), shall be issued in accordance with Section 1.8. To the extent there are any fractional shares of Parent Class A Common Stock pursuant to Section 5.6(a) and (b), no such fractional shares shall be issued and the holders shall receive a cash amount in lieu thereof in accordance with Section 1.6(d).

(e) Section 409A. To the extent that any award or amount described in this Section 5.6 constitutes nonqualified deferred compensation subject to Section 409A of the Code, any payment contemplated hereby with respect to such award or amount shall be made in accordance with this Agreement and the applicable terms thereof or, if later, at the earliest time permitted under the terms thereof that will not result in the application of a tax or penalty under Section 409A of the Code.

(f) Board Actions. Prior to the Initial Merger Effective Time, the Company Board (or, if appropriate, any committee thereof administering the applicable Company Incentive Plan) shall take all such actions as are necessary to approve and effectuate the foregoing provisions of this Section 5.6, including, without limitation, making any determinations or adopting resolutions of the Company Board or a committee thereof or any administrator of the Company Incentive Plans as may be necessary.

(g) On the Closing Date or as soon as reasonably practicable thereafter, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) to cover issuances with respect to Parent Common Stock pursuant to the applicable Company Incentive Plan and shall maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as the Company Incentive Plans remain outstanding.

Section 5.7 Employee and Labor Matters.

(a) Parent shall, or shall cause the applicable Parent Subsidiary to, provide each individual who is an employee of the Company or any of the Company Subsidiaries as of the Initial Merger Effective Time and who continues in employment with Parent or a Parent Subsidiary immediately following the Initial Merger Effective Time (each, a “Continuing Employee”): for the period beginning at the Initial Merger Effective Time and ending one year following the Initial Merger Effective Time (or, if shorter, for the period that the applicable Continuing Employee remains employed by Parent or a Parent Subsidiary following the Initial Merger Effective Time), (i) the base salary or hourly wage, as applicable, target short-term cash incentive compensation opportunities, and severance and termination benefits, in each case, that are no less favorable than as provided to such Continuing Employee as of immediately prior to the Initial Merger Effective Time, and (ii) other employee benefits (excluding any change in control, transaction and retention bonuses and payments, non-qualified deferred compensation, and defined benefit pension and post-termination and retiree medical benefits) that are substantially similar in the aggregate to the greater of (A) those provided to such Continuing Employee as of immediately prior to the Initial Merger Effective Time or (B) those provided from time to time to similarly situated employees of Parent and Parent Subsidiaries (in each case of clauses (A) and (B), subject to the same exclusions).

(b) Subject to applicable Law, for all purposes under the employee benefit plans of Parent and the Parent Subsidiaries providing benefits to any Continuing Employees after the Initial Merger Effective Time (the “New Plans”), Parent shall cause each Continuing Employee to be credited with his or her years of service with the Company and the Company Subsidiaries (and any other predecessor or acquired entities) before the Initial Merger Effective Time, to the same extent as such Continuing Employee was entitled, as of immediately prior to the Initial Merger Effective Time, to credit for such service under any similar Company Benefit Plan for all purposes, including for purposes of determining eligibility to participate, level of benefits, vesting and benefit accrual; provided, that such service crediting shall not be required (i) to the extent it would result in a duplication of benefits, (ii) to the extent Continuing Employees are affected without regard to whether employment before the Initial Merger Effective Time was with the Company and the Company Subsidiaries (for example, in the event a New Plan is adopted under which no participants receive credit for service before the effective date of the New Plan), (iii) for purposes of any employee benefit plan of Parent or any Parent Subsidiary that is grandfathered or frozen (and, for the avoidance of doubt, no Continuing Employee shall be eligible to participate in any such grandfathered or frozen plan), or (iv) for purposes of benefit accrual under any non-qualified deferred compensation, defined benefit pension, or post-termination or retiree medical benefit arrangements. In addition, and without limiting the generality of the foregoing provisions of this Section 5.7(b), for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent shall use commercially reasonable efforts to provide that (A) each Continuing Employee be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Continuing Employee participated immediately prior to the Initial Merger Effective Time (such plans, collectively, the “Old Plans”), (B) all pre-existing condition exclusions and actively-at-work requirements of such New Plan be waived for such Continuing Employee and his or her covered dependents to the same extent as such exclusions and requirements did not apply to such Continuing Employee under a comparable Old Plan as of immediately prior to the Initial Merger Effective Time, and (C) the dollar amount of any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance, maximum out-of-pocket requirements and similar expenses applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Prior to the Closing Date, if requested by Parent in writing at least ten days prior to the Closing Date, the Company shall cause the Company and Company Subsidiaries to take all necessary and appropriate actions to cause (i) each Company Benefit Plan that is a defined contribution plan intended to be qualified under Section 401(a) of the Code (each, a “Company 401(k) Plan”) to be terminated effective no later than the Business Day preceding the Closing Date and contingent on the occurrence of the Initial Merger Effective Time, (ii) all participants to fully vest in their account balances under the Company 401(k) Plan effective as of such termination date, and (iii) all contributions to the Company 401(k) Plan to cease effective as of such termination date (other than contributions allocable to periods of service prior to such termination date, matching contributions on such participant contributions (including any true-up matching contributions), participant loan repayments, and any required corrective contributions). Prior to the adoption or execution thereof, the Company shall provide Parent with an advance copy of all documentation necessary to effect this Section 5.7(c) and shall consider in good faith any reasonable comments thereon made by Parent. In the event that the Company 401(k) Plan is terminated as set forth in this Section 5.7(c), as soon as administratively practicable following the Initial Merger Effective Time, Parent shall use commercially reasonable efforts to take any and all actions as may be reasonably required to (A) cause a defined contribution plan of Parent or a Parent Subsidiary that is intended to be qualified under Section 401(a) of the Code (each, a “Parent 401(k) Plan”) to accept any “eligible rollover distributions” (within the meaning of Section 402(c)(4) of the Code) from the applicable Company 401(k) Plan in an amount equal to the full account balance (including any participant loans) distributed or distributable to the applicable Continuing Employee from the Company 401(k) Plan, and (B) cause each applicable Continuing Employee to become a participant in the applicable Parent 401(k) Plan as soon as administratively practicable, but in no event more than 30 days, following the Closing Date (giving effect to the service crediting provisions of Section 5.7(b)).

(d) With respect to each Continuing Employee who, as of immediately prior to the Initial Merger Effective Time, is eligible to receive a 2024 incentive bonus and provided such Continuing Employee’s employment is not terminated following the Initial Merger Effective Time either by Parent or a Parent Subsidiary for “cause” (as defined in the Company’s 2016 Equity Incentive Plan, as amended) or by such Continuing Employee due to a voluntary resignation, Parent shall (or shall cause one of its Affiliates to), pay such Continuing Employee the amount of such 2024 incentive bonus accrued for the period prior to the Initial Merger Effective Time (with performance at the greater of target or actual performance through the Initial Merger Effective Time) by no later than the earlier of: (i) if such Continuing Employee’s employment is terminated before 2024 incentive bonuses are paid, 30 days following such Continuing Employee’s termination of employment or (ii) such time or times as such 2024 incentive bonus would have otherwise been paid; provided that such payment shall in all events occur by March 15, 2025.

(e) Nothing in this Section 5.7, expressed or implied, (i) is intended to or shall confer upon any Person other than the parties hereto, including any Company Person, any right, benefit or remedy of any nature whatsoever (including any right to employment or services, or continued employment or services, with Parent, the Company, or any of their respective Subsidiaries) under or by reason of this Agreement, (ii) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any Company Benefit Plan or other benefit plan, program, agreement or arrangement, (iii) shall alter or limit the ability of Parent or any of its Subsidiaries (or, following the Initial Merger Effective Time, the Company or any of its Subsidiaries) to amend, modify or terminate any Company Benefit Plan or any other benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (iv) shall create any obligation on the part of Parent or its Subsidiaries (or, following the Initial Merger Effective Time, the Company or any of its Subsidiaries) to employ or engage any Continuing Employee for any period following the Initial Merger Effective Time.

(f) Prior to making any broad-based communication or written communications pertaining to compensation or benefit matters that are affected by the transactions contemplated in this Agreement, the Company or Parent, as applicable, shall provide the applicable counterparty with a copy of the intended communication, such counterparty shall have a reasonable period of time to review and comment on the communication, and the Company or Parent, as applicable, shall consider in good faith any reasonable comments provided by the counterparty. The parties shall cooperate in providing any such mutually agreeable communication.

Section 5.8 Indemnification of Officers and Directors.

(a) From and after the Initial Merger Effective Time, to the fullest extent permitted under the applicable organizational documents of the Company and the Company Subsidiaries and applicable Law, each of Parent and the Subsequent Surviving Company agrees that it shall, jointly and severally, indemnify, defend and hold harmless (and advance expenses in connection therewith) each present and former director and officer of the Company or any of the Company Subsidiaries (in each case, when acting in such capacity)(the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees and disbursements), judgments, fines, penalties, losses, claims, damages or liabilities or amounts that are paid in settlement of or incurred in connection with any actual or threatened Legal Proceeding to which such Indemnified Party is a party or is otherwise involved (including as a witness), and arises out of or pertains to the fact that the Indemnified Party is or was an officer or director of the Company or any of the Company Subsidiaries, with respect to matters existing or occurring at or prior to the Initial Merger Effective Time (including this Agreement, the Mergers and the other transactions contemplated hereby), whether asserted or claimed prior to, at or after the Initial Merger Effective Time.

(b) For a period of six (6) years from the Initial Merger Effective Time, the certificate of incorporation, bylaws or other applicable governing document of the Subsequent Surviving Company shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of individuals who were directors and officers prior to the Initial Merger Effective Time than are set forth, as of the date of this Agreement, in the Company’s certificate of incorporation and bylaws.

(c) The Subsequent Surviving Company (or Parent on the Subsequent Surviving Company’s behalf) shall, in its sole discretion, either (i) continue to maintain in effect for a period of at least six (6) years from and after the Initial Merger Effective Time the Company’s existing directors’ and officers’ liability insurance (“D&O Insurance”) for the Persons who, as of the date of this Agreement, are covered by the Company’s existing D&O Insurance, with the Company’s current insurance company or with other recognized insurance companies and with terms, conditions, retentions and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or, if such insurance is unavailable, the Subsequent Surviving Company (or Parent on the Subsequent Surviving Company’s behalf) shall purchase the best available D&O Insurance from a recognized insurance company for such six-year period with terms, conditions, retentions and with levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or (ii) obtain and fully pay for “tail” insurance policies in respect of D&O Insurance with a claims period of at least six (6) years from and after the Initial Merger Effective Time with recognized insurance companies with the same or better credit ratings as the Company’s current insurance carriers, for the Persons who, as of the date of this Agreement, are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Initial Merger Effective Time (including in connection with this Agreement or the transactions contemplated hereby). The Company shall cooperate with Parent and use commercially reasonable efforts to cause the Subsequent Surviving Company to be named as the successor-in-interest to the Company’s rights under the “tail” policies in respect of the D&O Insurance. Notwithstanding anything to the contrary in the foregoing, in no event shall Parent or the

Subsequent Surviving Company be required to expend an annual premium amount in excess of 300% of the annual premiums currently paid by the Company or any of its Affiliates for such insurance; provided, that if the annual premiums of such insurance coverage exceed such amount, the Subsequent Surviving Company (or Parent on the Subsequent Surviving Company’s behalf) shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. Section 5.8 of the Company Disclosure Letter sets forth such annual premiums currently paid by the Company. Parent shall provide a reasonable opportunity to the Company to comment on the terms of any endorsements or policies in connection with such “tail” policy.

(d) In the event of any Legal Proceeding in which any claims are made in respect of which such Indemnified Party would be entitled to indemnification pursuant to this Section 5.8, any Indemnified Party wishing to claim such indemnification shall promptly notify the Subsequent Surviving Company thereof in writing, but the failure to so notify shall not relieve the Subsequent Surviving Company of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the Subsequent Surviving Company. In the event of any such Legal Proceeding: (i) the Subsequent Surviving Company shall have the right to assume the defense thereof (it being understood that by electing to assume the defense thereof, the Subsequent Surviving Company will not be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto or assumed any liability with respect thereto), except that if the Subsequent Surviving Company elects not to assume such defense or legal counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between the Subsequent Surviving Company and the Indemnified Party, the Indemnified Party may retain legal counsel satisfactory to the Subsequent Surviving Company and to the provider of any insurance obtained in accordance with the foregoing Section 5.8(c), and (ii) the Subsequent Surviving Company shall advance reasonable and documented fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Party in connection with and prior to the final disposition of such Legal Proceeding (in each case to the extent the Company or the applicable Company Subsidiary is required to do so and on the same terms as provided in the Company’s or such Company Subsidiary’s organizational documents in effect on the Initial Merger Effective Time); provided, that (1) the Parent and Subsequent Surviving Company shall be obligated pursuant to this Section 5.8(d) to pay for only one firm of legal counsel for all Indemnified Parties in any jurisdiction unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict of interest (in which case the fewest number of legal counsels necessary to avoid conflicts of interest shall be used) and (2) the Indemnified Party shall have made an undertaking to repay all such fees, costs or expenses paid or advanced by Parent or the Subsequent Surviving Company if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment that the Indemnified Party is not entitled to be indemnified by Parent or the Subsequent Surviving Company; (iii) the Indemnified Parties shall cooperate in the defense of any such matter if Parent or the Subsequent Surviving Company elects to assume such defense; (iv) Parent or the Subsequent Surviving Company shall not be liable for any settlement effected without their prior written consent and the prior written consent of the provider of any insurance obtained in accordance with the foregoing Section 5.8(c), in each case if Parent or the Subsequent Surviving Company elects not to assume such defense; and (v) Parent and the Subsequent Surviving Company shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnified action of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

Notwithstanding anything herein to the contrary, neither Parent nor the Subsequent Surviving Company shall settle, compromise or consent to the entry of any judgment in any Legal Proceeding (and in which indemnification could be sought by Indemnified Parties hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Legal Proceeding or such Indemnified Party otherwise consents in writing.

(e) If Parent or the Subsequent Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or Entity and shall not be the continuing or Subsequent Surviving Company or Entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other Entity, then, and in each such case, proper provisions shall be made (whether by operation of law or otherwise) so that the successors and assigns of Parent or the Subsequent Surviving Company shall assume all of the obligations of Parent or the Subsequent Surviving Company (as applicable) set forth in this Section 5.8.

(f) The provisions of this Section 5.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective successors, heirs and legal representatives, shall be binding on all successors and assigns of Parent and the Subsequent Surviving Company and shall not be amended in any manner that is adverse to the Indemnified Parties (including their successors, heirs and legal representatives) without the written consent of the Indemnified Party (including the successors, heirs and legal representatives) affected thereby.

(g) The rights of the Indemnified Parties under this Section 5.8 shall be in addition to any rights such Indemnified Parties may have under the Company Organizational Documents or the organizational documents of any Company Subsidiary or under any applicable Contracts or Laws in effect on the date of this Agreement and, in the case of such Contracts, made available to Parent prior to the execution hereof, and Parent shall, and shall cause the Subsequent Surviving Company to, honor and perform under all indemnification agreements entered into by the Company or any of the Company Subsidiaries in effect on the date of this Agreement and made available to Parent prior to the execution hereof.

Section 5.9 Public Disclosure. The initial press release relating to this Agreement shall be a joint press release and thereafter Parent and the Company shall consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Mergers or the other transactions contemplated by this Agreement; provided, however, that no such consultation shall be required if, prior to the date of such release or public statement, a Company Adverse Recommendation Change or a Parent Adverse Recommendation Change shall have occurred in compliance with the terms of Section 5.4 of this Agreement. No provision of this Agreement shall prohibit either the Company or Parent from issuing any press release or public statement in the event of an Company Adverse Recommendation Change or a Parent Adverse Recommendation Change that is in either case in compliance with the terms of Section 5.4 of this Agreement.

Section 5.10 NYSE Listing of Additional Shares; Delisting.

(a) Parent shall, in accordance with the requirements of the NYSE, use its reasonable best efforts to file with the NYSE a subsequent listing application (“Subsequent Listing Application”) covering the shares of Parent Class A Common Stock to be issued to Company Stockholders pursuant to this Agreement, subject to official notice of issuance, prior to the Closing Date.

(b) Prior to the Closing, upon Parent’s request, the Company shall take all actions necessary to be taken prior to Closing to cause the delisting of Company Common Stock from the NYSE and the termination of the Company’s registration of Company Common Stock under the Exchange Act, in each case, as soon as practicable following the Initial Merger Effective Time, subject to compliance with the Company’s obligations under the Exchange Act.

Section 5.11 Takeover Laws. If (a) any provision of the Rights Agreement or the Company Organizational Documents or (b) any Takeover Law may become, or may purport to be, applicable to the transactions contemplated in this Agreement, each of Parent, the Company, the Parent Board and the Company Board, to the extent permissible under applicable Laws, will grant such approvals and take such actions, in accordance with the terms of this Agreement, as are necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable, and in any event prior to the Termination Date, on the terms and conditions contemplated hereby and otherwise, to the extent permissible under applicable Laws, act to eliminate the effect of any provision of the Rights Agreement or the Company Organizational Documents or any Takeover Law on any of the transactions contemplated by this Agreement.

Section 5.12 Section 16. Parent shall, prior to the Initial Merger Effective Time, cause the Parent Board to approve the issuance of Parent equity securities (including derivative securities) in connection with the Mergers with respect to any directors or employees of the Company who, as a result of their relationship with Parent as of or following the Initial Merger Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3. Prior to the Initial Merger Effective Time, the Company Board shall approve the disposition of the Company equity securities (including derivative securities) in connection with the Mergers by those directors and officers of the Company subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to SEC Rule 16b-3.

Section 5.13 Notice of Changes. Each of the Company and Parent shall give prompt written notice to the other (and will subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Article VI not being able to be satisfied prior to the Termination Date. Notwithstanding the foregoing, a breach of the obligations of the Company or Parent under this Section 5.13 will not be taken into account for purposes of determining whether any conditions set forth in Article VI have been satisfied.

Section 5.14 Tax Matters.

(a) This Agreement is intended to constitute, and the parties hereto adopt this Agreement as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Neither Parent nor the Company shall (nor shall it permit its respective Subsidiaries or Affiliates to) take any action (whether or not otherwise permitted under this Agreement), or cause any action to be taken, which action could reasonably be expected to prevent or impede the Mergers from qualifying for the Reorganization Treatment. Notwithstanding any provision in this Agreement to the contrary, (i) it is not a condition to the Closing that the Mergers qualify for the Reorganization Treatment, and (ii) neither Parent, the Company nor any Subsidiary of either shall have any liability or obligation to one another or to any holder of Company Common Stock should the Mergers fail to qualify for the Reorganization Treatment.

(b) Each of Parent and the Company shall (and shall cause each of its Affiliates to) reasonably cooperate with one another and their respective Tax advisors and use commercially reasonable efforts in connection with the issuance to Parent or the Company of any Tax opinion by its counsel relating to the Reorganization Treatment, including using commercially reasonable efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of the Company or Parent, as applicable) containing such representations as shall be reasonably necessary or appropriate to enable such counsel to render such Tax opinion. If any Tax opinion is required to be delivered in connection with the Joint Proxy Statement/Prospectus or the Registration Statement as it relates to the qualification of the Mergers for the Reorganization Treatment, such Tax opinion shall be delivered by Gibson, Dunn & Crutcher LLP.

Section 5.15 Financing Cooperation.

(a) The Company shall cooperate with Parent, and shall cause the Company Subsidiaries to and shall use commercially reasonable efforts to cause the respective directors, officers, accountants, consultants, legal counsel, advisors, agents and other representatives of the Company and the Company Subsidiaries to cooperate with the Parent Parties and Finance LLC, at the Parent Parties’ sole cost and expense, as reasonably requested by the Parent Parties in connection with the Debt Financing. Such cooperation shall include (without limitation) the following: (i) reasonable participation in, and assistance with, customary marketing and syndication efforts related to the Debt Financing; (ii) assistance with the preparation of rating agency presentations, customary offering documents, confidential information memoranda (including a version that does not include material non-public information), private placement memoranda, high-yield offering prospectuses, lender presentations and other customary marketing materials, (iii) participation by appropriate members of senior management of the Company and the Company Subsidiaries in a reasonable number of meetings, presentations, roadshows, due diligence sessions and drafting and negotiation sessions with the Debt Financing Sources (including such meetings and presentations in connection with obtaining ratings in connection with the Debt Financing), (iv) delivery to Parent and the Debt Financing Sources as promptly as reasonably practicable of (without limitation) (A) audited consolidated balance sheets and related consolidated statements of operations, stockholders’ equity and cash flows of the Company for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, (B) unaudited consolidated balance sheets and related consolidated statements of operations and cash flows for each interim fiscal quarter ended since the last audited financial statements of the Company and at least 45 days prior to the Closing Date, (C) lease operating statements and production reports with respect to the oil and gas properties of the Company and the Company Subsidiaries as of the last day of the most recently completed fiscal year ended at least 90 days before the Closing Date and for each fiscal quarter ended at least 45 days before the Closing Date (including for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which lease operating statements and production reports are required to be delivered), (D) a report, prepared in accordance with SEC rules and regulations, with respect to the proved Hydrocarbon reserves of the Company and the Company Subsidiaries that is either prepared or audited by a third party petroleum engineer for the most recently completed fiscal year ended at least 90 days before the Closing Date and (E) information with respect to the Company and the Company Subsidiaries reasonably necessary for Parent to prepare a customary pro forma balance sheet and financial projections, (v) using commercially reasonable efforts to provide Parent with the Required Offering Information, and identifying any portion of any such information that constitutes material non-public information regarding the Company or the Company Subsidiaries or their respective securities, (vi) using commercially reasonable efforts to obtain consents of accountants and reserve engineers for use of their reports in any materials relating to the Debt Financing and accountants’ and reserve engineers’ “comfort” letters, as reasonably requested by Parent, (vii) executing and delivering (in escrow), immediately prior to the consummation of the Debt Financing, the Debt Financing Documents, including credit agreements, indentures, purchase agreements, pledge and security agreements and other similar or related documents, provided that such documents will not take effect prior to the Closing; (viii) taking all actions reasonably desirable to permit the discharge in full as of the Closing of all Indebtedness set forth on Section 5.15(a) of the Company Disclosure Letter, including obtaining customary payoff letters, lien terminations, releases of guaranties and other instruments of discharge to evidence that all such Indebtedness shall have been paid in full, all commitments to lend terminated and all liens securing such Indebtedness encumbering any of the Company’s or any of its Subsidiaries’ assets shall have been released, together with duly executed recordable releases and terminations with respect to any and all such liens; (ix) providing reasonable assistance in connection with (A) the novation or other assumption of the Company’s and its subsidiaries’ hedge agreements as required by the Commitment Letter and (B) the preparation of the information required for any Closing Date Borrowing Base Redetermination Reserve Report (as defined in the Commitment Letter) as required by the Commitment Letter; and (x) providing documentation and other information reasonably requested by Parent or the Debt Financing Sources or required by regulatory authorities in order for any Debt Financing Source to comply with requirements of any applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act (as defined in the Commitment Letter) and regulations pertaining to beneficial ownership of legal entity customers, in each case, as they may relate to the Company, the Company Subsidiaries or their respective assets, which in any event shall be provided at least five (5) Business Days prior to the Closing Date to the extent requested at least eight (8) Business Days prior to the Closing Date. Notwithstanding any other provision set forth herein, the Company and the Company Subsidiaries agree that the Parent Parties may share the information provided under this paragraph with the Debt Financing Sources and potential Debt Financing Sources in connection with any marketing efforts in connection with the Debt Financing, so long as all such parties are party to or otherwise subject to confidentiality obligations substantially comparable to such obligations set forth in the Confidentiality Agreement or otherwise reasonably satisfactory to the Company (it being understood for the avoidance of doubt that the reasonable and customary processes of sharing a customary offering memorandum with potential investors for a Rule 144A and/or Regulation S offering of debt securities shall be deemed to be reasonably satisfactory). Notwithstanding the foregoing, such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries, and the Company and the Company Subsidiaries shall not be required to pay any commitment or other similar fee or make any other payment or incur any other liability or obligation in connection with the Debt Financing. Furthermore (I) nothing in this Agreement shall require the Company and the Company Subsidiaries to cause the delivery of (1) any legal opinions or any representation or reliance letters (except any customary representation and authorization letters and customary management representation letters required by the Company’s independent auditors in connection with delivery of “comfort” letters), (2) any solvency certificates, (3) any pro forma financials or (4) any other financial information in form or substance not customarily prepared by the Company and the Company Subsidiaries with respect to such period (excluding, for the avoidance of doubt, the Required Offering Information), (II) neither the Company nor any of the Company Subsidiaries nor any of their respective officers, directors, or employees shall be required to execute or enter into or perform any agreement with respect to the Debt Financing that is not contingent on the Closing or that would be effective prior to the Closing, (III) Persons who are on the board of directors or the board of managers (or similar governing body) of the Company or the Company Subsidiaries prior to the Closing in their capacity as such shall not be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing, in each case, that are not contingent on the Closing or that would be effective prior to the Closing, (IV) neither the Company nor any of the Company Subsidiaries shall be required to take any action that will conflict with or violate their formation or organizational documents or result in the contravention of, or that would reasonably be expected to result in a violation or breach of or default (with or without notice, lapse of time or both) under, any applicable Law or material Contract (in each case, prior to the Closing) and (V) nothing in this Agreement shall require any cooperation to the extent that it would require providing access to or disclosing information reasonably be expected to threaten the loss of any attorney-client privilege or other applicable legal privilege of the Company or the Company Subsidiaries.

(b) None of the Company, the Company Subsidiaries or any of their respective Representatives shall be required to take any action that would subject such Person to liability or to pay any commitment or other similar fee or make any other payment or incur any other liability in connection with the Debt Financing or their performance of their respective obligations under this Section 5.15 or any information utilized in connection therewith, in each case, that is not reimbursable by Parent (other than customary authorization letters). Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective affiliates and Representatives from and against any and all losses, liabilities, claims, damages, reasonable and documented out-of-pocket costs and reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket fees and expenses of counsel) suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under this Section 5.15 and any information (other than with respect to information furnished by or on behalf of the Company and the Company Subsidiaries for use in connection with the Debt Financing) utilized in connection therewith (other than to the extent such loss, liability, claim, damage, cost or expense arises from the bad faith, gross negligence or willful misconduct of the Company, the Company Subsidiaries, any of their respective affiliates or any of their respective Representatives). Parent shall, promptly upon written request of the Company, reimburse the Company, the Company Subsidiaries or their affiliates, as the case may be, for all reasonable and documented out-of-pocket costs and expenses incurred by the Company, its Subsidiaries or their respective Affiliates in connection with the cooperation required by this Section 5.15.

(c) Notwithstanding anything to the contrary herein, the condition set forth in Section 6.2(a) as it applies to the Company’s obligations under Section 5.15(a), shall be deemed satisfied unless (i) the Company has failed to satisfy its obligations under Section 5.15(a) in any material respect, (ii) Parent has notified the Company of such failure in writing a reasonably sufficient amount of time prior to the Closing Date to afford the Company with a reasonable opportunity to cure such failure and (iii) such failure has been a proximate cause of Parent’s failure to receive the proceeds of any financing. Parent acknowledges and agrees that obtaining any financing is not a condition to its obligations under this Agreement. If any financing (including any Debt Financing) has not been obtained, Parent shall continue to be obligated, until such time as this Agreement is terminated in accordance with Article VII and subject to the waiver or fulfillment of the conditions set forth in Article VI, to complete the transactions contemplated by this Agreement.

Section 5.16 Financing Covenants of the Parent Parties

(a) During the Pre-Closing Period, Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing described in the Commitment Letter on the terms and conditions described in the Commitment Letter as promptly as practicable, including using commercially reasonable efforts to (A) cause Finance LLC to negotiate and execute definitive agreements with respect to the Debt Financing on terms and conditions no less favorable to Finance LLC than those contemplated by the Commitment Letter (including implementing the “market flex” provisions in the Fee Letter as necessary to obtain the Debt Financing), (B) maintain in full force and effect the Commitment Letter, subject to any amendments, modifications, consents or waivers thereto or replacements thereof permitted by this Agreement, (C) satisfy, or cause to be satisfied, on a timely basis (or obtain the waiver of) all conditions to Finance LLC obtaining the Debt Financing within its control set forth in the Commitment Letter that are to be satisfied by Finance LLC at or prior to the Closing and (D) in the event that all conditions precedent to the funding of the Debt Financing in the Commitment Letter have been satisfied or waived (or upon funding will be satisfied), consummate the Debt Financing contemplated thereby at or prior to the time the Closing is required to occur pursuant to Section 1.3(a).

(b) Upon reasonable request, Parent shall keep the Company informed on a reasonably current basis in reasonable detail of any material developments concerning the status of the Debt Financing. Parent shall provide the Company, upon reasonable written request, with copies of any executed, material written documents described in the preceding sentence.

(c) In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Parent shall use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain alternative financing from alternative sources in an amount sufficient, when added to the portion of the Debt Financing and Other Sources that is available, to consummate the transactions contemplated by this Agreement (“Alternative Financing”) and to use commercially reasonable efforts to promptly obtain, and when obtained, to provide the Company with a copy of, a replacement financing commitment that provides for such Alternative Financing (together with the term sheet and all exhibits, schedules and annexes thereto, collectively, the “Alternative Financing Commitment Letter”); provided, that in no event will the Parent Parties be required to (x) agree to any terms that are, in the sole discretion of Parent, less favorable in any material respect to the Parent Parties than those set forth in the Commitment Letter in effect on the date hereof or (y) pay any fees, original issue discount, interest or other economics, as applicable, or agree to any prepayment premium or call protection, in each case, in excess of those contemplated by the Commitment Letter. If applicable, any reference in this Agreement to “Debt Financing” shall include “Alternative Financing” and any reference to “Commitment Letter” shall include the “Alternative Financing Commitment Letter”.

(d) Parent shall promptly notify the Company in writing (i) of any actual breach or default (or any event or circumstance that, with or without notice or lapse of time or both, could reasonably be expected to give rise to any breach or default) by any other party to the Commitment Letter, in each case, which breach, default, event or circumstance Parent becomes aware of, (ii) of the receipt by Parent or any of its Subsidiaries of any notice or other communication from any Debt Financing Source with respect to any actual or threatened breach, default, termination or repudiation by any party to the Commitment Letter, and (iii) if for any reason Parent believes in good faith that there is a material possibility that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Commitment Letter in an amount sufficient to consummate the Closing on the Closing Date; provided that, with respect to clauses (i), (ii) and (iii), in no event shall Parent be under any obligation to deliver or disclose any information that would reasonably be expected to waive the protection of attorney-client privilege or similar legal privilege or breach any duty of confidentiality.

(e) Parent shall not permit or consent to, without the prior written consent of the Company, (i) any amendment, replacement, supplement, waiver or modification to be made to the Commitment Letter if such amendment, replacement, supplement or modification would (A) adversely impact the ability of Finance LLC to enforce its rights against any other party to the Commitment Letter, (B) reduce the aggregate amount of cash proceeds from the Debt Financing (including by changing the amount of fees to be paid or original issue discount (except as set forth in any “market flex” provisions in the Fee Letter)) available to be funded on the Closing Date below the amount necessary (when taken together with Other Sources) to consummate the transactions contemplated by this Agreement, or (C) impose any new or additional condition, or otherwise amend, modify or expand any condition, to the receipt of any portion of the Debt Financing thereunder, in each case, in a manner that would reasonably be expected to (I) prevent or materially delay the Closing or (II) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) materially less likely to occur (collectively, the “Restricted Commitment Letter Amendments”) (provided that, for the avoidance of doubt, Parent may amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the date hereof (but not to make any other changes), but only if the addition of such additional parties, individually or in the aggregate, would not result in the occurrence of a Restricted Commitment Letter Amendment). For all purposes of this Agreement, references to the “Commitment Letter” and “Alternative Financing Commitment Letter” shall include such document as permitted or required by this Section 5.16(e) to be amended, supplemented, extended, replaced, waived or otherwise modified, in each case from and after such amendment, supplement, extension, replacement, waiver or modification.

Section 5.17 Shareholder Litigation. Each of the Company and Parent shall promptly notify the other of any shareholder litigation against it or its directors or officers in relation to the Mergers and the other transactions contemplated by this Agreement and shall keep the other party informed regarding such litigation. The Company shall give Parent a reasonable opportunity to participate in the defense or settlement of any shareholder litigation against the Company or its directors or officers relating to the Mergers and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Parent shall give the Company a reasonable opportunity to participate in the defense or settlement of any shareholder litigation against Parent or its directors or officers relating to the Mergers and the other transactions contemplated by this Agreement. Without limiting in any way the parties’ obligations under Section 5.5, each of Parent and the Company shall cooperate, shall cause its respective Subsidiaries, as applicable, to cooperate and shall use its reasonable best efforts to cause its Representatives to cooperate in the defense against such litigation.

Section 5.18 Cooperation. Each of the Company and Parent will, and will cause its respective Subsidiaries and Representatives to, use its reasonable best efforts, subject to applicable Law, to cooperate with the other party in connection with planning the integration of the business operations of the Company and Parent and their respective Subsidiaries.

ARTICLE VI

CONDITIONS TO THE MERGERS

Section 6.1 Conditions to Each Party’s Obligation. The respective obligations of the Company and the Parent Parties to consummate the Mergers are subject to the satisfaction or, to the extent permitted by Law, the waiver by each party on or prior to the Initial Merger Effective Time, of each of the following conditions:

(a) The Company Stockholder Approval shall have been obtained;

(b) The Parent Stockholder Approval shall have been obtained;

(c) No provision of any applicable Law and no Order (preliminary or otherwise) shall be in effect that prohibits the consummation of the Mergers;

(d) Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated hereby shall have expired or otherwise been terminated;

(e) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the use of the Registration Statement or the Joint Proxy Statement/Prospectus shall have been issued by the SEC nor shall proceedings seeking a stop order have been initiated or, to the Knowledge of the Company or Parent, as the case may be, be threatened by the SEC; and

(f) Parent shall have filed with the NYSE the Subsequent Listing Application with respect to the shares of Parent Class A Common Stock issued or issuable pursuant to this Agreement and such shares of Parent Class A Common Stock shall have been approved and authorized for listing on the NYSE, subject to official notice of issuance.

Section 6.2 Additional Conditions to the Parent Parties’ Obligations. The respective obligations of the Parent Parties to consummate the Mergers are subject to the satisfaction or, to the extent permitted by Law, the waiver by Parent on or prior to the Initial Merger Effective Time of each of the following conditions:

(a) The Company shall have performed or complied in all material respects with all of its covenants, obligations or agreements required to be performed or complied with under this Agreement prior to the Initial Merger Effective Time;

(b) The representations and warranties of the Company contained (A) in Section 2.1(a), Section 2.1(b), Section 2.2, Section 2.4, Section 2.7(b) and Section 2.28 of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such date, except in the case of Section 2.4(a), for de minimis inaccuracies (in each case except to the extent expressly made as of an earlier date, in which case as of such date), and (B) in this Agreement (other than the representations and warranties of the Company set forth in Section 2.1(a), Section 2.1(b), Section 2.2, Section 2.4, Section 2.7(b) and Section 2.28) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any individual such representation or warranty) as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except (in the case of this clause (B)) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(c) There shall not have occurred since the date hereof a Company Material Adverse Effect; and

(d) At Closing, Parent shall have received a certificate from a duly authorized officer of the Company certifying as to the matters set forth in the foregoing clauses (a), (b) and (c) of this Section 6.2.

The foregoing conditions are for the sole benefit of the Parent Parties and may, subject to the terms of this Agreement, be waived by Parent, in whole or in part at any time and from time to time, in the sole discretion of Parent. The failure by Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Initial Merger Effective Time.

Section 6.3 Additional Conditions to the Company’s Obligations. The obligations of the Company to consummate the Mergers are subject to the satisfaction or, to the extent permitted by Law, the waiver by the Company on or prior to the Initial Merger Effective Time of each of the following conditions:

(a) Each of the Parent Parties shall have performed or complied in all material respects with its respective covenants, obligations or agreements required to be performed or complied with under the Agreement prior to the Initial Merger Effective Time;

(b) The representations and warranties of the Parent Parties contained (A) in Section 3.1(a), Section 3.1(b), Section 3.2, Section 3.4 and Section 3.7(b) of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such date, except in the case of Section 3.4(a), for de minimis inaccuracies (in each case except to the extent expressly made as of an earlier date, in which case as of such date), and (B) in this Agreement (other than the representations and warranties of the Parent Parties set forth in Section 3.1(a), Section 3.1(b), Section 3.2, Section 3.4 and Section 3.7(b)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) as of the date of this Agreement and as of the Closing Date, as if made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except (in the case of this clause (B)) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(c) There shall not have occurred since the date hereof a Parent Material Adverse Effect; and

(d) At Closing, the Company shall have received a certificate from a duly authorized officer of Parent certifying as to the matters set forth in the foregoing clauses (a), (b) and (c) of this Section 6.3.

The foregoing conditions are for the sole benefit of the Company and may, subject to the terms of this Agreement, be waived by the Company, in whole or in part at any time and from time to time, in the sole discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the Initial Merger Effective Time.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated prior to the Initial Merger Effective Time, whether before or after adoption of this Agreement by the Company Stockholders or approval of the Stock Issuance by the Parent Stockholders, in the following circumstances:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if:

(i) the Mergers shall not have been consummated on or prior to November 15, 2024 (the “Termination Date”); provided, however, that the Termination Date shall automatically be extended by an additional six (6) months if (i) the condition set forth in Section 6.1(d) shall not have been satisfied prior to such date and time and (ii) all other conditions to Closing in this Agreement have been satisfied (or are capable of being satisfied) or waived; provided, further, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose action or failure to act has been the primary cause of the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement by such party;

(ii) a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers; provided, however, the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose action or failure to act has been the primary cause for the entry of the Order and such action or failure to act constitutes a material breach of this Agreement by such party;

(iii) the required approval of the Company Stockholders contemplated by this Agreement at the Company Stockholders’ Meeting shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to the Company where the failure to obtain the required approval of the Company Stockholders shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement; or

(iv) the required approval of the Parent Stockholders contemplated by this Agreement at the Parent Stockholders’ Meeting shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iv) shall not be available to Parent where the failure to obtain the required approval of the Parent Stockholders shall have been caused by the actions or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(c) by Parent:

(i) at any time prior to the Initial Merger Effective Time, if any of the Company’s covenants, representations or warranties contained in this Agreement shall have been breached or, any of the Company’s representations and warranties shall have become untrue, such that any of the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied, and such breach (i) is incapable of being cured by the Company or (ii) shall not have been cured within 30 days of receipt by the Company of written notice of such breach describing in reasonable detail such breach; provided that, at the time of the delivery of such notice or thereafter, no Parent Party shall be in material breach of its obligations under this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.3 not to be capable of being satisfied;

(ii) at any time prior to the receipt of the Company Stockholder Approval, if the Company Board or any committee thereof shall make a Company Adverse Recommendation Change; or

(iii) at any time prior to the receipt of the Parent Stockholder Approval, in order to enter into a definitive agreement with respect to a Parent Superior Proposal in compliance with Section 5.4; provided, that Parent shall have contemporaneously with such termination tendered payment to the Company of the Parent Termination Fee pursuant to Section 7.3.

(d) by the Company:

(i) at any time prior to the Initial Merger Effective Time, if any of the Parent Parties’ covenants, representations or warranties contained in this Agreement shall have been breached or, any of the Parent Parties’ representations and warranties shall have become untrue, such that any of the conditions set forth in Section 6.3(a) or Section 6.3(b) of this Agreement would not be satisfied, and such breach (i) is incapable of being cured by any of the Parent Parties, as the case may be, or (ii) shall not have been cured within 30 days of receipt by Parent of written notice of such breach describing in reasonable detail such breach; provided that, at the time of the delivery of such notice or thereafter, the Company shall not be in material breach of its obligations under this Agreement so as to cause any of the conditions set forth in Section 6.1 or Section 6.2 not to be capable of being satisfied;

(ii) at any time prior to the receipt of the Parent Stockholder Approval, if the Parent Board or any committee thereof shall make a Parent Adverse Recommendation Change; or

(iii) at any time prior to the receipt of the Company Stockholder Approval, in order to enter into a definitive agreement with respect to a Company Superior Proposal in compliance with Section 5.4; provided, that the Company shall have contemporaneously with such termination tendered payment to Parent of the Company Termination Fee pursuant to Section 7.3.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1 of this Agreement, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 7.2, Section 7.3 and Article VIII of this Agreement shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement shall not relieve any party from any liability or damages resulting from fraud or any Willful and Material Breach of any provision contained in this Agreement.

Section 7.3 Expenses; Termination Fees.

(a) Expenses.

(i) Except as provided below, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne solely and entirely by the party incurring such expenses, whether or not the Mergers are consummated; provided, however, filings fees payable under the HSR Act shall be split equally between the Company and Parent.

(ii) In the event that this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(iii) (No Company Stockholder Approval) under circumstances in which the Company Termination Fee is not then payable under Section 7.3(b), then the Company shall pay to Parent the Expenses. Any Expenses due under this Section 7.3(a)(ii) shall be paid as promptly as possible (but in any event within three Business Days) following such termination.

(iii) In the event that this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(iv) (No Parent Stockholder Approval) under circumstances in which the Parent Termination Fee is not then payable under Section 7.3(b), then Parent shall pay to the Company the Expenses. Any Expenses due under this Section 7.3(a)(iii) shall be paid as promptly as possible (but in any event within three Business Days) following such termination.

(b) Termination Fee.

(i) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii) (Parent Adverse Recommendation Change), then Parent shall pay to the Company the Parent Termination Fee as promptly as possible (but in any event within three Business Days) following such termination.

(ii) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) (Company Adverse Recommendation Change), then the Company shall pay to Parent the Company Termination Fee as promptly as possible (but in any event within three Business Days) following such termination.

(iii) In the event that (A) prior to the Company Stockholders’ Meeting, a Company Acquisition Proposal is publicly proposed or otherwise communicated to the Company Stockholders or the Company Board and not withdrawn at least five (5) Business Days prior to the Company Stockholders Meeting and (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) (Termination Date) or Section 7.1(b)(iii) (No Company Stockholder Approval) or by Parent pursuant to Section 7.1(c)(i) (Company Terminable Breach) and concurrently with or within 12 months after any such termination, the Company or any Company Subsidiaries enters into a definitive agreement with respect to, or otherwise consummates, any Company Acquisition Proposal (substituting 50% for the 15% threshold set forth in the definition of “Acquisition Proposal” for all purposes under this Section 7.3(b)(iii)), then the Company shall pay to Parent the Company Termination Fee as promptly as possible (but in any event within three Business Days) following the earlier of the entry into such definitive agreement or consummation of such Company Acquisition Proposal.

(iv) In the event that (A) prior to the Parent Stockholders’ Meeting, a Parent Acquisition Proposal is publicly proposed or otherwise communicated to the Parent Stockholders or the Parent Board and not withdrawn at least five (5) Business Days prior to the Parent Stockholders Meeting and (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) (Termination Date) or Section 7.1(b)(iv) (No Parent Stockholder Approval) or by the Company pursuant to Section 7.1(d)(i) (Parent Terminable Breach) and concurrently with or within 12 months after any such termination, Parent or any Parent Subsidiaries enters into a definitive agreement with respect to, or otherwise consummates, any Parent Acquisition Proposal (substituting 50% for the 15% threshold set forth in the definition of “Acquisition Proposal” for all purposes under this clause (iv)), then Parent shall pay to the Company the Parent Termination Fee as promptly as possible (but in any event within three Business Days) following the earlier of the entry into such definitive agreement or consummation of such Parent Acquisition Proposal.

(v) In the event that (A) this Agreement is terminated by either party pursuant to (1) Section 7.1(b)(i) (Termination Date) and at the time of such termination, the Company Stockholder Approval shall not have been obtained or (2) Section 7.1(b)(iii) (No Company Stockholder Approval) and (B) Parent would have been permitted to terminate this Agreement pursuant to Section 7.1(c)(ii) (Company Adverse Recommendation Change), then the Company shall pay to Parent the Company Termination Fee as promptly as possible (but in any event within three Business Days) following such termination.

(vi) In the event that (A) this Agreement is terminated by either party pursuant to (1) Section 7.1(b)(i) (Termination Date) and at the time of such termination, the Parent Stockholder Approval shall not have been obtained or (2) Section 7.1(b)(iv) (No Parent Stockholder Approval) and (B) the Company would have been permitted to terminate this Agreement pursuant to Section 7.1(d)(ii) (Parent Adverse Recommendation Change), then Parent shall pay to the Company the Parent Termination Fee as promptly as possible (but in any event within three Business Days) following such termination.

(vii) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(iii) (Company Superior Proposal), then the Company shall contemporaneously with such termination pay to Parent the Company Termination Fee.

(viii) In the event that this Agreement is terminated by the Parent pursuant to Section 7.1(c)(iii) (Parent Superior Proposal), then the Parent shall contemporaneously with such termination pay to Company the Parent Termination Fee.

(ix) As used in this Agreement, “Company Termination Fee” shall mean a cash amount equal to $30,500,000, and “Parent Termination Fee” shall mean a cash amount equal to $61,000,000. Each of the Company Termination Fee and the Parent Termination Fee is referred to herein as a “Termination Fee.” As used in this Agreement, “Expenses” shall mean a cash amount equal to $5,100,000, which includes reimbursement for fees and expenses incurred or paid by or on behalf of the party receiving payment thereof and its Affiliates in connection with the Mergers or the other transactions contemplated by this Agreement, or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all reasonable and documented fees and expenses of law firms, commercial banks, investment banking firms, financing sources (including the Debt Financing Sources), accountants, experts and consultants to such party and its Affiliates.

(x) Upon payment of the Termination Fee, as applicable, in accordance with this Section 7.3(b), the paying party shall have no further liability with respect to this Agreement or the transactions contemplated hereby to the other party (provided, that nothing herein shall release any party from liability for Willful and Material Breach or fraud). The parties acknowledge and agree that in no event shall either party be required to pay the Termination Fee on more than one occasion or the Expenses on more than one occasion. Notwithstanding anything to the contrary contained in this Section 7.3, if Parent or the Company receives a Termination Fee, then such Person will not be entitled to also receive a payment for the Expenses and if the Termination Fee is payable at such time as such Person has already received payment or concurrently receives payment in respect of the Expenses, the amount of the Expenses received by (or on behalf of) such Person shall be deducted from the Termination Fee.

(xi) Each of the parties hereto acknowledges and agrees: (A) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement and (B) that the Termination Fee and the Expenses, as applicable, are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate a party hereto in the circumstances in which such payment is due and payable and which do not involve fraud or a Willful and Material Breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. If the Company or Parent, as applicable, fails to pay in a timely manner any amount due pursuant to this Section 7.3, then (1) the Company or Parent, as applicable, shall reimburse the other party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related actions commenced and (2) the Company or Parent, as applicable, shall pay to the other party interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus 2%.

(xii) The parties agree that (A) the monetary remedies set forth in this Section 7.3 and the specific performance remedies set forth in Section 8.11 shall be the sole and exclusive remedies of the Company and its Subsidiaries against the Parent Parties and any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Mergers to be consummated and none of the Parent Parties or any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement, the Mergers or the transactions contemplated by this Agreement; provided, however, that this Section

7.3(b)(xii) shall not relieve the Parent Parties of any liability or damages to the Company, including pursuant to Section 8.8, as a result of fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Parent Parties shall be liable for damages for such fraud or Willful and Material Breach); and (B) the monetary remedies set forth in this Section 7.3 and the specific performance remedies set forth in Section 8.11 should be the sole and exclusive remedies of the Parent Parties against the Company and its Subsidiaries and any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Mergers to be consummated and none of the Company and its Subsidiaries or any of their respective former, current or future directors, officers, stockholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement, the Mergers or the transactions contemplated by this Agreement; provided, however, that this Section 7.3 should not relieve the Company of any liability or damages to the Parent Parties as a result of fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such fraud or Willful and Material Breach).

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1 Amendment. This Agreement may be amended by the parties at any time before or after the receipt of any required approval by the Company Stockholders or Parent Stockholders; provided, however, that after the receipt of the Company Stockholder Approval or Parent Stockholder Approval, as applicable, no amendment shall be made which by applicable Laws or the rules of the NYSE requires further approval of the Company Stockholders or Parent Stockholders, as applicable, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 8.3 No Survival of Representations and Warranties. None of the representations, warranties or agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Initial Merger Effective Time, except for agreements which expressly by their terms survive the Initial Merger Effective Time.

Section 8.4 Entire Agreement; Counterparts. This Agreement (and the Confidentiality Agreement, Company Disclosure Letter and Parent Disclosure Letter) constitutes the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

Section 8.5 Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees that any action, suit or other Legal Proceeding arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or arising out of or relating to the transactions contemplated by this Agreement (a “Proceeding”) shall be commenced and conducted exclusively in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware lacks jurisdiction, the United States District Court for the District of Delaware or the Superior Court of the State of Delaware (Complex Commercial Division), and each of the parties hereby irrevocably and unconditionally: (a) consents to submit to the exclusive jurisdiction of such courts for any Proceeding (and each party agrees not to commence any Proceeding, except in such courts); (b) waives any objection to the laying of venue of any Proceeding in such courts; (c) waives, and agrees not to plead or to make, any claim that any Proceeding brought in any such court has been brought in an improper or otherwise inconvenient forum; and (d) waives, and agrees not to plead or to make, any claim that any Proceeding shall be transferred or removed to any other forum. Each of the parties hereto hereby irrevocably and unconditionally agrees: (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (ii) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to clauses (i) or (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Notwithstanding anything to the contrary contained in this Agreement, the parties hereto hereby further agree that (x) any claims brought against any Debt Financing Source will be governed by, and construed and enforced in accordance with, the internal Laws of the State of New York, without giving effect to conflict-of-laws principles that might require the application of the Laws of any other jurisdiction and (y) no party will, and no party will permit any of its respective Affiliates to, bring or support any legal action or proceeding against any Debt Financing Source in any way relating to this Agreement (or any of the transactions contemplated hereby or thereby), including any dispute arising out of or relating in any way to any Debt Financing Document or the Debt Financing or the performance thereof, in any forum other than any New York State court sitting in the borough of Manhattan, or, if, under applicable Law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

Section 8.6 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect.

Section 8.8 No Third-Party Beneficiaries. Except for (a) the right to receive the Merger Consideration as provided in Article I and the provisions of Section 5.6 but only from and after, and subject to the occurrence of, the Initial Merger Effective Time, (b) the right of the Indemnified Parties to enforce the provisions of Section 5.8 (which from and after the Initial Merger Effective Time is intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and Representatives) but only from and after, and subject to the occurrence of, the Initial Merger Effective Time, and (c) prior to the Initial Merger Effective Time, for the right of the Company, on its own behalf and on behalf of and as agent for the Company Stockholders, to pursue specific performance as set forth in Section 8.11 or, if specific performance is not sought or granted as a remedy, damages (which may include, among other things, the benefit of the bargain lost by the Company Stockholders) as a result of fraud or a Willful and Material Breach by Parent Parties of any covenant, agreement or obligation contained in this Agreement, it being agreed that in no event shall any such Company Stockholder be entitled to enforce any of their rights, or any of the Parent Parties’ obligations, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right, to the fullest extent permitted by Law, to do so as agent for the Company Stockholders, Parent and the Company agree that (1) their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement and (2) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided that, notwithstanding anything in this Agreement to the contrary, each of the Parent Parties, the Company on behalf of itself, the Company Subsidiaries and each of its controlled Affiliates hereby agrees that each Debt Financing Source is an express third party beneficiary of, and may enforce, Section 7.3(b), Section 8.1, Section 8.2, Section 8.5, Section 8.6, this Section 8.8, Section 8.11 or Section 8.12 (and such provisions shall not be amended in any way adverse to any such Debt Financing Source without its prior written consent) (such consent not to be unreasonably withheld, conditioned or delayed).

Section 8.9 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt (or the first Business Day following such receipt if the transmission is after 5 p.m. Central Time on such date or if the date is not a Business Day) of transmission by electronic mail, or (c) on the date of confirmation of receipt (or the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized overnight courier service. All notices hereunder shall be delivered to the address or electronic mail set forth beneath the name of such party below (or to such other address or electronic mail as such party shall have specified in a written notice given to the other parties hereto):

If to the Parent Parties:

Crescent Energy Company

600 Travis Street, Suite 7200

Houston, Texas 77002

Attention: ***

Email: ***

with a copy to (which copy shall not constitute notice hereunder):

Vinson & Elkins L.L.P.

845 Texas Avenue, Suite 4700

Houston, Texas 77002

Attention: Douglas E. McWilliams; Robert Hughes

Email: dmcwilliams@velaw.com; rhughes@velaw.com

If to the Company:

SilverBow Resources, Inc.

920 Memorial City Way, Suite 850

Houston, Texas 77024

Attention: ***

Email: ***

with a copy to (which copy shall not constitute notice hereunder):

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

Attention: Tull R. Florey; Hillary H. Holmes; Stephen T. Olson;

     Andrew Kaplan

E-mail:  tflorey@gibsondunn.com;

   hholmes@gibsondunn.com;

   solson@gibsonndunn.com;

   akaplan@gibsondunn.com

Section 8.10 Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction and (b) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement; provided, that the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original interest of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 8.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The parties agree that, in the event of any breach by the other party of any covenant or obligation contained in this Agreement, the other party shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.11 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.12 Financing Provisions.

(a) Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, the Company Subsidiaries and each of its controlled Affiliates hereby: (i) agrees that any Legal Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any Debt Financing Source, arising out of or relating to, this Agreement or any of the Debt Financing Documents or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court, (ii) agrees that any such Legal Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflict of laws principles that would result in the application of the laws of another state), except as otherwise provided in any other applicable Debt Financing Document, (iii) agrees not to bring or support or permit any of its Affiliates to bring or support any Legal Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, any such Debt Financing, any such Debt Financing Document or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iv) agrees that service of process upon the Company, the Company Subsidiaries or the Company’s controlled Affiliates in any such Legal Proceeding or proceeding shall be effective if notice is given in accordance with Section 8.9, (v) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Legal

Proceeding in any such court, (vi) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Legal Proceeding brought against any such Debt Financing Sources in any way arising out of or relating to, this Agreement, any such Debt Financing, any such Debt Financing Document or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, and (vii) agrees that no Debt Financing Source will to the fullest extent permitted by applicable Law have any liability to the Company or any Company Subsidiary or any of their respective Affiliates or Representatives (in each case, other than Parent or the Parent Subsidiaries) relating to or arising out of this Agreement, any such Debt Financing, any such Debt Financing Document or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise. Notwithstanding the foregoing, (A) nothing in this Section 8.12(a) shall in any way limit or modify the rights and obligations of Parent under this Agreement or any Debt Financing Source’s obligations to Parent or the rights of the Company and the Company Subsidiaries against any such Debt Financing Source with regard to any financing contemplated hereby following the Closing Date and (B) the Parent agrees and confirms that its obligations under this Agreement are in no way subject to or conditioned upon obtaining any Debt Financing.

(b) Each of the parties hereto (i) agrees that none of the Debt Financing Sources will have any liability to the Company or any of its Affiliates and their respective officers, directors, employees, controlling persons, agents and representatives and their respective permitted successors and assigns, relating to or arising out of this Agreement, the Debt Financing or any Debt Financing Document or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, and (ii) (A) waives any and all rights or claims against the Debt Financing Sources in connection with this Agreement, the Debt Financing or any Debt Financing Document or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or equity, contract, tort or otherwise, and (B) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any proceeding or legal or equitable action against any Debt Financing Source in connection with this Agreement, the Debt Financing or any Debt Financing Document or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (it being understood that nothing in this Section 8.12(b) shall limit (x) the rights of any of the parties to any Debt Financing Document or (y) any of the Company’s rights or remedies under this Agreement against the Parent Parties).

Section 8.13 Construction.

Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) for purposes of this Agreement, whenever the context requires: the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders;

(b) the parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement;

(c) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(d) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(e) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(f) the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(g) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(h) all references to prices, values or monetary amounts refer to United States dollars;

(i) this Agreement has been jointly prepared by the parties hereto, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;

(j) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k) any references herein to a particular Section, Article, Annex or Schedule means a Section or Article of, or an Annex or Schedule to, this Agreement unless otherwise expressly stated herein;

(l) the Annexes and Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(m) all references to a Person include such Person’s predecessors and permitted successors and assigns;

(n) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(o) all references to days mean calendar days unless otherwise provided;

(p) all references to time mean Houston, Texas time;

(q) all references to “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 15, 2024; and

(r) the Company Disclosure Letter and the Parent Disclosure Letter are “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.

Section 8.14 Certain Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

(i) “Acceptable Confidentiality Agreement” shall mean (a) a confidentiality agreement on terms no less favorable to the Company or Parent, as applicable, than the terms of the Confidentiality Agreement and (b) such confidentiality agreement shall not prohibit compliance by the Company or Parent, as applicable, with any of the provisions of Section 5.4.

(ii) “Acquisition Proposal” with respect to a party, shall mean any bona fide proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets of such party that constitutes 15% or more of the net revenues, net income or the assets (based on the fair market value thereof) of such party and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 15% or more of any class of equity securities or capital stock of such party or any of its Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or Persons beneficially owning 15% or more of any class of equity securities of such party or any of its Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of such party and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

(iii) “Affiliate” shall have the meaning as defined in Rule 12b-2 under the Exchange Act.

(iv) “AgentCo” has the meaning set forth in Section 1.15.

(v) “Agreement” has the meaning set forth in the preamble to this Agreement.

(vi) “Alternative Financing” has the meaning set forth in Section 5.16(c).

(vii) “Alternative Financing Commitment Letter” has the meaning set forth in Section 5.16(c).

(viii) “Anti-Corruption Laws” shall mean any applicable law for the prevention or punishment of public or commercial corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010 and any applicable anti-corruption or anti-bribery law of any other applicable jurisdiction.

(ix) “Artemis Holdings” has the meaning set forth in the preamble of this Agreement.

(x) “Available Cash Election Amount” has the meaning set forth in Section 1.6(a)(iii)(2).

(xi) “Benefit Plan” shall mean any (i) employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) employee welfare benefit plans (as defined in Section 3(1) of ERISA), and (iii) other pension, bonus, commission, stock option, stock purchase, incentive, deferred compensation, supplemental retirement or other retiree, fringe benefit and other benefit, employment, consulting, compensation, change in control, retention or severance plans, programs, Contracts or arrangements.

(xii) “Book-Entry Common Share” shall mean each uncertificated share of Company Common Stock.

(xiii) “Business Day” shall mean any day, other than a Saturday, a Sunday or a day on which banking and savings and loan institutions in Texas are authorized or required by Law to be closed.

(xiv) “Cash Election” has the meaning set forth in Section 1.6(a)(iii)(2).

(xv) “Cash Election Amount” has the meaning set forth in Section 1.6(a)(iii)(2).

(xvi) “Cash Election Consideration” has the meaning set forth in Section 1.6(a)(iii)(2).

(xvii) “Cash Election Share” has the meaning set forth in Section 1.6(a)(iii)(2).

(xviii) “Cash Fraction” has the meaning set forth in Section 1.6(a)(iii)(2).

(xix) “Cleanup” shall mean all actions required to be taken under or pursuant to any Environmental Law to: (1) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

(xx) “Closing” has the meaning set forth in Section 1.3(a).

(xxi) “Closing Date” has the meaning set forth in Section 1.3(a).

(xxii) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

(xxiii) “Commitment Letter” has the meaning set forth in Section 3.28(a).

(xxiv) “Company” has the meaning set forth in the preamble to this Agreement.

(xxv) “Company 401(k) Plan” has the meaning set forth in Section 5.7(c).

(xxvi) “Company 8-K” has the meaning set forth in Section 2.6(c).

(xxvii) “Company Acquisition Proposal” means an Acquisition Proposal with respect to the Company.

(xxviii) “Company Adverse Recommendation Change” has the meaning set forth in Section 5.4(b).

(xxix) “Company Balance Sheet” has the meaning set forth in Section 2.6(b).

(xxx) “Company Balance Sheet Date” has the meaning set forth in Section 2.6(b).

(xxxi) “Company Benefit Plans” shall mean any Benefit Plan of the Company or any of the Company Subsidiaries that is for the benefit of, or relating to, any Company Persons or as to which the Company or any of the Company Subsidiaries may have any liability, in each case whether or not reduced to writing and whether funded or unfunded.

(xxxii) “Company Board” has the meaning set forth in the recitals to this Agreement.

(xxxiii) “Company Budget” shall mean the Company’s 2024 capital budget.

(xxxiv) “Company Common Stock” has the meaning set forth in Section 1.6(a)(ii).

(xxxv) “Company Common Stock Trust” has the meaning set forth in Section 1.8(f)(i).

(xxxvi) “Company Credit Agreement” means that certain First Amended and Restated Senior Secured Revolving Credit Agreement, dated as of April 19, 2017, among the Company, JPMorgan Chase Bank, N.A., as administrative agent and Issuing Bank, and certain bank lenders thereto (as amended, restated, supplemented or modified from time to time).

(xxxvii) “Company Director Designee” has the meaning set forth in Section 1.14.

(xxxviii) “Company Disclosure Letter” has the meaning set forth in Article II.

(xxxix) “Company Entities Organizational Documents” has the meaning set forth in Section 2.1(c).

(xl) “Company ERISA Affiliate” has the meaning set forth in Section 2.12(b).

(xli) “Company Gruy Reserve Report” has the meaning set forth in Section 2.15(a).

(xlii) “Company Incentive Plans” shall mean the Company 2016 Equity Incentive Plan and the Company Inducement Plan, collectively, each as amended or supplemented from time to time.

(xliii) “Company Intervening Event” shall mean a material event, fact, circumstance, development or occurrence that is not known or reasonably foreseeable (or, if known, the consequences of which are not known or reasonably foreseeable) to or by the Company Board as of the date of this Agreement, which event, fact, circumstance, development, occurrence or consequence becomes known to the Company Board prior to obtaining the Company Stockholder Approval; provided, that (i) in no event shall the results of the election of the Company’s directors at the Company’s 2024 Annual Meeting of Shareholders or any adjournment thereof be taken into account for purposes of determining whether a Company Intervening Event has occurred or (ii) in no event shall any changes in the market price or trading volume of Company Common Stock or Parent Common Stock, as applicable, be taken into account for purposes of determining whether a Company Intervening Event has occurred, except that the underlying cause or causes of such change or fact may be taken into account for purposes of determining whether a Company Intervening Event has occurred.

(xliv) “Company Leased Real Property” has the meaning set forth in Section 2.17(c).

(xlv) “Company Material Adverse Effect” shall mean, when used with respect to the Company and the Company Subsidiaries, (A) a material adverse effect on the ability of the Company and the Company Subsidiaries to perform or comply with any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof or (B) any changes, events, developments, conditions, occurrences, effects or combination of the foregoing that materially adversely affects the business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, but none of the following changes, events, developments, conditions, occurrences or effects (either alone or in combination) will be taken into account for purposes of determining whether or not a Company Material Adverse Effect under the foregoing clauses (A) or (B) has occurred:

(1) changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory or political conditions and changes in oil, natural gas, condensate or natural gas liquids prices or the prices of other commodities, including changes in price differentials;

(2) changes in general economic conditions in the oil and gas exploration and production industry;

(3) the outbreak or escalation of hostilities or acts of war or terrorism, or any escalation or worsening thereof;

(4) any hurricane, tornado, flood, earthquake or other natural disaster;

(5) any epidemic, pandemic or disease outbreak (including the COVID-19 virus), or other public health condition, or any other force majeure event, or any escalation or worsening thereof;

(6) any action taken by the Company or any of the Company Subsidiaries that is expressly required by this Agreement or any action taken or omitted to be taken by the Company or any of the Company Subsidiaries at the written request of Parent;

(7) the announcement or pendency of this Agreement (including, for the avoidance of doubt, compliance with or performance of obligations under this Agreement or the transactions contemplated hereby); provided that the exception in this clause (7) shall not apply to any representation or warranty (or any condition to any obligation of any party hereto to consummate the transactions contemplated hereby relating to such representation and warranty) to the extent the purpose of such representation and warranty is to address the consequences resulting from the announcement or pendency of this Agreement or the compliance with or performance of obligations under this Agreement or the transactions contemplated hereby;

(8) any change in the market price or trading volume of the Company Common Stock (it being understood and agreed that the exception in this clause (8) shall not preclude, prevent or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such change (unless excepted under the other clauses of this definition) should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect);

(9) any failure to meet any financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (9) shall not preclude, prevent or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such failure (unless excepted under the other clauses of this definition) should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect);

(10) any downgrade in rating of any Indebtedness or debt securities of the Company or any of the Company Subsidiaries (it being understood and agreed that the exception in this clause (10) shall not preclude, prevent or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such downgrade (unless excepted under the other clauses of this definition) should be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect);

(11) changes in any Laws or regulations applicable to the Company or any of the Company’s Subsidiaries or their respective assets or operations;

(12) changes in applicable accounting regulations or the interpretations thereof after the date of this Agreement; and

(13) any Legal Proceedings commenced by or involving any current or former director or stockholder of the Company (on its own behalf or on behalf of the Company) arising out of or related to this Agreement or the Merger or other transactions contemplated hereby.

provided, however, that any change, event, development, circumstance, condition, occurrence or effect referred to in the foregoing clauses (1), (2), (3), (4), or (5) will, unless otherwise excluded, be taken into account for purposes of determining whether a Company Material Adverse Effect has occurred if and to the extent that such change, event, development, circumstance, condition, occurrence or effect disproportionately affects the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and the Company Subsidiaries operate.

(xlvi) “Company Material Contracts” has the meaning set forth in Section 2.10(c).

(xlvii) “Company Notice” has the meaning set forth in Section 5.4(b).

(xlviii) “Company Notice of Change” has the meaning set forth in Section 5.4(c).

(xlix) “Company NPA” means that certain Note Purchase Agreement, dated December 15, 2017, among the Company, the guarantors party thereto, the holders party thereto and U.S. Bank National Association, as agent and collateral agent (as amended, restated, supplemented or modified from time to time).

(l) “Company Options” means all options to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, outstanding immediately prior to the Initial Merger Effective Time under a Company Incentive Plan.

(li) “Company Organizational Documents” has the meaning set forth in Section 2.1(c).

(lii) “Company Owned Real Property” has the meaning set forth in Section 2.17(c).

(liii) “Company Permits” has the meaning set forth in Section 2.9(b).

(liv) “Company Persons” shall mean any former or current employee, officer, director, individual independent contractor or consultant of the Company or any of the Company Subsidiaries.

(lv) “Company Preferred Stock” has the meaning set forth in Section 2.4(a).

(lvi) “Company PSU Award” has the meaning set forth in Section 5.6(a).

(lvii) “Company Real Property” has the meaning set forth in Section 2.17(c).

(lviii) “Company Real Property Lease” has the meaning set forth in Section 2.17(c).

(lix) “Company Recommendation” has the meaning set forth in the recitals to this Agreement.

(lx) “Company Risk Policies” has the meaning set forth in Section 2.6(h).

(lxi) “Company RSU Award” has the meaning set forth in Section 5.6(a).

(lxii) “Company SEC Documents” has the meaning set forth in Section 2.6(a).

(lxiii) “Company Stock Certificate” has the meaning set forth in Section 1.7(a).

(lxiv) “Company Stockholder Approval” has the meaning set forth in Section 2.3.

(lxv) “Company Stockholders” has the meaning set forth in the recitals to this Agreement.

(lxvi) “Company Stockholders’ Meeting” has the meaning set forth in Section 5.3(a).

(lxvii) “Company Subsidiaries” shall mean the Subsidiaries of the Company.

(lxviii) “Company Superior Proposal” means a Superior Proposal with respect to the Company.

(lxix) “Company Termination Fee” has the meaning set forth in Section 7.3(b)(vi).

(lxx) “Confidentiality Agreement” has the meaning set forth in Section 5.1(b).

(lxxi) “Continuing Employee” has the meaning set forth in Section 5.7(a).

(lxxii) “Contract” shall mean any legally binding written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature, excluding any Permit.

(lxxiii) “D&O Insurance” has the meaning set forth in Section 5.8(c).

(lxxiv) “Debt Financing” means the third party debt financing obtained by the Parent Parties or any of their Subsidiaries to fund the transactions contemplated by this Agreement.

(lxxv) “Debt Financing Documents” means, collectively, each definitive agreement delivered in connection with the Debt Financing.

(lxxvi) “Debt Financing Sources” means the Persons that have committed to provide or arrange the Debt Financing or otherwise have entered into agreements in connection with all or any part of the Debt Financing, including the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective permitted successors and assigns.

(lxxvii) “Derivative Product” shall mean each Contract for any futures transaction, swap transaction, collar transaction, floor transaction, cap transaction, option, warrant, forward purchase or sale transaction relating to one or more currencies, commodities (including Hydrocarbons), interest rates, bonds, equity securities, loans, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(lxxviii) “DGCL” has the meaning set forth in the recitals to this Agreement.

(lxxix) “DLLCA” has the meaning set forth in the recitals to this Agreement.

(lxxx) “DOJ” has the meaning set forth in Section 5.5(a).

(lxxxi) “DTC” means The Depositary Trust Company.

(lxxxii) “EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

(lxxxiii) “Election Deadline” has the meaning set forth in Section 1.13(b).

(lxxxiv) “Election Form” has the meaning set forth in Section 1.13(a).

(lxxxv) “Election Period” has the meaning set forth in Section 1.13(b).

(lxxxvi) “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, easement, title defect, lease, sublease, claim, infringement, interference, option, right of first refusal or preemptive right (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(lxxxvii) “Enforceability Exceptions” has the meaning set forth in Section 2.2(c).

(lxxxviii) “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

(lxxxix) “Environmental Claim” shall mean any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or Parent, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(xc) “Environmental Law” shall mean any applicable Law that relates to:

(1) the pollution or protection of the environment (including air, surface water, groundwater, surface land, subsurface land, plant and animal life or any other natural resource), human health or safety (to the extent related to exposure of persons to Hazardous Materials); or

(2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, or Release of Hazardous Materials.

(xci) “ERISA” has the meaning set forth in Section 2.12(a).

(xcii) “Exchange Act” has the meaning set forth in Section 2.5(a).

(xciii) “Exchange Agent” has the meaning set forth in Section 1.8(a).

(xciv) “Exchange Fund” has the meaning set forth in Section 1.8(a).

(xcv) “Exchange Ratio” has the meaning set forth in Section 1.6(a)(iii)(3).

(xcvi) “Excluded Shares” has the meaning set forth in Section 1.6(a)(ii).

(xcvii) “executive officers” shall have the meaning given to such term in Rule 3b-7 under the Exchange Act.

(xcviii) “Expenses” has the meaning set forth in Section 7.3(b)(vi).

(xcix) “Fee Letter” has the meaning set forth in Section 3.28(a).

(c) “Finance LLC” means Crescent Energy Finance LLC, a Delaware limited liability company.

(ci) “FTC” has the meaning set forth in Section 5.5(a).

(cii) “GAAP” shall mean generally accepted accounting principles, as in effect in the United States of America.

(ciii) “Government Official” has the meaning set forth in Section 2.27(a).

(civ) “Governmental Entity” shall mean any federal, regional, state, municipal, local or foreign government or any instrumentality, subdivision, court, administrative agency or commission or other authority thereof.

(cv) “Gross Up Right” has the meaning set forth in Section 2.12(f).

(cvi) “Gruy” has the meaning set forth in Section 2.15(a).

(cvii) “Hazardous Materials” shall mean any substance, material or waste that is listed, defined, designated or classified or otherwise regulated as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar import pursuant to any Environmental Law, including Hydrocarbons, asbestos, asbestos-containing materials, polychlorinated biphenyls, and per- and poly-fluoroalkyl substances.

(cviii) “HSR Act” has the meaning set forth in Section 2.5(a).

(cix) “Hydrocarbons” shall mean crude oil, natural gas, condensate, drip gas and natural gas liquids (including coalbed gas), ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

(cx) “Indebtedness” of any Person shall mean:

(1) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property) or payment obligations issued or incurred by such Person in substitution or exchange for payment obligations for borrowed money;

(2) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person or any services received by such Person, including, in any such case, “earnout” payments;

(3) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;

(4) obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property to such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP;

(5) payment obligations secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance other than a Permitted Encumbrance, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed;

(6) obligations to repay deposits or other amounts advanced by and therefore owing to any party that is not an Affiliate of such Person;

(7) obligations of such Person under any Derivative Product; and

(8) indebtedness of others as described in the foregoing clauses (1) through (7) above in any manner guaranteed by such Person or for which such Person is or may become contingently liable;

but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

(cxi) “Indemnified Parties” has the meaning set forth in Section 5.8(a).

(cxii) “Initial Certificate of Merger” has the meaning set forth in Section 1.3(b).

(cxiii) “Initial Merger” has the meaning set forth in the recitals to this Agreement.

(cxiv) “Initial Merger Effective Time” has the meaning set forth in Section 1.3(b).

(cxv) “Initial Surviving Corporation” has the meaning set forth in Section 1.1(a).

(cxvi) “Intellectual Property” shall mean all intellectual property rights throughout the world, including all U.S. and foreign (i) patents, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, names, corporate names, trade names, domain names, social media accounts, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, (iv) proprietary rights in computer programs (whether in source code, object code, or other form), databases, algorithms, compilations and other collections of data (including geophysical data), and in all documentation, including user manuals and training materials, related to any of the foregoing (collectively, “Software”), (v) trade secrets and other confidential information, including ideas, know-how, inventions, proprietary processes, formulae, models and methodologies and (vi) all applications and registrations for the foregoing.

(cxvii) “International Trade Laws” shall mean all applicable Laws relating to anti-terrorism, the importation of goods, export controls, antiboycott, and economic and trade sanctions, including prohibited or restricted international trade and financial transactions and lists maintained by any governmental body, agency, authority or Entity targeting certain countries, territories, entities or Persons. For the avoidance of doubt, the applicable Laws referenced in the foregoing sentence include (A) the Trading With the Enemy Act, the International Emergency Economic Powers Act, the United Nations Participation Act, the Syria Accountability and Lebanese Sovereignty Act, the regulations of the U.S. Treasury Department Office of Foreign Assets Controls, the International Traffic in Arms Regulations, Export Control Reform Act of 2018, the Export Administration Regulations, all other export control Laws applicable to goods under U.S. jurisdiction, and all enabling legislation and executive orders relating to any of the above, as collectively interpreted and applied by the U.S. Government at the prevailing point in time, (B) any U.S. sanctions related to or administered by the U.S. Department of State, (C) any sanctions measures or embargoes imposed by the United Nations Security Council, His Majesty’s Treasury or the European Union, and (D) any similar export control, economic sanctions, antiboycott, import, or customs Laws of any country in which the Company is performing activities.

(cxviii) “IT” has the meaning set forth in Section 2.19(b).

(cxix) “Joint Proxy Statement” has the meaning set forth in Section 5.2.

(cxx) “Joint Proxy Statement/Prospectus” has the meaning set forth in Section 5.2.

(cxxi) “Knowledge” of a party hereto shall mean, (A) with respect to Parent, the actual knowledge of David Rockecharlie, Brandi Kendall and Todd Falk, and (B) with respect to the Company, the actual knowledge of Sean Woolverton, Christopher Abundis and Steven Adam.

(cxxii) “Labor Agreements” has the meaning set forth in Section 2.13(a).

(cxxiii) “Law” shall mean any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, order, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including any Environmental Law.

(cxxiv) “Legal Proceeding” shall mean any action, suit, litigation, arbitration, charge, claim, grievance, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any Person, any court or other Governmental Entity or any arbitrator or arbitration panel, or any union, employee representative body or other labor organization.

(cxxv) “made available to the Company” shall mean that such information, document or material was (i) included in the Parent SEC Documents and publicly available on the EDGAR database prior to the execution of this Agreement; (ii) made available for review by the Company prior to the execution of this Agreement in the virtual “data room” maintained by Parent in connection with this Agreement; or (iii) provided by Parent via email to the Company prior to the execution of this Agreement.

(cxxvi) “made available to Parent” shall mean that such information, document or material was (i) included in the Company SEC Documents and publicly available on the EDGAR database prior to the execution of this Agreement; (ii) made available for review by Parent prior to the execution of this Agreement in the virtual “data room” maintained by the Company in connection with this Agreement; or (iii) provided by the Company via email to Parent prior to the execution of this Agreement.

(cxxvii) “Mailing Date” has the meaning set forth in Section 1.13(a).

(cxxviii) “Management Agreement” shall mean that certain Management Agreement, dated as of December 7, 2021, by and among Parent and KKR Energy Assets Manager LLC as it may be amended and/or restated from time to time in accordance with its terms.

(cxxix) “Merger Consideration” has the meaning set forth in Section 1.6(a)(iii).

(cxxx) “Merger Sub Inc.” has the meaning set forth in the preamble of this Agreement.

(cxxxi) “Merger Sub LLC” has the meaning set forth in the preamble of this Agreement.

(cxxxii) “Merger Sub Sole Stockholder Approval” has the meaning set forth in Section 3.2(a).

(cxxxiii) “Mergers” has the meaning set forth in the recitals of this Agreement.

(cxxxiv) “Mineral Interest” shall mean any fee mineral interests or an undivided fee mineral interest, mineral interests, non-participating royalty interests, term mineral interests, coalbed methane interests, oil interests, gas interests, reversionary interests, reservations, concessions, executive rights or other similar interests in Hydrocarbons in place or other fee interests in Hydrocarbons.

(cxxxv) “Mixed Consideration” has the meaning set forth in Section 1.6(a)(iii)(1).

(cxxxvi) “Mixed Consideration Election Share” has the meaning set forth in Section 1.6(a)(iii)(1).

(cxxxvii) “Mixed Election” has the meaning set forth in Section 1.6(a)(iii)(1).

(cxxxviii) “Mixed Election Cash Consideration” has the meaning set forth in Section 1.6(a)(iii)(1).

(cxxxix) “Mixed Election Stock Exchange Ratio” has the meaning set forth in Section 1.6(a)(iii)(1).

(cxl) “Money-Laundering Laws” shall mean any law governing financial recordkeeping and reporting requirements, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, and any applicable money laundering-related laws of other jurisdictions where the Company or Parent, as applicable, and their respective Subsidiaries conduct business, conduct financial transactions or own assets.

(cxli) “New Plans” has the meaning set forth in Section 5.7(b).

(cxlii) “No Election Shares” has the meaning set forth in Section 1.13(b).

(cxliii) “NYSE” has the meaning set forth in Section 1.8(e).

(cxliv) “Oil and Gas Leases” shall mean, with respect to a Person, all Hydrocarbon and mineral leases and subleases, royalties, overriding royalties, net profits interests, Mineral Interests, carried interests, and other rights to Hydrocarbons in place, and mineral servitudes, and all leases, subleases, licenses or other occupancy or similar agreements under which such Person acquires or obtains operating rights in and to Hydrocarbons.

(cxlv) “Oil and Gas Properties” shall mean (a) all direct and indirect interests in and rights with respect to Hydrocarbon, mineral, water and similar properties of any kind and nature, including all Oil and Gas Leases and the interests in lands covered thereby or included in Units with which the Oil and Gas Leases may have been pooled, communitized or unitized, working, leasehold and Mineral Interests and estates and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, non-participating royalty interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization, communitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), fee interests, reversionary interests, back-in interests, reservations, and concessions, (b) all surface interests, easements, surface use agreements, rights-of-way, licenses and Permits, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons, (c) all interests in machinery, equipment (including Well equipment and machinery), production, completion, injection, disposal, gathering, transportation, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering systems and metering equipment), rigs, pumps, water plants, electric plants, platforms, processing plants, separation plants, refineries, testing and monitoring equipment, and other personal property used, in each case, in connection with Oil and Gas Leases, the drilling of Wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons and (d) all other interests of any kind or character associated with, appurtenant to, or necessary for the operation of any of the foregoing.

(cxlvi) “Old Plans” has the meaning set forth in Section 5.7(b).

(cxlvii) “OpCo LLC” means Crescent Energy OpCo LLC, a Delaware limited liability company.

(cxlviii) “OpCo LLC Agreement” means the Amended and Restated limited liability company agreement of OpCo LLC, dated as of December 7, 2021, as may be amended or restated from time to time.

(cxlix) “OpCo LLC Unit” means a Unit (as defined in the OpCo LLC Agreement) of OpCo LLC.

(cl) “Order” shall mean any: (A) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel; or (B) Contract with any Governmental Entity entered into in connection with any Legal Proceeding.

(cli) “Other Sources” means other sources of funds immediately available to Parent or its Subsidiaries, with conditions to funding not more onerous than those set forth in the Commitment Letter on the date hereof.

(clii) “Parent” has the meaning set forth in the preamble of this Agreement.

(cliii) “Parent 401(k) Plan” has the meaning set forth in Section 5.7(c).

(cliv) “Parent Acquisition Proposal” means an Acquisition Proposal with respect to the Parent.

(clv) “Parent Adverse Recommendation Change” has the meaning set forth in Section 5.4(e).

(clvi) “Parent Balance Sheet” has the meaning set forth in Section 3.6(b).

(clvii) “Parent Balance Sheet Date” has the meaning set forth in Section 3.6(b).

(clviii) “Parent Benefit Plan” shall mean any Benefit Plan of Parent or any of the Parent Subsidiaries that is for the benefit of, or relating to, any Parent Persons or as to which Parent or any of the Parent Subsidiaries may have any liability, in each case whether or not reduced to writing and whether funded or unfunded.

(clix) “Parent Board” has the meaning set forth in the recitals to this Agreement.

(clx) “Parent Budget” shall mean Parent’s 2024 capital budget.

(clxi) “Parent Class A Common Stock” has the meaning set forth in Section 1.6(a)(iii)(1).

(clxii) “Parent Class B Common Stock” has the meaning set forth in Section 3.4(a).

(clxiii) “Parent Common Stock” means Parent Class A Common Stock and Parent Class B Common Stock, collectively.

(clxiv) “Parent Disclosure Letter” has the meaning set forth in Article III.

(clxv) “Parent ERISA Affiliate” has the meaning set forth in Section 3.12(b).

(clxvi) “Parent Excess Shares” has the meaning set forth in Section 1.8(e).

(clxvii) “Parent Incentive Plans” means the Parent 2021 Equity Incentive Plan and the Parent 2021 Manager Incentive Plan, each as amended or supplemented from time to time.

(clxviii) “Parent Intervening Event” shall mean a material event, fact, circumstance, development or occurrence that is not known or reasonably foreseeable (or, if known, the consequences of which are not known or reasonably foreseeable) to or by the Parent Board as of the date of this Agreement, which event, fact, circumstance, development, occurrence or consequence becomes known to the Parent Board prior to obtaining the Parent Stockholder Approval; provided, that in no event shall any changes in the market price or trading volume of Company Common Stock or Parent Common Stock, as applicable, be taken into account for purposes of determining whether a Parent Intervening Event has occurred, except that the underlying cause or causes of such change or fact may be taken into account for purposes of determining whether a Parent Intervening Event has occurred.

(clxix) “Parent Leased Real Property” has the meaning set forth in Section 3.17(c).

(clxx) “Parent Material Adverse Effect” shall mean, when used with respect to Parent and the Parent Subsidiaries, (A) a material adverse effect on the ability of Parent and the Parent Subsidiaries to perform or comply with any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof or (B) any changes, events, developments, conditions, occurrences, effects or combination of the foregoing that materially adversely affects the business, results of operations or financial condition of Parent and the Parent Subsidiaries, taken as a whole, but none of the following changes, events, developments, conditions, occurrences or effects (either alone or in combination) will be taken into account for purposes of determining whether or not a Parent Material Adverse Effect under the foregoing clauses (A) or (B) has occurred:

(1) changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory or political conditions and changes in oil, natural gas, condensate or natural gas liquids prices or the prices of other commodities, including changes in price differentials;

(2) changes in general economic conditions in the oil and gas exploration and production industry;

(3) the outbreak or escalation of hostilities or acts of war or terrorism, or any escalation or worsening thereof;

(4) any hurricane, tornado, flood, earthquake or other natural disaster;

(5) any epidemic, pandemic or disease outbreak (including the COVID-19 virus), or other public health condition, or any other force majeure event, or any escalation or worsening thereof;

(6) any action taken by Parent or any of the Parent Subsidiaries that is expressly required by this Agreement or any action taken or omitted to be taken by Parent or any of the Parent Subsidiaries at the written request of the Company;

(7) the announcement or pendency of this Agreement (including, for the avoidance of doubt, compliance with or performance of obligations under this Agreement or the transactions contemplated hereby); provided that the exception in this clause (7) shall not apply to any representation or warranty (or any condition to any obligation of any party hereto to consummate the transactions contemplated hereby relating to such representation and warranty) to the extent the purpose of such representation and warranty is to address the consequences resulting from the announcement or pendency of this Agreement or the compliance with or performance of obligations under this Agreement or the transactions contemplated hereby;

(8) any change in the market price or trading volume of the Parent Class A Common Stock (it being understood and agreed that the exception in this clause (8) shall not preclude, prevent or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such change (unless excepted under the other clauses of this definition) should be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect);

(9) any failure to meet any financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (9) shall not preclude, prevent or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such failure (unless excepted under the other clauses of this definition) should be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect);

(10) any downgrade in rating of any Indebtedness or debt securities of Parent or any of the Parent Subsidiaries (it being understood and agreed that the exception in this clause (10) shall not preclude, prevent or otherwise affect a determination that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such downgrade (unless excepted under the other clauses of this definition) should be deemed to constitute, or be taken into account in determining whether there has been, a Parent Material Adverse Effect);

(11) changes in any Laws or regulations applicable to Parent or any of Parent’s Subsidiaries or their respective assets or operations;

(12) changes in applicable accounting regulations or the interpretations thereof after the date of this Agreement; and

(13) any Legal Proceedings commenced by or involving any current or former director or stockholder of Parent (on its own behalf or on behalf of Parent) arising out of or related to this Agreement or the Merger or other transactions contemplated hereby.

provided, however, that any change, event, development, circumstance, condition, occurrence or effect referred to in the foregoing clauses (1), (2), (3), (4), or (5) will, unless otherwise excluded, be taken into account for purposes of determining whether a Parent Material Adverse Effect has occurred if and to the extent that such change, event, development, circumstance, condition, occurrence or effect disproportionately affects Parent and the Parent Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and the Parent Subsidiaries operate.

(clxxi) “Parent Material Contracts” shall mean each of the following Contracts to which Parent or any of the Parent Subsidiaries is a party or bound as of the date hereof:

(i) each Contract containing any area of mutual interest, joint bidding area, joint acquisition area, or non-compete or similar type of provision that (A) materially restricts the ability of Parent or any of the Parent Subsidiaries to (x) compete in any line of business or geographic area or with any Person during any period of time after the Initial Merger Effective Time or (y) make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets or properties or (B) could require the disposition of any material assets or line of business of Parent or any of the Parent Subsidiaries;

(ii) each Contract that creates, evidences, provides commitments in respect of, secures or guarantees (A) Indebtedness for borrowed money in any amount in excess of $2,500,000 or (B) other Indebtedness of Parent or any of the Parent Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $2,500,000, other than agreements solely between or among Parent and the Parent Subsidiaries;

(iii) each Contract for lease of personal property or real property (excluding Oil and Gas Leases) involving annual payments in excess of $2,500,000 or aggregate payments in excess of $5,000,000 that are not terminable without penalty or other liability to Parent or any of the Parent Subsidiaries (other than any ongoing obligation pursuant to such Contract that is not caused by any such termination) within 60 days, other than Contracts related to drilling rigs;

(iv) each Contract involving the pending acquisition, swap, exchange, farmout, sale or other disposition of (or option to purchase, swap, exchange, sell or dispose of) any assets or properties that are material to Parent or Parent Subsidiaries or that involves aggregate consideration (including non-cash consideration or the payment of any completion or equipping costs as to any wells or any other capital expenses) having a fair value that exceeds $2,500,000, other than Contracts involving the acquisition or sale of (or option to purchase or sell) Hydrocarbons in the ordinary course of business consistent with past practice;

(v) each Contract for any Derivative Product;

(vi) each material partnership, stockholder, joint venture, limited liability company agreement or other joint ownership agreement, other than with respect to arrangements exclusively among Parent and/or its wholly-owned Subsidiaries and other than any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Properties of Parent or any of the Parent Subsidiaries;

(vii) each joint development agreement, exploration agreement, participation, farmout, farm-in, drillco, reversionary or program agreement or similar Contract (A) requiring Parent or any of the Parent Subsidiaries to make annual expenditures in excess of $2,500,000 or aggregate payments in excess of $5,000,000 during the 12-month period following the date of this Agreement or (B) requiring any Person that is not a Parent Subsidiary to pay, fund or bear any capital costs or other drilling, completion or equipping costs or expenses with respect to any Oil and Gas Properties held by Parent or any of the Parent Subsidiaries requiring annual expenditures in excess of $2,500,000 or aggregate payments in excess of $5,000,000 during the 12-month period following the date of this Agreement, in each case of the immediately foregoing subparts (A) and (B), other than customary joint operating agreements and continuous development obligations under Oil and Gas Leases;

(viii) any Contract that contains (A) a “take-or-pay” clause or any similar material prepayment or forward sale arrangement or obligation to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor or (B) includes any dedications, commitments, covenants running with the land or other similar obligations that require Parent or any Parent Subsidiaries to sell, purchase, supply, deliver, gather, transport, process or handle any water (whether freshwater or produced water) Hydrocarbon, minerals, or other substances (1) produced from any Hydrocarbon Wells and all water, carbon dioxide or injection Wells included in the Oil and Gas Properties or (2) used in connection with the drilling or completion of any Hydrocarbon Wells, water, carbon dioxide or injection Wells, excluding, in each case, any such Contract (x) that would reasonably be expected to result in annual payments or expenditures less than $2,500,000 or aggregate payments or expenditures less than $5,000,000 after the date hereof, (y) where the lands included in the dedication or commitment area thereunder are less than 1280 gross acres or (z) that dedicate, commit or cover volumes less than 7,500 MMcf of gas or 1,500 gross barrels of oil equivalent of liquid Hydrocarbons on a monthly basis (calculated on a yearly average basis);

(ix) each agreement that contains any exclusivity, “most favored nation” or most favored customer provision, call or put option, preferential right or rights of first or last offer, negotiation or refusal, to which Parent or any of the Parent Subsidiaries is subject, and, in each case, is material to the business of Parent and the Parent Subsidiaries, taken as a whole, in each case other than those contained in (A) any agreement in which such provision is solely for the benefit of Parent or any of the Parent Subsidiaries, (B) customary royalty pricing provisions in Oil and Gas Leases or (C) customary preferential rights in joint operating agreements, unit agreements or participation agreements affecting the business or the Oil and Gas Properties of Parent or any of the Parent Subsidiaries entered into in the ordinary course of business consistent with past practice;

(x) any acquisition or divestiture Contract that contains “earn out” or other contingent payment obligations, deferred purchase price payments or remaining indemnity or similar obligations (other than (A) asset retirement obligations or plugging and abandonment obligations set forth in the Parent Reserve Report or (B) customary indemnity obligations with respect to the post-closing ownership and operation of acquired assets), that would reasonably be expected to result in (1) earn-out payments, contingent payments, deferred purchase price payments or other similar obligations to a third-party (but excluding indemnity payments) in any year in excess of $2,500,000 or (2) earn-out payments, contingent payments, deferred purchase price payments or other similar obligations to a third-party, including indemnity payments, in excess of $5,000,000 in the aggregate;

(xi) any Contract (other than any Contract otherwise covered by this definition) that creates future payment obligations (including settlement agreements or Contracts that require any capital contributions to, or investments in, any Person) of Parent or any of the Parent Subsidiaries, in each case, involving annual payments in excess of $5,000,000 or aggregate payments in excess of $10,000,000 (excluding, for the avoidance of doubt, customary joint operating agreements or unit agreements affecting the Oil and Gas Properties of Parent or any of the Parent Subsidiaries), or creates or would create an Encumbrance on any material asset or property of Parent or any of the Parent Subsidiaries (other than Permitted Encumbrances);

(xii) any Contract that (A) provides for the sale by Parent or any of the Parent Subsidiaries of Hydrocarbons (1) in excess of 2,500 gross barrels of oil equivalent of Hydrocarbons per day (calculated on a per day yearly average basis) or (2) for a term greater than 10 years and (B) has a remaining term of greater than 90 days and does not allow Parent or the Parent Subsidiaries to terminate it without penalty to Parent or the Parent Subsidiaries within 90 days;

(xiii) any Labor Agreement;

(xiv) any Contract (other than Oil and Gas Leases and joint operating agreements) pursuant to which Parent or any of the Parent Subsidiaries has paid amounts associated with any Production Burden in excess of $2,500,000 during the immediately preceding fiscal year or with respect to which Parent reasonably expects that it and the Parent Subsidiaries will make payments associated with any Production Burden in any of the next three succeeding fiscal years that could, based on current projections, exceed $2,500,000 annually or $5,000,000 in the aggregate;

(xv) any Contract pursuant to which Parent or any of the Parent Subsidiaries (A) acquires, uses or has the right to use any Intellectual Property owned by another Person that is material to its business (except for licenses to generally commercially available software or technology licensed substantially on standard terms and conditions), (B) transfers, grants material licenses or rights to use, or acquires material Intellectual Property owned by Parent or any of the Parent Subsidiaries (excluding standard employee invention and confidentiality agreements) or (C) is materially restricted from using, registering or asserting any Intellectual Property owned by Parent or any of the Parent Subsidiaries that is material to its business;

(xvi) any Contract which is between Parent or any of the Parent Subsidiaries, on the one hand, and any of their respective officers, directors or principals (or any such Person’s Affiliates) or any Person that holds or owns five percent or more of the shares of Parent’s capital stock (or any affiliates of any such Person) on the other hand; and

(xvii) each Contract or Parent Organizational Document that would, on or after the Closing Date, prohibit or restrict the ability of Parent or any of its Subsidiaries to declare and pay dividends or distributions with respect to their capital stock, pay any Indebtedness for borrowed money, obligations or liabilities from time to time owed to Parent or any of its Subsidiaries, make loans or advances or transfer any of its properties or assets.

(xviii) “Parent Notice ” has the meaning set forth in Section 5.4(e).

(xix) “Parent Notice of Change” has the meaning set forth in Section 5.4(f).

(xx) “Parent Organizational Documents” has the meaning set forth in Section 3.1(c).

(xxi) “Parent Owned Real Property” has the meaning set forth in Section 3.18(d).

(xxii) “Parent Parties” has the meaning set forth in the preamble to this Agreement.

(xxiii) “Parent Permits” has the meaning set forth in Section 3.9(a).

(xxiv) “Parent Persons” shall mean any former or current employee, officer, director, individual independent contractor or consultant of Parent or any of the Parent Subsidiaries.

(xxv) “Parent Preferred Stock” has the meaning set forth in Section 3.4(a).

(xxvi) “Parent Preferred Stockholder Approval” has the meaning set forth in Section 3.3.

(xxvii) “Parent PSUs” has the meaning set forth in Section 3.4(a).

(xxviii) “Parent Real Property” has the meaning set forth in Section 3.18(d).

(xxix) “Parent Real Property Lease” has the meaning set forth in Section 3.18(d).

(xxx) “Parent Recommendation” has the meaning set forth in the recitals to this Agreement.

(xxxi) “Parent Reserve Report” has the meaning set forth in Section 3.15(a).

(xxxii) “Parent Restricted Stock” has the meaning set forth in Section 3.4(a).

(xxxiii) “Parent Rights-of-Way” has the meaning set forth in Section 3.19.

(xxxiv) “Parent Risk Policies” has the meaning set forth in Section 3.6(e).

(xxxv) “Parent RSUs” has the meaning set forth in Section 3.4(a).

(xxxvi) “Parent SEC Documents” has the meaning set forth in Section 3.6(a).

(xxxvii) “Parent Series I Preferred Stock” has the meaning set forth in Section 3.4(a).

(xxxviii) “Parent Stockholder Approval” has the meaning set forth in Section 3.3.

(xxxix) “Parent Stockholders” has the meaning set forth in the recitals to this Agreement.

(xl) “Parent Stockholders’ Meeting” has the meaning set forth in Section 5.3(b).

(xli) “Parent Subsidiaries” shall mean the Subsidiaries of Parent.

(xlii) “Parent Superior Proposal” means a Superior Proposal with respect to Parent.

(xliii) “Parent Termination Fee” has the meaning set forth in Section 7.3(b)(vi).

(xliv) “Permit” shall mean any franchise, grant, authorization, license, establishment registration, product listing, permit, easement, variance, exception, consent, certificate, clearance, approval or order of any Governmental Entity.

(xlv) “Permitted Encumbrance” shall mean:

(1) to the extent waived prior to the Initial Merger Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any Contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organizational documents and other similar agreements and documents;

(2) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s Encumbrances and other similar Encumbrances arising in the ordinary course of business for amounts not yet delinquent;

(3) Encumbrances for current Taxes that are not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established on the financial statements of the Parent or the Company, as applicable, in accordance with GAAP;

(4) lease burdens payable to third parties which are deducted in the calculation of discounted present value in the Company Gruy Reserve Report or the Parent Reserve Report, as applicable, including any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;

(5) (i) contractual or statutory Encumbrances securing obligations for labor, services, materials and supplies furnished to Mineral Interests, (ii) Encumbrances on pipeline or pipeline facilities which arise out of operation of Law, or (iii) Encumbrances arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements which are customary in the oil and gas business; provided, however, that, in the case of any Encumbrance described in the foregoing clauses (i), (ii) or (iii), such Encumbrance (A) secures obligations that are not Indebtedness and are not delinquent and (B) has no material adverse effect on the value, use or operation of the property encumbered thereby;

(6) Encumbrances incurred in the ordinary course of business on cash or securities pledged in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for Indebtedness) entered into in the ordinary course of business (including lessee and operator obligations under statute, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, federal or foreign lands or waters) or to secure obligations on surety or appeal bonds;

(7) customary Encumbrances for the fees, costs and expenses of trustees and escrow agents pursuant to the indenture, escrow agreement or other similar agreement establishing such trust or escrow arrangement;

(8) such title defects as (A) Parent (in the case of title defects with respect to properties or assets of the Company or any of the Company Subsidiaries) may have expressly waived in writing or (B) the Company (in the case of title defects with respect to properties or assets of Parent or any of the Parent Subsidiaries) may have expressly waived in writing;

(9) rights reserved to or vested in any Governmental Entity to control or regulate any of the Company’s or Parent’s or their respective Subsidiaries’ properties or assets in any manner;

(10) all easements, covenants, restrictions (including zoning restrictions), rights-of-way, servitudes, Permits, surface leases and other similar rights or restrictions in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Oil and Gas Properties (of Company or Parent, as applicable) or any Company Owned Real Property or real property owned by Parent or the properties of the Company or Parent or any of their respective Subsidiaries that are of record and customarily granted in the oil and gas industry and (i) do not materially interfere with the operation, value, development, exploration or use of the property or asset affected or (ii) increase the burdens payable to third parties that are deducted in the calculation of discounted present value in the Company Gruy Reserve Report or the Parent Reserve Report, as applicable, including any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;

(11) any Encumbrances discharged at or prior to the Initial Merger Effective Time;

(12) all other Encumbrances, liens, charges, defects and irregularities not arising in connection with Indebtedness, and any encroachments, overlapping improvements, and other state of facts as would be shown on a current and accurate survey of any the Oil and Gas Properties (of Company or Parent, as applicable) or any Company Real Property or real property of Parent, as applicable, that in each case does not materially interfere with the operation, value, development, exploration or use of the property or asset affected;

(13) nonexclusive licenses with respect to Intellectual Property in the ordinary course of business; and

(14) with respect to the Company and the Company Subsidiaries, arising under the Company Credit Agreement.

(xlvi) “Person” shall mean any individual, Entity or Governmental Entity.

(xlvii) “Pre-Closing Period” has the meaning set forth in Section 4.1(a).

(xlviii) “Proceeding” has the meaning set forth in Section 8.5.

(xlix) “Production Burdens” shall mean all royalty interests, overriding royalty interests, production payments, reversionary interests, net profit interests, production payments, carried interests, non-participating royalty interests, royalty burdens or other similar interests or encumbrances that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons from, or allocated to, any Oil and Gas Properties or the proceeds realized from the sale or other disposition thereof (including any amounts payable to publicly traded royalty trusts), other than Taxes and similar assessments of Governmental Entities.

(l) “Prospectus” has the meaning set forth in Section 5.2.

(li) “Registration Statement” has the meaning set forth in Section 5.2.

(lii) “Release” shall mean any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping or disposing.

(liii) “Reorganization Treatment” has the meaning set forth in the recitals to this Agreement.

(liv) “Representatives” has the meaning set forth in Section 5.1(a).

(lv) “Required Company SEC Documents” has the meaning set forth in Section 2.6(a).

(lvi) “Required Offering Information” means (a) financial information and financial data with respect to the Company and the Company Subsidiaries that is reasonably available, derived from the Company’s historical books and records and is necessary in order for Parent to prepare customary pro forma financial statements in accordance with the requirements of Regulation S-X under the Securities Act, and of the type and form, and for the periods (including for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period), in each case, customarily included with respect to acquired businesses in an offering memorandum customarily used in Rule 144A private placements of non-convertible debt securities by reporting companies; and (b) financial statements, financial data, business, operational and other information (including customary due diligence materials with respect to the Company and the Company Subsidiaries) regarding the Company and the Company Subsidiaries and their respective assets of the type and form, and for the periods, customarily included with respect to acquired businesses in, and subject to other exceptions that are customary for, an offering memorandum for private placements of non-convertible high-yield bonds under Rule 144A by a reporting company (or any successor thereto) promulgated under the Securities Act, or otherwise necessary to receive from the independent auditors of the Company (and any other auditor to the extent financial statements audited or reviewed by such auditor are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort) with respect to the financial information of the Company and the Company Subsidiaries to be included in such offering memorandum, together with drafts of customary “comfort” letters that such independent auditors are prepared to deliver upon the “pricing” of any high-yield bonds being issued in connection with the Debt Financing.

(lvii) “Required Parent SEC Documents” has the meaning set forth in Section 3.6(a).

(lviii) “Restricted Commitment Letter Amendments” has the meaning set forth in Section 5.16(e).

(lix) “Rights-of-Way” has the meaning set forth in Section 2.18.

(lx) “Rights Agreement” means that certain Rights Agreement, dated as of September 20, 2022, as amended May 16, 2023, and as may be amended or restated from time to time, by and between the Company and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC).

(lxi) “SEC” has the meaning set forth in Section 2.6(a).

(lxii) “Securities Act” has the meaning set forth in Section 2.6(a).

(lxiii) “South Texas Rich Properties” has the meaning set forth in Section 2.6(d).

(lxiv) “SOX” has the meaning set forth in Section 2.6(a).

(lxv) “Specified Rights Agreement” shall mean that certain Specified Rights Agreement, dated as of June 7, 2021, by and among PT Independence Energy Holdings LLC and Independence Energy Aggregator GP LLC.

(lxvi) “Stock Election” has the meaning set forth in Section 1.6(a)(iii)(3).

(lxvii) “Stock Election Consideration” has the meaning set forth in Section 1.6(a)(iii)(3).

(lxviii) “Stock Election Share” has the meaning set forth in Section 1.6(a)(iii)(3).

(lxix) “Stock Issuance” has the meaning set forth in the recitals to this Agreement.

(lxx) “Subsequent Certificate of Merger” has the meaning set forth in Section 1.3(b).

(lxxi) “Subsequent Listing Application” has the meaning set forth in Section 5.10(a).

(lxxii) “Subsequent Merger” has the meaning set forth in the recitals to this Agreement.

(lxxiii) “Subsequent Merger Effective Time” has the meaning set forth in Section 1.3(b).

(lxxiv) “Subsequent Surviving Company” has the meaning set forth in Section 1.1(b).

(lxxv) “Subsidiary” of any Person shall mean (A) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (B) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (C) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member or has the power to direct the policies, management and affairs of such company or (D) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

(lxxvi) “Superior Proposal”, with respect to a party, shall mean any bona fide written Acquisition Proposal (but substituting “50%” for all references to “15%” in the definition of such term) with respect to such party made by a third party on terms which a majority of the board of directors of such party determines in good faith (after consultation with its financial advisors and outside legal counsel, and taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, including any alternative transaction (including any modifications to the terms of this Agreement) proposed by the other party hereto pursuant to Section 5.4, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal) to be superior to such party and its stockholders (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated hereby and to any alternative transaction (including any modifications to the terms of this Agreement) proposed by the other party hereto pursuant to Section 5.4.

(lxxvii) “Takeover Laws” shall mean any “Moratorium,” “Control Share Acquisition,” “Fair Price,” “Supermajority,” “Affiliate Transactions,” or “Business Combination Statute or Regulation” or other similar state antitakeover Laws including without limitation Section 203 of the DGCL.

(lxxviii) “Tax Return” shall mean any return, report, statement, declaration, claim for refund, information return or other document (including any related or supporting information and amendment thereof) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Tax.

(lxxix) “Taxes” shall mean any and all taxes and charges, levies or other assessments in the nature of a tax, including income, gross receipts, license, payroll, employment, stamp, occupation, windfall profits, capital stock, social security, unemployment, disability, transfer, registration, ad valorem, alternative or add-on minimum, estimated, corporate, capital, excise, property, sales, use, turnover, value-added and franchise taxes, deductions, withholdings, custom duties, and other assessments in the nature of a tax together with all interest, penalties, and additions thereto, imposed by any Governmental Entity.

(lxxx) “Taxing Authority” shall mean any Governmental Entity responsible for the administration or collection of any Tax.

(lxxxi) “Termination Date” has the meaning set forth in Section 7.1(b)(i).

(lxxxii) “Termination Fee” has the meaning set forth in Section 7.3(b)(vi).

(lxxxiii) “Treasury Regulations” shall mean the regulations promulgated under the Code.

(lxxxiv) “Unit” shall mean each separate pooled, communitized or unitized acreage unit which includes all or any portion of any Oil and Gas Leases or other Oil and Gas Properties.

(lxxxv) “Voting Agreements” has the meaning set forth in the recitals to this Agreement.

(lxxxvi) “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local law.

(lxxxvii) “Wells” shall mean Hydrocarbon wells, saltwater disposal wells, injection wells and storage wells, whether producing, operating, shut-in or temporarily abandoned, located on any real property associated with an Oil and Gas Property of the Company or Parent, as applicable, or any of their Subsidiaries, together with all Hydrocarbon and mineral production from such wells.

(lxxxviii) “Willful and Material Breach” shall mean a material breach that is a consequence of an intentional act or failure to take an act by the breaching party with the Knowledge that the taking of such act (or the failure to take such act) is reasonably likely to constitute a breach of this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

CRESCENT ENERGY COMPANY

By:	/s/ David Rockecharlie
Name: David Rockecharlie
Title: Chief Executive Officer

ARTEMIS ACQUISITION HOLDINGS INC.

By:	/s/ David Rockecharlie
Name: David Rockecharlie
Title: President

ARTEMIS MERGER SUB INC.

By:	/s/ David Rockecharlie
Name: David Rockecharlie
Title: President

ARTEMIS MERGER SUB II LLC

By:	/s/ David Rockecharlie
Name: David Rockecharlie
Title: President

SILVERBOW RESOURCES, INC.

By:	/s/ Sean C. Woolverton
Name: Sean C. Woolverton
Title: Chief Executive Officer

Exhibit A

Form of Amended and Restated Certificate of Incorporation

[Attached.]

Exhibit A